As filed with the U.S. Securities and Exchange Commission on April 2, 2021

Registration No. 333-254064

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 to

FORM S-1
Registration statement under the Securities Act of 1933

MECHANICAL TECHNOLOGY, INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada	3829	14-1462255
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

325 Washington Avenue Extension
Albany, NY 12205
(518) 218-2550
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Toporek

Chief Executive Officer

Mechanical Technology, Incorporated

325 Washington Avenue Extension

Albany, NY 12206

(518) 218-2550
(Name, address, including zip code, and telephone number, including area code, of agent service)

Copy to:

David E. Danovitch, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 212-660-3000	Lou Taubman, Esq. Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022 212-530-2210

Approximate date of commencement of proposed sale to the public: As soon as possible after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)
Common stock, par value $0.001 per share	$17,250,000	$1,881.97
Common Warrants to purchase shares of common stock(3)	—	—
Common stock, par value $0.001 per share, underlying common warrants(4)	$5,735,625	$625.75
Underwriters’ Warrants to purchase shares of common stock, par value $0.001 per share(3)(5)	—	—
Common stock, par value $0.001 per share, underlying Underwriters’ Warrants(4)	$948,750	$103.50
Total	$23,934,375	$2,611.22	(6)

(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on an estimate of the proposed maximum aggregate offering price of all securities being registered.

(2)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers such indeterminate number of additional shares of the registrant’s common stock, par value $0.001 per share, issued to prevent dilution resulting from stock splits, stock dividends or similar events. No additional consideration will be received for such additional number of shares of common stock, and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act. This registration statement covers the offering price of additional securities that the underwriters have the option to purchase.

(3)	No separate registration fee is required pursuant to Rule 457(g) or Rule 457(i) under the Securities Act.

(4)	As estimated solely for the purpose of calculating the registration statement fee pursuant to Rule 457(g) under the Securities Act. The common warrants are exercisable for up to the number of shares of common stock equal to 25% of the aggregate number of shares of common stock sold in this offering at a per share price equal to 133% of the public offering price per share.

(5)	As estimated solely for the purpose of calculating the registration statement fee pursuant to Rule 457(g) under the Securities Act. The Underwriters’ Warrants are exercisable for up to the number of shares of common stock equal to 5% of the aggregate number of shares of common stock sold in this offering at a per share price equal to 110% of the combined public offering price.

(6)	A fee of $1,323.65 was previously paid.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this registration statement will become effective on such date as the Securities and Exchange Commission, in accordance with Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED April 2, 2021

PRELIMINARY PROSPECTUS

MECHANICAL TECHNOLOGY, INCORPORATED

1,250,000 Shares of Common Stock

Common Warrants to Purchase up to 312,500 Shares of Common Stock

This is a firm commitment public offering (this “offering”) by Mechanical Technology, Incorporated (the “Company”, “we”, “us” or “our”) of 1,250,000 shares of our common stock, par value $0.001 per share (the “common stock”), together with a number of common warrants (the “Common Warrants”) to purchase up to an aggregate of 312,500 shares of common stock (and the shares of common stock that are issuable from time to time upon exercise of the Common Warrants) at an assumed combined public offering price of $12.00 per share, which is the last reported sale price of our common stock on the Nasdaq Capital Market (“Nasdaq”) on March 31, 2021. The Common Warrants are exercisable for a period of five years from the closing of this offering at an exercise price of $[●] per share (which is equal to 133% of the combined public offering price of each one share of common stock and one accompanying Common Warrant in this offering). The actual combined public offering price of each one share of common stock and accompanying Common Warrant will be determined between us and the underwriters at the time of pricing and may be at a discount to the current market price of our common stock. Therefore, the assumed combined public offering price of each one share of common stock and accompanying Common Warrant used throughout this prospectus may not be indicative of the final combined public offering price.

Such numbers and prices above and used elsewhere in this prospectus, reflect the uplisting of our common stock to Nasdaq and the commencement of trading of our shares of common stock on Nasdaq on March 23, 2021.

Our common stock is listed on Nasdaq under the symbol “MKTY.” On March 31, 2021, the last reported sale price of our common stock on Nasdaq was $12.00 per share.  There is no established trading market for the Common Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Common Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Common Warrants will be limited.

Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus.

	Per Share and Accompanying Common Warrant	Total
Public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds to us before expenses (2)	$	$

(1)	We have also agreed to issue warrants to purchase shares of our common stock to the underwriters in this offering (the Underwriters’ Warrants”) and to reimburse the underwriters for certain expenses. See “Underwriting” for additional information regarding total underwriter compensation.

(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the: (i) over-allotment option (if any) we have granted to the underwriter as described below, (ii) the Common Warrants or (iii) the warrants being issued to the underwriter in this offering.

i

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all the shares of common stock and accompanying Common Warrants offered by this prospectus if any such shares of common stock and accompanying Common Warrants are taken.

We have also granted the underwriters an over-allotment option, exercisable for 45 days from the date of closing of this offering, to purchase up to an additional 187,500 shares of common stock (representing 15% of the number of shares of common stock and Common Warrants sold in this offering) and accompanying Common Warrants to purchase up to 46,875 shares of common stock (representing 15% of the number of shares of common stock underlying the Common Warrants sold in this offering) on the same terms and conditions set forth above.  If such over-allotment option is fully exercised, the Company will receive an additional $2,070,000 of net proceeds, after deducting underwriting discounts to the underwriters, but before expenses. The underwriters are not required to take or pay for the shares of common stock and accompanying Common Warrants covered by such over-allotment option to purchase such additional shares of common stock and accompanying Common Warrants.

We will deliver the securities being issued to purchasers upon closing and receipt of investor funds for the purchase of the shares offered pursuant to this prospectus. The underwriters expect to deliver the Company’s securities to the purchasers in this offering on or before ___________ ___, 2021.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Book-Running Manager

The date of this prospectus is ___________ ____, 2021

ii

iii

ABOUT THIS PROSPECTUS

The registration statement on Form S-1, of which this prospectus forms a part and that we have filed with the Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the underwriters are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the underwriters have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus and any free writing prospectus related to this Offering are required to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

Unless the context otherwise requires, the terms “MTI,” the “Company,” “we,” “us” and “our” refer to Mechanical Technology, Incorporated, “MTI Instruments” refers to MTI Instruments, Inc. and “EcoChain” refers to EcoChain, Inc. Other trademarks, trade names, and service marks used in this prospectus are the property of their respective owners.

This prospectus includes industry and market data and other information, which we have obtained from, or is based upon, market research, independent industry publications or other publicly available information. Although we believe each such source to have been reliable as of its respective date, we have not independently verified the information contained in such sources. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and elsewhere in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus constitute forward-looking statements within the meaning of applicable securities laws. All statements contained in this registration statement that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “continue”, “expect”, “estimate”, “intend”, “may”, “plan”, “will”, “shall” and other similar expressions are generally intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All forward-looking statements are based on our beliefs and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but on management’s expectations regarding future growth, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. Forward-looking statements involve significant known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those implied by forward-looking statements. These factors should be considered carefully and prospective investors should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this registration statement or incorporated by reference herein are based upon what management believes to be reasonable assumptions, there is no assurance that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this registration statement or as of the date specified in the documents incorporated by reference herein, as the case may be. Important factors that could cause such differences include, but are not limited to:

●	sales revenue growth may not be achieved or maintained;

●	the dependence of our business on a small number of customers and potential loss of government contracts - particularly in light of potential cuts that may be imposed as a result of U.S. government budget appropriations;

●	our lack of long-term purchase commitments from our customers and the ability of our customers to cancel, reduce, or delay orders for our products;

●	our inability to build and maintain relationships with our customers;

●	our inability to develop and utilize new technologies that address the needs of our customers;

●	our inability to retain existing or obtain new credit facilities;

●	the cyclical nature of the electronics and military industries;

●	the uncertainty of the U.S. and global economy, particularly in light of the COVID-19 pandemic;

●	the impact of future exchange rate fluctuations;

●	failure of our strategic alliances to achieve their objectives or perform as contemplated and the risk of cancellation or early termination of such alliance by either party;

●	the loss of services of one or more of our key employees or the inability to hire, train, and retain key personnel;

●	risks related to protection and infringement of intellectual property;

●	our occasional dependence on sole suppliers or a limited group of suppliers;

●	our ability to generate income to realize the tax benefit of our historical net operating losses;

●	risks related to the limitation of the use, for tax purposes, of our net historical operating losses in the event of certain ownership changes;

●	EcoChain’s development efforts with respect to its current cryptocurrency mining facility may not lead to construction of additional operational cryptocurrency mines;

●	even if EcoChain’s development of an operational cryptocurrency mine is successful, it still may not achieve profitability in our expected timeframe or at all depending on numerous uncertainties, including the costs of operation, the future price of cryptocurrencies and fluctuations in such prices, government and quasi-government regulation of cryptocurrencies and their use, restrictions on or regulation of access to and operation of blockchain networks or similar systems, and the availability and popularity of other forms or methods of buying and selling goods and services, including government-backed cryptocurrencies;

●	general economic conditions;

●	risks related to scaling the EcoChain cryptocurrency business to a larger-scale cryptocurrency mining operation;

●	the general risk that the EcoChain business may not be successful;

●	uncertainty regarding EcoChain’s ability to consistently monetize cryptocurrency;

●	fluctuating valuations of cryptocurrency; and

●	other risks discussed in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. You should not place undue reliance on forward-looking statements contained in this prospectus.

We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws.

EXPLANATORY NOTE REGARDING REDOMESTICATION

The board of directors of the Company (the “Board”) adopted resolutions authorizing the re-domicile of the Company’s state of incorporation from New York to Nevada (the “Redomestication”), which was approved by the Company’s shareholders at a Special Meeting of Shareholders on March 25, 2021. Pursuant to a merger transaction in which the Company was merged into a newly-formed Nevada corporation (the “Merger”), the Company consummated the Redomestication from New York to Nevada, effective as of March 29, 2021. The Company, which is now a corporation organized under the laws of the State of Nevada, continued as the surviving entity of the Merger, succeeding to and assuming all rights and obligations of the Company, in accordance with Nevada law. Also, effective upon the Redomestication, each outstanding share of Company’s common stock was converted into one share of common stock of the Nevada corporation. The shares of the New York corporation, as a result of the Merger, were automatically cancelled and retired, are no longer outstanding, and cease to exist.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and the financial statements and related notes included herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

Business Summary

Mechanical Technology, Incorporated, a Nevada corporation, (“MTI”, “we”, “us”, “our”, or the “Company”), was incorporated on March 24, 2021 and is the successor corporation to Mechanical Technology, Inc., which was incorporated in the State of New York in 1961, as a result of a merger which became effective on March 29, 2021. MTI is a developer and manufacturer of energy efficient rotating machinery and instrumentation. Headquartered in Albany, New York, the Company has a rich history of technological experience in providing technical advances to support American industry and defense agencies, and in developing related proprietary products, including gas-lubricated bearings, sensors, compressors, steam turbines, high-efficiency engines and fuel cells for industrial equipment and hand-held devices.

Today, our core business segments are conducted through our wholly-owned subsidiaries MTI Instruments, Inc. (“MTI Instruments”), a New York corporation, and EcoChain, Inc. (“EcoChain”), a Delaware corporation.

MTI Instruments is a supplier of vibration measurement and system balancing solutions, precision linear displacement sensors, instruments and system solutions, and wafer inspection tools, serving markets that require (1) engine balancing and vibration analysis systems for both military and commercial aircraft, (2) the precise measurements and control of products and processes in automated manufacturing, assembly, and consistent operation of complex machinery, and (3) metrology tools for semiconductor and solar wafer characterization. We are continuously working on ways to increase our sales reach, including expanded worldwide sales coverage and enhanced internet marketing.

EcoChain is our second core business, and is a wholly-owned subsidiary incorporated in January 2020 that engages in cryptocurrency mining, a process by which we verify transactions between cryptocurrency users and cause them to be added to the blockchain public ledger. In this regard, the Company also invested in Soluna Technologies, Ltd. (“Soluna”), a Canadian company that develops vertically-integrated, utility-scale computing facilities focused on cryptocurrency mining and cutting-edge blockchain applications.

Recent Developments and Trends

For the year ended December 31, 2020, we recognized $595,000 of revenue generated from EcoChain’s cryptocurrency mining operations. Of this amount, $369,000 was earned in the fourth quarter of 2020 (of which $60,000 was earned in October, $99,000 was earned in November, and $210,000 was earned in December).

In response to the COVID-19 global pandemic, the Company has implemented procedures to support flexible working arrangements for its workforce based on business needs. While these measures have been necessary and appropriate, they may result in additional costs and may adversely impact the Company’s business and financial performance. As the Company’s response to the pandemic evolves, the Company may incur additional costs and will potentially experience adverse impacts to its business, each of which are uncertain at this time.

On January 14, 2021, EcoChain established a subsidiary, EcoChain Wind, LLC, a Nevada limited liability company, for the purpose of acquiring real property in the Southeastern United States for purposes of building cryptocurrency mining operations at a green data center (the “Facility”). EcoChain signed an agreement, dated January 21, 2021, relating to the acquisition of this property, and closed the acquisition on March 4, 2021.

On February 22, 2021, EcoChain executed and entered into an Industrial Power Contract with a power providing cooperative pursuant to which EcoChain will be provided with electric power and energy for use in the Facility.  This agreement, and the electric power and energy to be provided to EcoChain, pursuant thereto, will commence upon the completion of the Facility, which is expected to occur on or around the third or fourth quarter of 2021, and will continue for an initial term of five (5) years, with automatic renewals unless EcoChain elects to sooner terminate. EcoChain has agreed to pay the provider for the electric power and energy provided in accordance with the applicable monthly rates, charges and provisions agreed to from time to time between the power provider and the Tennessee Valley Authority (“TVA”), which is subject to modification or adjustment, from time to time, as agreed to between the power provider and the TVA.

On February 23, 2021, the Board appointed William Hazelip as a member of the Board to fill an existing vacancy in the Board, effective February 23, 2021. Mr. Hazelip will serve with directors serving on the class of directors whose terms expire in 2023, and until the 2023 annual meeting of the Company’s shareholders, at which time, if nominated, he will stand for election for a three-year term until the third annual meeting of the Company’s shareholders following his election, or his earlier resignation, retirement, or other termination of service.

On February 24, 2021, the Board appointed Alykhan Madhavji as a member of the Board to fill an existing vacancy in the Board, effective February 24, 2021. Mr. Madhavji will serve with directors serving on the class of directors whose terms expire in 2022, and until the 2022 annual meeting of the Company’s shareholders, at which time, if nominated, he will stand for election for a three-year term until the third annual meeting of the Company’s shareholders following his election, or his earlier resignation, retirement, or other termination of service.

On March 23, 2021, EcoChain Block LLC, a new Nevada limited liability company, was formed, as a wholly-owned subsidiary of EcoChain (“EcoChain Block”) for the purposes of the Company’s proposed cryptocurrency mining operations at the new facility described below.

On March 25, 2021, we held a Special Meeting of Shareholders of the Company (the “Special Meeting”). At the Special Meeting our shareholders approved: (i) the Redomestication; (ii) an amendment (the “Amendment”) to the Company’s New York Articles of Incorporation to effect, in the discretion of the Board, a reverse stock split of the Company’s common stock at any time prior to the 2022 annual meeting of shareholders at a reverse split ratio in the range of between 1-for-2 and 1-for-10, which specific ratio will be determined by our Board (the “Reverse Stock Split”); and (iii) the adoption of the Company’s 2021 Stock Incentive Plan (the “2021 Plan”). The Company consummated the Redomestication, which became effective as of March 29, 2021, and the Company is currently domiciled in the State of Nevada. In connection with the same, the Company adopted its current Articles of Incorporation (“Articles of Incorporation”) and Bylaws (“Bylaws”). The Amendment will not be implemented and the Reverse Stock Split will not occur unless the Board determines that the Reverse Stock Split is necessary to satisfy the continued listing standards or requirements of Nasdaq or another national securities exchange and it is in the best interests of the Company and its shareholders to implement the Reverse Stock Split.

Company Structure and History

The Company was incorporated in Nevada on March 24, 2021, and is the successor to Mechanical Technology, Inc., which was incorporated in the State of New York in 1961, as a result of a merger which became effective on March 29, 2021. We are a developer and manufacturer of energy efficient rotating machinery and instrumentation. Headquartered in Albany, New York, the Company has a rich history of technological experience in providing technical advances to support American industry and defense agencies, and in developing related proprietary products, including gas-lubricated bearings, sensors, compressors, steam turbines, high-efficiency engines and fuel cells for industrial equipment and hand-held devices.

Today, the Company’s core businesses are conducted through MTI Instruments, Inc., a wholly-owned subsidiary of the Company incorporated in New York in 2000, which is engaged in the design, manufacture, and sale of vibration measurement and system balancing solutions, precision linear displacement sensors, instruments and system solutions, and wafer inspection tools, and EcoChain, Inc., a Delaware corporation and wholly-owned subsidiary of the Company incorporated in January 2020 (“EcoChain”), which is engaged in cryptocurrency mining powered by renewable energy. Related to this new core business, we also made a strategic investment and hold equity in Soluna Technologies, Ltd. (“Soluna”), a Canadian company that develops vertically-integrated, utility-scale computing facilities focused on cryptocurrency mining and cutting-edge blockchain applications, as further discussed below.

Our website is http://www.mechtech.com. Information contained on our website does not constitute part of and is not incorporated into this prospectus.

The current corporate organizational structure of MTI appears below.

*EcoChain Block LLC is currently a non-operating company formed in connection with the prospective expansion of our cryptocurrency mining facilities.

Risk Factors Summary

In evaluating the Company, its business and any investment in the Company, readers should carefully consider the following factors:

Risks relating to the COVID-19 pandemic and global economic uncertainty

●	Adverse changes in economic or other market conditions in the United States, including risks resulting from the continuing impact of COVID-19, could have a material adverse effect on our business and results of operations and curtail our ability to raise financing.

●	The long-term effects of the coronavirus pandemic, or the impacts of any future pandemics or other health crises, are unknown and may adversely affect our business, results of operations, financial condition, liquidity and cash flow.

General corporate business considerations

●	We may be unable to achieve or maintain sales revenue growth.

●	Our business depends on a small number of customers, including the U.S. Air Force, and many of them are in industries of a cyclical nature.

●	We do not have long-term purchase commitments from our customers, and our customers are also able to cancel, reduce, or delay orders for our products.

●	Our operating results may experience significant fluctuations.

●	We may not be able to keep pace with technological innovations, and our efforts may not result in commercial success and/or may result in delays in development.

●	Many of our existing and target customers are in industries of a cyclical nature.

●	We rely on the ability to secure funding via our credit facility to accept large orders from certain customers.

●	Our confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information, which could limit our ability to compete.

●	We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price to suffer.

●	We rely on highly skilled personnel and the continuing efforts of our executive officers and, if we are unable to retain, motivate or hire qualified personnel, our business may be severely disrupted.

●	We may not be successful in locating appropriate acquisition targets or in integrating any acquired companies into our businesses.

●	Brookstone’s ownership of the outstanding shares of our common stock gives it a controlling interest in the Company, and it may acquire interests and positions that could present potential conflicts with our and our shareholders’ interests.

●	Insiders continue to have substantial control over the Company.

●	Our Rights Plan may limit the rights of our shareholders and decrease the trading price of our common stock; our CEO’s role as Managing General Partner of Brookstone could provide Brookstone with further control in the event our Rights Plan is instituted.

●	We may incur losses and liabilities in the course of business which could prove costly to defend or resolve, or we may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from selling our products, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages, enforcement actions and injunctive relief.

●	If we are unable to protect our information systems against service interruption or failure, misappropriation of data or breaches of security, our operations could be disrupted, we could be subject to costly government enforcement actions and private litigation and our reputation may be damaged.

●	The Company may not pay dividends on its common stock.

●	Our financial controls and procedures may not be sufficient to accurately or timely report our financial condition or results of operations.

●	Under the smaller reporting company rules we are subject to scaled disclosure requirements that may make it more challenging for investors to analyze our results.

●	Our risk management process may not identify all risks that we are subject to and will not eliminate all risk.

●	We may not be able to utilize our net operating loss carry forwards.

●	MTI Instruments’ business operations, financial performance and liquidity are occasionally reliant on a single supplier or vendor or a limited group of suppliers and vendors.

●	Changes in the U.S. tax and other laws and regulations may adversely affect our business.

●	The Company’s officers and directors are indemnified against certain conduct that may prove costly to defend.

●	We are subject to complex environmental, health and safety laws and regulations.

Risks related to the EcoChain business and cryptocurrency

●	Security breaches could result in a loss of our cryptocurrencies.

●	EcoChain has a limited operating history and we may not recognize any operating income from the EcoChain line of business in the future.

●	Prices and valuations of cryptocurrencies are extremely volatile.

●	EcoChain’s cryptocurrency mining operating costs have historically outpaced our mining revenues, which - were it to occur again - could harm our business or increase losses.

●	EcoChain has an evolving business model which is subject to various uncertainties.

●	EcoChain may not be able to continue to develop its technology, expand its mining operations or otherwise compete with other companies.

●	We may be unable to obtain additional funding to scale the EcoChain cryptocurrency business to a larger-scale cryptocurrency mining operation.

●	Regulatory changes or actions may alter the nature of an investment in us or restrict the use of cryptocurrencies in a manner that adversely affects our business, prospects or operations.

●	Governmental regulation of cryptocurrencies may affect our profitability.

●	The properties included in our mining network may experience damages, including damages that are not covered by insurance.

●	Reliance on Soluna to operate mining machines may cause delays in production and mining, and reliance on a third-party mining pool service provider for our mining revenue payouts may have a negative impact on our operations.

●	We face risk of failure of our strategic alliances to achieve their objectives or perform as contemplated and the risk of cancellation or early termination of such alliance by either party.

Risks related to this Offering

●	Because of volatility in the stock market in general, the market price of our common stock will also likely be volatile.

●	The market price of our common stock may not remain high enough to comply with Nasdaq’s minimum listing requirements or continued listing requirements during our first year on Nasdaq.

●	If we cannot comply with the continued listing requirements or standards of Nasdaq, Nasdaq could delist our common stock.

●	Compliance with public reporting requirements will affect the Company’s financial resources.

●	If we cannot continue to maintain compliance with Nasdaq’s listing standards, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock.

●	We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

●	Upon exercise of our outstanding options and the vesting of restricted stock units, we will be obligated to issue a substantial number of additional shares of common stock which will dilute our present shareholders.

●	Raising additional funds through debt or equity financing could be dilutive and may cause the market price of our common stock to decline.

Please see “Risk Factors” beginning on page 12 for more details.

Corporate Information

Our principal executive offices are located at 325 Washington Avenue Extension, Albany, New York 12205, and our telephone number is (518) 218-2550. Our website is http://www.mechtech.com. Information contained on our website does not constitute part of and is not incorporated into this prospectus.

THE OFFERING

Issuer	Mechanical Technology, Incorporated

Shares of common stock offered by us	1,250,000 shares (not including any shares issuable upon exercise by the underwriters of their over-allotment option).

Common Warrants offered by us	We are also offering Common Warrants to purchase up to 312,500 shares of common stock (not including any shares issuable upon exercise of Common Warrants issuable upon exercise by the underwriters of their over-allotment option). Each share of common stock is being offered with one warrant to purchase .25 of one share of common stock. Each whole share exercisable pursuant to the Common Warrants will have an exercise price per share equal to US$[●] (or 133% of the combined public offering price of each one share of common stock and accompanying Common Warrant sold in this offering), will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. Common Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the Common Warrants. As a result, you must purchase warrants in multiples of four in order to obtain full value from the fractional interest. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Common Warrants.

Shares of common stock outstanding prior to this Offering	9,876,857 shares

Shares of common stock outstanding immediately after this Offering	11,126,857 shares, assuming the sale of all 1,250,000 of our shares of common stock at an assumed combined public offering price of $12.00 per share, which is the last reported sale price of our common stock on Nasdaq on March 31, 2021, no exercise of the over-allotment option and no exercise of the Common Warrants or the Underwriters’ Warrants.

Over-allotment option	We have granted a 45-day option to the underwriters to purchase up to 187,500 additional shares of common stock (representing 15% of the number of the shares of common stock sold in this offering) and Common Warrants to purchase up to 46,875 shares of common stock (representing 15% of the number of the shares of common stock underlying the Common Warrants sold in this offering) at an assumed combined public offering price of $12.00, less underwriting discounts payable by us, solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts payable by us will be $1,207,500 and the total proceeds to us, before expenses, will be $16,042,500.

Underwriters’ warrants	The registration statement of which this prospectus is a part also registers for sale up to 71,875 shares of our common stock issuable upon exercise of the Underwriters’ Warrants (equal to 5% of the number of shares of common stock sold in this offering, assuming full exercise of the over-allotment option), as a portion of the underwriting compensation payable to the underwriters in connection with this offering. Such warrants will be exercisable for a five-year period commencing 180 days following the commencement of sales of the securities registered on the registration statement of which this prospectus is a part, at an exercise price of $[●] per share (equal to 110% of the combined public offering price of each one share of common stock and accompanying Common Warrant in this offering). Please see “Underwriting — Underwriters’ Warrants” for a description of these warrants.

Listing	Our common stock is listed on the Nasdaq under the symbol “MKTY.” There is no established public trading market for the Common Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Common Warrants will be limited.

Use of proceeds

We estimate that we will receive net proceeds, after deducting estimated underwriting discounts and estimated expenses payable by us, of $13,353,639 from this Offering, assuming no exercise of the underwriters’ over-allotment option, the Common Warrants or the Underwriters’ Warrants offered hereby, and $15,423,639, assuming full exercise of the over-allotment option, but no exercise of the Common Warrants or the Underwriters’ Warrants offered hereby.

We intend to use the net proceeds of this Offering for the acquisition, development and growth of data centers, including cryptocurrency mining processors, other computer processing equipment, data storage, electrical infrastructure, software and real property (i.e. land and buildings) and business, product line or asset acquisitions related to MTI Instruments.  We may also use a portion of the net proceeds to make payments in an estimated amount of $289,000 for directors and officers liability insurance premiums, and for working capital and general corporate purposes, which include, but are not limited to, operating expenses. See “Use of Proceeds” on page 29 for more information.

Reverse Stock Split	Our Board adopted resolutions, which resolutions were approved by our shareholders at a special meeting of shareholders on March 25, 2021, authorizing the Board at any time prior to the 2022 annual meeting of shareholders to effect a reverse split of our outstanding shares of common stock at a specific whole number ratio within a range from 1-for-2 to 1-for-10, and also granted authorization to our Board to determine, in its sole discretion, the specific ratio and timing of such reverse stock split. Although our shares of common stock were accepted for listing on Nasdaq, commencing on March 23, 2021, without any need for our Board to effect a reverse stock split, the Board may, at any time prior to the 2022 annual meeting of stockholders, effect a reverse stock split, if required for us to remain in compliance with the continued listing requirements of Nasdaq.

Transfer Agent and Registrar	American Stock Transfer & Trust Company, LLC

Risk factors	Investing in our securities involves a high degree of risk. As an investor you should be prepared to lose your entire investment See “Risk Factors” beginning on page 12.

Unless otherwise indicated, all information in this Offering section assumes no exercise of (i) the underwriters’ over-allotment option, (ii) the Common Warrants or (iii) the warrants issued to the underwriters in this offering, and an assumed public offering price per share of $12.00, which is the last reported sale price of our common stock on Nasdaq on March 31, 2021.

The above discussion is based on 9,876,857 shares of common stock outstanding as of March 31, 2021, which number includes 45,000 shares of restricted stock granted under the 2021 Stock Incentive Plan, none of which shares which are vested as of March 31, 2021.

The above discussion excludes (i) 351,500 shares of common stock underlying outstanding options as of March 31, 2021, having a weighted average exercise price of $1.76, (ii) 15,000 restricted stock units granted under the Company’s 2021 Stock Incentive Plan none of which have vested as of March 31, 2021, and (iii) 1,015,493 shares of common stock held in treasury.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables present our summary consolidated financial and other data as of and for the periods indicated. The summary consolidated statements of operations data for the fiscal years ended December 31, 2020 and December 31, 2019, and the summary consolidated balance sheet data as of December 31, 2020 and December 31, 2019, are derived from our audited financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 2020 and 2019 and the summary consolidated balance sheet data as of December 31, 2020, are derived from our audited condensed consolidated financial statements included elsewhere in this prospectus.

The summarized financial information presented below is derived from and should be read in conjunction with our audited consolidated financial statements including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results.

	(Dollars in thousands) For the Years Ended December 31,
	2020	2019
Consolidated Balance Sheets Data:
Cash	$2,630	$2,510
Total current assets	4,779	4,235
Total assets	8,647	5,751
Total current liabilities	1,637	1,142
Total liabilities	2,731	1,918
Total stockholders’ equity	5,916	3,833

	(Dollars in thousands) For the Years Ended
	December 31,
	2020	2019
Statement of Operations:
Revenue	$9,599	$6,571
Net Income	1,946	323

RISK FACTORS

An investment in our securities involves certain risks relating to our structure and investment objective. The risks set forth below are the risks we have identified and which we currently deem material or predictable. We also may face additional risks and uncertainties not currently known to us, or which as of the date of this registration statement we might not consider significant, which may adversely affect our business. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the price of our common stock could decline, and you may lose all or part of your investment.

In evaluating the Company, its business and any investment in the Company, readers should carefully consider the following factors:

Risks Relating to the COVID-19 Pandemic and Global Economic Uncertainty

Adverse changes in economic or other market conditions in the United States and globally may have serious implications for the growth and stability of our business and could otherwise adversely affect our business, results of operations and financial condition.

Adverse changes to and uncertainty in the global economy, particularly in light of the impacts of COVID-19 and a potential global recession resulting therefrom, may lead to decreased demand for our products, revenue fluctuations, and increased price competition for our products, and may increase the risk of excess and obsolete inventories and higher overhead costs as a percentage of revenue. It could also result in a decline in forecasts, which could adversely affect our sales in future periods. Additionally, the financial strength of our customers and suppliers and their ability to obtain and rely on credit financing may affect their ability to fulfill their obligations to us and have an adverse effect on our financial results.

Revenue growth and continued profitability of our business will depend significantly on the overall demand for test and measurement instrumentations in key markets including research and development, automotive, semiconductor, cryptocurrencies and electronics. The U.S. and global economy has been historically cyclical and market conditions continue to be challenging, which has resulted in individuals and companies delaying or reducing expenditures. Although recent trends point to continuing improvements, there is still lingering volatility and uncertainty. A change or disruption in the global financial markets for any reason may cause consumers, businesses and governments to defer purchases in response to tighter credit, decreased cash availability and declining consumer confidence. Accordingly, demand for our products could decrease and differ materially from their current expectations. Further, some of our customers may require substantial financing in order to fund their operations and make purchases from us. The inability of these customers to obtain sufficient credit to finance purchases of our products and meet their payment obligations to us or possible insolvencies of our customers could result in decreased customer demand, an impaired ability for us to collect on outstanding accounts receivable, significant delays in accounts receivable payments, and significant write-offs of accounts receivable, each of which could adversely impact our financial results.

The long-term effects of the coronavirus pandemic, or the impacts of any future pandemics or other health crises, are unknown and may adversely affect our business, results of operations, financial condition, liquidity and cash flow.

Our overall performance generally depends upon domestic and worldwide economic and political conditions. The global spread of COVID-19 has created volatility, uncertainty, and economic disruption. The pandemic has caused and may continue to cause a slowdown in worldwide economic activity, decreased demand for products and services, and disruptions to global supply chains and financial markets.

While the COVID-19 pandemic, and the changes to our operations necessitated by governmental and societal actions to contain it, including social distancing and the closing and/or limits on the business operations, required us to make certain changes to the way we conduct our business and operations during the last 12 months, we have been fortunate that, to date, the pandemic has had a limited impact on our supply chains, distribution systems, and ability to continue to conduct our business and operations. We cannot, however, predict the longer-term impacts of the pandemic, or future health emergencies, on our business, operations, revenues, results of operations, or financial condition. The ultimate extent of the impact of the current coronavirus pandemic, or any future epidemic, pandemic, or other outbreak, will depend on future developments, including how fast effective (or with respect to the current pandemic, additional) vaccines and treatments are developed, the length of time before such vaccines are sufficiently distributed (both in the United States and worldwide), new or continued government actions in response, including with respect to successive waves or variants of the virus (as well as the extent to which such variants are more contagious and/or lethal), the extent to which then-current vaccines and treatments are less effective against any such variants, and whether delays in such vaccinations allow vaccine-resistant variants to develop and spread, all of which will impact the current or any future pandemic’s or similar outbreak’s ultimate duration and severity as well as and how fast the economy recovers afterwards. Actions we took to mitigate the impact of the current pandemic may not be successful if the pandemic continues for a longer period than expected or in future pandemics or similar emergencies. For example, beginning in March 2020 we replaced our in-person sales meetings with meetings held by videoconference, telephone calls, webinars, and additional informational website content geared towards addressing our customers’ questions and concerns for both domestic and overseas customers. Nevertheless, we believe that our inability to hold in-person meetings, while not significant, did have a negative impact on our product sales over the last 12 months, and our efforts to mitigate the effects of the pandemic restrictions on our sales model may not be a viable alternative to in-person meetings on a longer-term basis or during any future health or other emergency that engender similar restrictions.

Further, the long-term social and economic impact of the pandemic, or the acceleration of pre-existing trends as a result thereof, are still uncertain. It is also unknowable what impacts future pandemics or health emergencies may bring. In either case, any such developments could materially and adversely affect our customer base or the demand for our products, which would have a negative effect on our business, prospects, results of operations, and financial condition, all of which could have a negative effect on the market price of our common stock.

General Corporate Business Considerations

We may be unable to achieve or maintain sales revenue growth.

Even if we succeed in continuing to improve and expand our business lines, we may never achieve sufficient sales revenue to achieve or maintain profitability. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

Our business depends on a small number of customers including the U.S. Air Force.

Historically, we have had a small number of customers representing a large percentage of our total revenue. Although we endeavor to maintain and further expand our customer base, we expect that sales to a limited number of customers will continue to account for a high percentage of our revenues in any given period for the foreseeable future, and the loss of even just a couple of customers, or a significant reduction in sales to our existing customer base, could have a material adverse effect on our business. In addition, our revenues are largely dependent upon the ability of our customers to continue to grow or need services or to develop and sell products that incorporate our services and products. We also depend on purchases by the U.S. Air Force for a significant portion of our revenues and the loss of the U.S. Air Force as a customer or a delay or decline in funding of our existing or future contracts with them, particularly in light of the potential for declines in military spending that may accompany the new Presidential administration, could decrease our backlog or adversely affect our business and prospects, sales, cash flows, and our ability to fund our continued product development and growth.

We do not have long-term purchase commitments from our customers, and our customers are also able to cancel, reduce, or delay orders for our products.

We generally do not obtain firm, long-term purchase commitments from our customers, and frequently do not have visibility as to their future demand for our products and services. Customers also cancel, change or delay design, production or aftermarket service quantities and schedules, or fail to meet their forecasts for a number of reasons beyond our control. Customer expectations can also change rapidly, requiring us to take on additional commitments or risks, and requiring that we provide rapid product turnaround and respond to short lead times. A variety of conditions, both specific to individual customers and generally affecting the demand for OEMs’ products, may cause customers to cancel, reduce, or delay orders. Conversely, if our customers unexpectedly and significantly increase product orders, we may be required to rapidly increase production, which could strain our resources and reduce our margins. We typically plan production and inventory levels based on internal forecasts of customer demand, which can be highly unpredictable and can fluctuate substantially, leading to excess inventory write-downs and resulting negative impacts on gross margin and net income. Additionally, and as a result, our revenues may be volatile from period to period or we may not achieve the anticipated revenues from these efforts, or these efforts may result in non-recoverable costs.

Our operating results may experience significant fluctuations.

In addition to the variability resulting from the short-term nature of our customers’ commitments, other factors contribute to significant periodic fluctuations in our results of operations. These factors include:

●	the cyclicality of the markets we serve;
●	the timing and size of orders;
●	the volume of orders relative to our capacity;
●	product introductions and market acceptance of new products or new generations of products;
●	evolution in the life cycles of our customers’ products;
●	timing of expenses in anticipation of future orders;
●	changes in product mix;
●	availability of manufacturing and assembly services;
●	changes in cost and availability of labor and components;
●	timely delivery of product solutions to customers;
●	pricing and availability of competitive products;
●	introduction of new technologies into the markets we serve;
●	pressures on reducing selling prices;
●	our success in serving new markets; and
●	changes in economic conditions.

The price of our common stock could decline substantially in the event that any of these risks result in our financial performance being below the expectations of analysts and investors, which are based on historical and predictive models that are not necessarily accurate representations of the future.

We may not be able to keep pace with technological innovations or develop new product solutions in a timely manner.

The electronic, semiconductor, solar, automotive, cryptocurrency mining and general industrial segments are subject to constant technological change. Our future success will depend on our ability to respond appropriately to changing technologies and changes in product function and quality. If we rely on products and technologies that are not attractive to end users, we may not be successful in capturing or retaining market share. Technological advances, the introduction of new products, and new design techniques could adversely affect our business prospects unless we are able to adapt to the changing conditions. Technological advances could render our products obsolete, and we may not be able to respond effectively to the technological requirements of evolving markets. As a result, we will be required to expend substantial funds for and commit significant resources to:

●	continue research and development activities on all product lines;
●	hire additional engineering and other technical personnel; and
●	purchase advanced design tools and test equipment.

Our business could be harmed if we are unable to develop and utilize new technologies that address the needs of our customers, or our competitors do so more effectively than we do.

Our efforts to develop new technologies may not result in commercial success and/or may result in delays in development, which could cause a decline in our revenue and could harm our business.

Our research and development efforts with respect to our products and technologies may not result in customer or market acceptance. Some or all of those products and technologies may not successfully make the transition from the research and development lab to cost-effective production as a result of technology problems, competitive cost issues, yield problems, and other factors. Even when we successfully complete a research and development effort with respect to a particular product or technology, our customers may decide not to introduce or may discontinue products utilizing the product or technology for a variety of reasons, including the following:

●	difficulties with other suppliers of components for the products;
●	superior technologies developed by our competitors and unfavorable comparisons of our solutions with these technologies;
●	price considerations; and
●	lack of anticipated or actual market demand for the products.

The nature of our business will require us to make continuing investments to develop new products and technologies. Significant expenses relating to one or more new products or technologies that ultimately prove to be unsuccessful for any reason could have a material adverse effect on us. In addition, any investments or acquisitions made to enhance our products and technologies may prove to be unsuccessful. If our efforts are unsuccessful, our business could be harmed. Moreover, when we announce our development of new products, sales of current products may decrease as customers delay making purchases until such new products are available, which could adversely affect our business, revenues, and results of operations.

The cyclical nature of the industries of many of our existing and target customers may result in fluctuations in our operating results.

Demand for our products and services in our target markets is cyclical, and revenues from the sale of our products and services can vary significantly from one period to the next as a result. We may sell a significant amount of our products to one or a few customers for various short term projects in one period, and then have markedly decreased sales in following periods as these projects end or customers have the products they require for the foreseeable future.

The electronics and military industries in particular have experienced significant economic downturns at various times. These downturns are characterized by diminished product demand, accelerated erosion of average selling prices, and production overcapacity. We may seek to reduce our exposure to industry downturns by providing design and production services for leading companies in rapidly expanding industry segments. We may, however, experience substantial period-to-period fluctuations in future operating results because of general industry conditions or events occurring in the general economy.

International sales risks could adversely affect our operating results. Furthermore, our operating results could be adversely affected by changes to U.S. policy and fluctuations in the value of the U.S. dollar against foreign currencies.

Sales outside of the United States accounted for approximately 25.9% of our total revenue in 2020 and 35.3% of our total revenue in 2019. Our international business may be adversely affected by changing political and economic conditions in foreign countries. Having a worldwide distribution network for our products exposes us to various economic, political, and other risks that could adversely affect our operations and operating results, including the following:

●	export restrictions and controls relating to technology;
●	the burdens and costs of compliance with a variety of existing and new foreign regulatory requirements and laws, including the General Data Protection Regulation (GDPR) in the European Union and similar laws in other jurisdictions, and unexpected changes in such regulatory requirements;
●	laws and business practices favoring local companies, including tariffs imposed by other countries on U.S. goods;
●	timing to meet regulatory requirements;
●	developments with respect to and any impact of tariffs and other trade barrier restrictions;
●	longer payment cycles and greater difficulty in enforcing agreements and collecting receivables through foreign legal systems;
●	potentially reduced protection for, and difficulties in enforcing, intellectual property rights; and
●	political or economic instability in certain parts of the world.

These risks or any combination of them could increase our costs, lengthen our sales cycle, and require significant management attention and could otherwise negatively affect our business, operating results, financial condition, and results of operations.

In addition, we transact our business in U.S. dollars and bill and collect our sales in U.S. dollars. Approximately 25.9% and 35.3% of our revenue was from customers located outside of the United States in 2020 and 2019, respectively. It is possible that U.S. policy changes and uncertainty about policy could increase market volatility and currency exchange rate fluctuations. Market volatility and currency exchange rate fluctuations could impact our results of operations and financial condition related to transactions denominated in a foreign currency. A weakening of the dollar could cause our overseas vendors to require renegotiation of either the prices or currency we pay for their goods and services. Similarly, a strengthening of the dollar could cause our products to be more expensive for our international customers, which could impact price and margins and/or cause the demand for our products, and thus our revenue, to decline.

In the future, customers may negotiate pricing and make payments in non-U.S. currencies. If our overseas vendors or customers require us to transact business in non-U.S. currencies, fluctuations in foreign currency exchange rates could affect our cost of goods, operating expenses, and operating margins and could result in exchange losses. In addition, currency devaluation can result in a loss to us if we hold deposits of that currency. Hedging foreign currencies can be difficult, especially if the currency is not freely traded. We cannot predict the impact that future exchange rate fluctuations may have on our operating results.

We rely on the ability to secure funding via our credit facility when accepting large orders from certain customers, and if we are not able to retain our existing credit facility or obtain new ones we may not be able to accept these large orders, and our business, revenues, and financial condition could suffer.

For some large customer orders, particularly if the customer requires unusually long payment terms, we may need to rely on funding from our credit facility to meet our ongoing funding needs because we may have to pay for the raw materials needed to manufacture the products for the customer before the customer pays us. While we had historically not needed to do this, the possibility following the placement of a large order in 2020 was the reason we arranged for a credit facility last year. If we are unable to maintain the credit facility or arrange a replacement facility on satisfactory terms and conditions, we may not be able to accept these types of customer orders, which could have a material adverse effect on our business, prospects, revenues, and results of operations, as well as our ability to continue to fund our operations including our product development and customer growth activities. We may also need to obtain a new credit facility to fund our planned expansion of EcoChain’s business. Our ability to maintain or replace our existing credit facility or obtain new or additional financing will depend on a variety of factors, many of which are beyond our control, and there can be no assurance that we will be able to do so in needed quantities, on terms favorable to us, or at all.

Our confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information, which could limit our ability to compete.

We rely on trademark and patent law, and trade secrets, to protect our proprietary technology and processes. However, a third party may copy or otherwise obtain and use our USPTO-registered or other proprietary information without our authorization, and trade secrets can be difficult to protect. Policing unauthorized use of our intellectual property and trade secrets is difficult, particularly in light of the global nature of the Internet and because the laws of other countries may afford us little or no effective protection of our intellectual property. Potentially expensive litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Additionally, we enter into confidentiality and intellectual property assignment agreements with our employees, consultants, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties confidential information developed by the party under such agreements or made known to the party by us during the course of the party’s relationship with us. However, these agreements may not be honored and enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time-consuming, and the outcome is unpredictable. Our failure to obtain and maintain trade secret protection could adversely affect our competitive position.

We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price to suffer.

If we lose the services of Michael Toporek, our Chief Executive Officer and a member of the Board, Jessica L Thomas, our Chief Financial Officer, David C. Michaels, our chairman of the Board, and/or certain key employees, we may not be able to find appropriate replacements on a timely basis, and our business could be adversely affected. We do not currently maintain key life insurance policies on these officers or key employees. Our existing operations and continued future development depend to a significant extent upon the performance and active participation of these individuals and certain key employees. We will be successful in retaining the services of these individuals, and if we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

We rely on highly skilled personnel and the continuing efforts of our executive officers and, if we are unable to retain, motivate or hire qualified personnel, our business may be severely disrupted.

Our performance largely depends on the talents, knowledge, skills, know-how and efforts of highly skilled individuals and in particular, the expertise held by our Chief Executive Officer, Michael Toporek. His absence, were it to occur, would materially and adversely impact development and implementation of our projects and businesses. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Our continued ability to compete effectively depends on our ability to attract, among others, new technology developers and to retain and motivate our existing contractors. If one or more of our executive officers or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers or other key personnel. In addition, if any of our executives or key personnel joins a competitor or forms a competing company, we may lose customers.

We may not be successful in locating appropriate acquisition targets or in integrating any acquired companies into our businesses, which could materially and adversely affect our financial condition and operating results.

Part of our strategy to grow our businesses involves the acquisition of other entities or businesses in the future that complement our current products, enhance our market coverage or technical capabilities, or offer growth opportunities. We may not be able, however, to identify and successfully negotiate suitable acquisitions, obtain any financing necessary for such acquisitions on satisfactory terms, or otherwise complete any such acquisitions. Further, any acquisition may require a significant amount of management’s time and financial resources to complete the acquisition and integrate the acquired business into our existing operations. Even with this investment of management time and financial resources, an acquisition may not produce the revenue, earnings, or business synergies anticipated. Acquisitions involve numerous other risks, including:

●	potential inability to successfully integrate acquired operations and products or to realize cost savings or other anticipated benefits from integration;
●	loss of key employees or customers of acquired companies;
●	difficulty of assimilating geographically dispersed operations and personnel of the acquired companies;
●	potential disruption of our business or the acquired business;
●	unanticipated expenses;
●	unanticipated difficulties in conforming business practices, policies, procedures, internal controls, and financial records of acquisitions with our own;
●	impairment of relationships with employees, customers, vendors, distributors, or business partners of either an acquired business or our own;
●	inability to accurately forecast the performance of recently-acquired businesses, resulting in unforeseen adverse effects on our operating results;
●	potential liabilities, including liabilities resulting from known or unknown compliance or legal issues, associated with an acquired business; and
●	adverse accounting impact to our results of operations.

Any such effects from acquisitions could be costly and place a significant strain on our management systems and resources.

We cannot offer any assurance that we will be able to identify, complete, or successfully integrate any suitable acquisitions. Even if successfully negotiated and closed, any acquisitions may not yield expected synergies, may not advance our business strategy as expected, may fall short of expected return-on-investment targets, or may not prove successful. Companies that we acquire may operate with different cost and margin structures, which could further cause fluctuations in our operating results and adversely affect our business, financial condition, and results of operations.

Brookstone’s ownership of the outstanding shares of our common stock gives it a controlling interest in the Company.

Brookstone Partners Acquisition, XXIV, LLC (“Brookstone”), owns approximately 38.0% of the Company’s outstanding shares of common stock (33.7% after the sale of all 1,250,000 shares of common stock sold in this offering, at an assumed combined public offering price of $12.00 per share, which is the last reported sale price of our common stock on Nasdaq on March 31, 2021), and no exercise by the underwriters of their over-allotment option or the exercise of the Common Warrants or the Underwriters’ Warrants, and has designated two directors that sit on our eight-member Board. Accordingly, Brookstone has the ability to exert a significant degree of influence or actual control over our management and affairs and, as a practical matter, will control corporate actions requiring shareholder approval, irrespective of how our other shareholders may vote, including the election of directors, amendments to our Articles of Incorporation and Bylaws, and the approval of mergers and other significant corporate transactions, including a sale of substantially all of our assets, and Brookstone may vote its shares in a manner that is adverse to the interests of our minority shareholders. This concentration of voting control could deprive our investors of an opportunity to receive a premium for their shares of our common stock as part of a sale of the Company. Further, Brookstone’s control position might adversely affect the market price of our common stock to the extent investors perceive disadvantages in owning shares of a company with a controlling shareholder.

Brookstone and its director designees may acquire interests and positions that could present potential conflicts with our and our shareholders’ interests.

Brookstone and its director designees may make investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Brookstone and its director designees may also pursue, for their own accounts, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities might not be available to us. As part of our sale of 3,750,000 shares of our common stock to Brookstone in October 2016 and as required by Brookstone as a condition to purchasing the shares, our Board renounced, to the extent permitted by applicable law, the Company’s expectancy with respect to being offered an opportunity to participate in any business opportunity that is discovered by or presented to a director designee (a “Business Opportunity”), whether in such director designee’s capacity as a director of the Company or otherwise. Accordingly, the interests of Brookstone and the designated directors with respect to a Business Opportunity may supersede ours, and Brookstone or its affiliates or the Brookstone-designated directors may be involved with businesses that compete with us and may pursue opportunities for the sole benefit of Brookstone and its affiliates without our involvement, for which we have limited recourse. Such actions on the part of Brookstone or its director designees could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, Michael Toporek, our CEO, serves as the Managing General Partner of Brookstone. As a result of the potential conflicts inherent in his serving in both roles, it is possible that Mr. Toporek could make decisions that benefit Brookstone at the expense of the Company.

Insiders continue to have substantial control over the Company.

As of March 31, 2021, the Company’s directors and executive officers hold the current right to vote approximately 43.7% of the Company’s outstanding voting stock. Of this total, 38.0% is owned or controlled by Brookstone, for which Michael Toporek, the Company’s CEO, also serves as Managing General Partner. Upon the sale of all 1,250,000 shares of common stock offered in this offering at an assumed combined public offering price of $12.00 per share, which is the last reported sale price of our common stock on Nasdaq on March 31, 2021, and no exercise by the underwriters of their over-allotment option or the exercise of the Common Warrants or the Underwriters’ Warrants by the underwriters, the Company’s directors and executive officers will hold the right to vote 38.8% of the Company’s outstanding voting stock, with 33.8% owned or controlled, directly by Mr. Toporek. In addition, the Company’s directors and executive officers have the right to acquire additional shares by exercising their respective grants under the Plans, which could increase their voting percentage significantly. As a result, Mr. Toporek acting alone, and/or many of the Company’s officers and directors acting together, may have the ability to exert significant control over the Company’s decisions and control the management and affairs of the Company, and also to determine the outcome of matters submitted to shareholders for approval, including the election or removal of a director, the removal of any officer and any merger, consolidation or sale of all or substantially all of the Company’s assets. Accordingly, this concentration of ownership may harm a future market price of the shares by:

●	Delaying, deferring or preventing a change in control of the Company;
●	Impeding a merger, consolidation, takeover or other business combination involving the Company; or
●	Discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

Our Rights Plan may limit the rights of our shareholders and decrease the trading price of our common stock; our CEO’s role as Managing General Partner of Brookstone could provide Brookstone with further control in the event our Rights Plan is instituted.

We have adopted a Section 382 Rights Agreement of the Company, dated October 6, 2016, as amended (“Rights Plan”), which contains provisions and terms that may delay, defer, or prevent a tender offer or change in control of the Company that a shareholder might consider to be in his, her, or its best interests, including attempts that might result in a premium being paid over the market price for our shares of common stock. The Company expects that such provisions and terms will operate to discourage extraordinary corporate transactions with respect to the Company, such as takeover bids, and will instead encourage any potential acquiror of the Company to first correspond with the Board. The Rights Plan is additionally intended to preserve the Company’s net operating loss carryforwards and to act as a deterrent to any person (together with all affiliates and associates of such person) acquiring beneficial ownership of 4.99% or more of outstanding shares of common stock of the Company without approval of the Board. Additionally, since our Chief Executive Officer is also the Managing General Partner of Brookstone, Brookstone could exert additional control over the Company, even with its minority equity interest held in the Company, in the event our Rights Plan is instituted.

We may incur losses and liabilities in the course of business which could prove costly to defend or resolve.

Companies that operate in one or more of the businesses that we operate face significant legal risks. There is a risk that we could become involved in litigation wherein an adverse result could have a material adverse effect on our business and our financial condition. There is a risk of litigation generally in conducting a commercial business. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We may incur significant legal expenses in defending against litigation.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from selling our products, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages and injunctive relief.

We may receive notices from third parties that the manufacture, use, or sale of any products we develop infringes upon one or more claims of their patents. Moreover, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, that may later result in issued patents that materially and adversely affect our business. Third parties could also assert infringement or misappropriation claims against us with respect to our future product offerings, if any. We cannot be certain that we have not infringed the intellectual property rights of any third parties. Any infringement or misappropriation claim could result in significant costs, substantial damages, and our inability to manufacture, market, or sell any of our product offerings that are found to infringe another person’s patent. Even if we were to prevail in any such action, the litigation could result in substantial cost and diversion of resources that could materially and adversely affect our business. If a court determined, or if we independently discovered, that our product offerings violated third-party proprietary rights, there can be no assurance that we would be able to re-engineer our product offerings to avoid those rights or obtain a license under those rights on commercially reasonable terms, if at all. As a result, we could be prohibited from selling products that are found to infringe upon the rights of others. Even if obtaining a license were feasible, it may be costly and time-consuming. A court could also enter orders that temporarily, preliminarily, or permanently enjoin us from making, using, selling, offering to sell, or importing our products that are found to infringe on third parties’ intellectual property rights, or could enter orders mandating that we undertake certain remedial actions. Further, a court could order us to pay compensatory damages for any such infringement, plus prejudgment interest, and could in addition treble the compensatory damages and award attorneys’ fees. Any such payments could materially and adversely affect our business and financial condition.

If we are unable to protect our information systems against service interruption or failure, misappropriation of data or breaches of security, our operations could be disrupted, we could be subject to costly government enforcement actions and private litigation and our reputation may be damaged.

Our business involves the collection, storage and transmission of personal, financial or other information that is entrusted to us by our customers and employees. Our information systems also contain the Company’s proprietary and other confidential information related to our business. Our efforts to protect such information may be unsuccessful due to the actions of third parties, computer viruses, physical or electronic break-ins, catastrophic events, employee error or malfeasance or other attempts to harm our systems. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures in time. We could also experience a loss of critical data and delays or interruptions in our ability to manage inventories or process transactions. Some of our commercial partners, such as those that help us maintain our websites, may receive or store information provided by us or our users through our websites. If these third parties fail to adopt or adhere to adequate information security practices, or fail to comply with our policies in this regard, or in the event of a breach of their networks, our customers’ information may be improperly accessed, used or disclosed.

If our systems are harmed or fail to function properly, we may need to expend significant financial resources to repair or replace systems or to otherwise protect against security breaches or to address problems caused by breaches. If we experience a significant security breach or fail to detect and appropriately respond to a significant security breach, we could be exposed to costly legal actions against us in connection with such incidents, which could result in orders or judgments forcing us to pay damages or fines or to take certain actions with respect to our information systems. Any incidents involving unauthorized access to or improper use of user information, or incidents that are a violation of our online privacy policies, could harm our brand reputation and diminish our competitive position. Any of these events could have a material and adverse effect on our business, reputation or financial results. Our insurance policies carry coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

The Company may not pay dividends on its common stock; you should not buy stock if you expect dividends.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We paid a special dividend during the year ended December 31, 2019 and did not pay any dividends during the year ended December 31, 2020. The Board has not yet declared any dividends for any subsequent periods, and we do not anticipate paying any cash dividends in the foreseeable future.

The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Our financial controls and procedures may not be sufficient to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting and provide a management report on internal control over financial reporting.

The effectiveness of our controls and procedures may in the future be limited by a variety of factors, including:

●	faulty human judgements and simple errors, omissions or mistakes;
●	fraudulent actions of an individual or collusion of two or more people;
●	inappropriate management override of procedures; and
●	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial information.

If we identify material weaknesses in our internal control over financial reporting in the future, if we are unable to comply with the requirements of Section 404 in a timely manner, and if we are unable to assert that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be adversely affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

We qualify as a smaller reporting company and, under the smaller reporting company rules, we are subject to scaled disclosure requirements that may make it more challenging for investors to analyze our results of operations and financial prospects.

Currently, we qualify as a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act. We have elected to provide disclosure under the smaller reporting company rules and therefore we are able to provide simplified executive compensation disclosures in our filings and have certain other decreased disclosure obligations in our filings with the SEC, including being required to provide only two years of audited financial statements in annual reports. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects.

Furthermore, we are a non-accelerated filer as defined by Rule 12b-2 of the Exchange Act, and, as such, are not required to provide an auditor attestation of management’s assessment of internal control over financial reporting, which is generally required for SEC reporting companies under Section 404(b) of the Sarbanes-Oxley Act. Because we are not required to, and have not, had our auditors provide an attestation of our management’s assessment of internal control over financial reporting, a material weakness in internal controls may remain undetected for a longer period.

Our risk management process may not identify all risks that we are subject to and will not eliminate all risk.

Our Enterprise Risk Management (“ERM”) process seeks to identify and address significant risks. Our ERM process uses the most recent integrated risk framework in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission to assess, manage, and monitor risks. We believe that risk-taking is an inherent aspect of the pursuit of our growth and performance strategy. Our goals are to proactively manage risks in a structured approach in conjunction with strategic planning, with the intent to preserve and enhance shareowner value, and to manage prudently, rather than wholly avoiding, risks. We can mitigate risks and their impact on the Company, however, only to a limited extent, and no ERM process can identify all risks that we may face. Therefore, there may be risks that we are currently unaware of, that may develop in the future or that we currently consider immaterial. Further, our management of risks may prove inadequate. The emergence of risks of which we were unaware or are unable to manage could have a material adverse effect on our business, prospectus, financial condition and results of operations.

We may not be able to utilize our net operating loss carry forwards.

At December 31, 2020, we had Federal net operating loss carry forwards (“NOLs”) for income tax purposes of approximately $49 million. None of these NOLs will expire in 2021, with the remainder expiring through 2035. The Coronavirus Aid, Relief, and Economic Security Act signed into law on March 27, 2020 provided that NOLs generated in a taxable year beginning in 2018, 2019, or 2020, may now be carried back five years and forward indefinitely. In addition, the 80% taxable income limitation is temporarily removed, allowing NOLs to fully offset net taxable income. However, we do not know if or when we will have any earnings and capital gains against which we could apply these carry forwards. Furthermore, as a result of changes in the ownership of our common stock, our ability to use our federal NOLs will be limited under Internal Revenue Code Section 382. State NOLs are subject to similar limitations in many cases. As a result, our substantial NOLs may not have any value to us.

MTI Instruments’ business operations, financial performance and liquidity are occasionally reliant on a single supplier or vendor or a limited group of suppliers and vendors.

We depend on a limited number of suppliers and vendors for product and services relating to our MTI Instruments business. Specifically, for the year ended December 31, 2020, Spinnaker Contract Manufacturing, Inc. (“Spinnaker”) supplied 15% of the PC boards used by almost all MTI Instrument products, and SYNNEX Corporation (“SYNNEX”) supplied 26% of the military computers used by MTI Instruments. In the event it becomes necessary to seek alternative suppliers and vendors, we may be unable to obtain satisfactory replacement supplies or services on economically attractive terms, on a timely basis, or at all, which could increase costs or cause disruptions in the manufacturing of our products or delivery of our services.

Recently enacted tariffs on certain imports to the United States and other potential changes to U.S. tariff and import/export regulations may have a negative effect on global economic conditions and our business, financial results and financial condition.

On March 8, 2018, former President Trump implemented new tariffs on imports of steel and aluminum into the United States, although Canada and Mexico are temporarily exempt pending the outcome of certain trade negotiations and there is flexibility for other countries to be exempted at a later date. These tariffs went into effect on March 25, 2018. Further, there has been ongoing discussions and activities regarding changes to other U.S. trade policies and treaties, including threats by the United States to withdraw from certain treaties and other countries signing new trade agreements without U.S. participation. These developments may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the United States. Any of these factors could depress economic activity and restrict our access to suppliers or customers and have a material adverse effect on our business, financial condition and results of operations.

In particular, the new tariffs could have a negative impact on us in a number of ways. While any steel and aluminum we use in our products are produced solely in the United States, the new tariffs may provide domestic steel and aluminum producers the flexibility to increase their prices, at least to a level where their products would still be priced below foreign competitors once the tariffs are taken into account. Any price increases, to the extent we did not pass such increases on to our customers, would likely increase our cost of product revenue and, as a result, decrease our gross margins, operating income and net income, which could have a material adverse effect on our financial condition. On the other hand, if we attempt to pass any such increases on to our customers, that may result in lower sales, which would likely decrease our net income and could have a material adverse effect on our financial condition. In addition, in response to the new tariffs, a number of other countries are threatening to impose tariffs on U.S. imports, which, if implemented, could increase the price of our products in these countries and may result in our customers looking to alternative sources for our products. This would result in decreased sales, which could have a negative impact on our net income and financial condition.

We anticipate possible further changes to current policies by the U.S. government that could affect our business, including potentially through import tariffs on other materials or products and other changes in U.S. trade relations with other countries (e.g., China). Our suppliers source some of their raw materials from foreign countries, so other tariffs imposed by the U.S. government on imports into the United States may increase our cost of product revenue and, as a result, decrease our gross margins, operating income and net income, which could have a material adverse effect on our financial condition. Further, the imposition of such tariffs, and other recent and potential actions of the U.S. government with respect to other countries, may generate negative views of the United States in other countries and make persons in those countries less inclined to purchase products from U.S. companies like us.

The tariffs enacted in 2018 have gone into effect relatively recently, and are subject to a number of uncertainties, including future adjustments and changes in the countries excluded from such tariffs. The ultimate reaction of other countries, and the impact of these tariffs on the United States, the global economy and our business, financial condition and results of operations, cannot be predicted at this time, nor can we predict the impact of any other actions, including U.S. withdrawal from or attempted renegotiation of trade treaties, that may be undertaken by the current administration with respect to global trade.

The Company’s officers and directors are indemnified against certain conduct that may prove costly to defend.

The Company may have to spend significant resources indemnifying its officers and directors or paying for damages caused by their conduct. Our Articles of Incorporation and Bylaws provide indemnification to officers and directors to the fullest extent permitted by the Nevada Revised Statutes (the “NRS”), and further indemnify any person made, or threatened to be made, a party to an action or proceeding (but excluding an action by or in the right of the Company) by reason of the fact that such person was a director or officer of the Company against judgments, fines, amounts paid in settlement, and expenses, including attorneys’ fees actually incurred, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company and, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. The Articles of Incorporation and Bylaws further indemnify any director or officer made, or threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director or officer, or was serving at the request of the Company, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action provided such person was acting in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company. In addition, to the extent that a director or officer has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any such claim, issue, or matter therein, the Articles of Incorporation and Bylaws provide for indemnification to him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Despite the foregoing, this specific indemnity from the Company is not available to such a director or officer if (1) the presumption that such director or officer acted in good faith, on an informed basis and with a view to the interests of the Company is rebutted, and (2) it is proven that such director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of law.

Furthermore, the NRS provide for broad indemnification by corporations of their officers and directors, and offers a presumption that such officer or director has acted in good faith, on an informed basis and with a view to the interests of the corporation, unless such presumption is successfully rebutted.

The NRS also provide that no director or officer is individually liable for damages as a result of an act or failure to act in his or her capacity as a director or officer except if (1) the presumption that such director or officer acted in good faith, on an informed basis and with a view to the interests of the Company is rebutted, and (2) it is proven that such director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of law. In addition, the NRS provide that any such indemnifiable person who has been successful on the merits or otherwise in the defense of an applicable action or proceeding shall be affirmatively entitled to the foregoing indemnity. The NRS additionally permit a corporation to advance expenses as they are incurred by a director or officer in defending an action or proceeding prior to final disposition upon receipt of an undertaking by the applicable person to repay such advanced amount if the advancement is ultimately found to not be permitted by law or otherwise. Consequently, subject to the applicable provisions of the NRS and to certain limited exceptions in the Articles of Incorporation and Bylaws, the Company’s officers and directors will not be liable to the Company or to its shareholders for monetary damages resulting from their conduct as an officer or director.

We are subject to complex environmental, health and safety laws and regulations.

We are subject to various federal, state, local and foreign environmental, health and safety laws and regulations. These laws and regulations govern matters such as the emission and discharge of hazardous materials into the ground, air or water; the generation, use, storage, handling, treatment, packaging, transportation, exposure to and disposal of hazardous and biological materials, including recordkeeping, reporting and registration requirements; and the health and safety of our employees.

Due to the nature of our business, we have been named as a party in the December 19, 2019 United States Environmental Protection Agency (“EPA”) Demand Letter regarding the Malta Rocket Fuel Area Superfund Site (“Site”) located in Malta and Stillwater, New York, in connection with an alleged release of hazardous materials into the environment. The EPA is seeking reimbursement of response costs from all named parties in the amount of approximately $358,000 plus interest in connection with the investigation and disposal activities associated with the various drum caches discovered at the Site, issuance of the Explanation of Significant Differences (“ESD”) of the Site, and implementation of the work contemplated by the ESD. While we consider the likelihood of a material adverse outcome with respect to this matter to be remote, we could be subject to liability for the investigation and remediation of environmental contamination caused by industrial activity associated with the Site. Such liability could adversely affect our business, financial condition and results of operations. See “Legal Proceedings” on page 57.

Risks Related to the EcoChain Business and Cryptocurrency

Security breaches could result in a loss of our cryptocurrencies.

Security breaches including computer hacking or computer malware have been a consistent concern in the cryptocurrency industry. This could involve hacking in which an unauthorized person obtains access to the systems or information and can cause harm by the transmission of virus or the corruption of data. These breaches may occur due to an action by an outside party, or by the error and negligence of an employee. We primarily rely on the Luxor mining pool and EcoChain’s cryptocurrencies are stored with exchanges such as Coinbase prior to selling them. If any breach were to occur of our security system, operations or third party platforms, the result could cause a loss of our cryptocurrencies, loss of confidential or proprietary information, force the Company to cease operations, or could cause damage to the reputation of the Company. If an actual or perceived attack were to occur, the market perception of the Company may be damaged, which could adversely affect potential and current investments in the Company and reduce demand for our Common Stock and cause a reduction in our share price.

EcoChain has a limited operating history and we may not recognize operating income from the EcoChain line of business in the future.

EcoChain, though a wholly-owned subsidiary of MTI, remains responsible for its own financing and operations and therefore is subject to all the risks inherent in a newly established business venture. EcoChain began operations in January 2020 and has a limited operating history. It has not yet been able to confirm that its business model can or will be successful over the long term. It has not had any significant revenue from inception through December 31, 2020. Our projections for its growth have been developed internally and may not prove to be accurate. As such, given its start-up status with an unproven business model, there is a substantial risk regarding EcoChain’s ability to succeed.

Prices and valuations of cryptocurrencies are extremely volatile.

The prices and valuations of cryptocurrencies represent significant uncertainties for the EcoChain business. The price of Bitcoin, Ether and other cryptocurrencies are subject to dramatic fluctuations. A variety of factors, known and unknown, may affect price and valuation, including, but not limited to (i) the supply of such cryptocurrencies; (ii) global blockchain asset demand, which can be influenced by the growth of retail merchants’ and commercial businesses’ acceptance of blockchain assets like cryptocurrencies as payment for goods and services, the security of online cryptocurrency exchanges and networks and digital wallets that hold blockchain assets, the perception that the use and holding of blockchain assets is safe and secure, and the regulatory restrictions on their use; (iii) investors’ expectations with respect to the rate of inflation; (iv) changes in the software, software requirements or hardware requirements underlying a blockchain network; (v) changes in the rights, obligations, incentives, or rewards for the various participants in a blockchain network; (vi) currency exchange rates; (vii) fiat currency withdrawal and deposit policies of cryptocurrency exchanges and networks and liquidity on such exchanges and networks; (viii) interruptions in service from or failures of major cryptocurrency exchanges and networks; (ix) investment and trading activities of large subscribers, including private and registered funds, that may directly or indirectly invest in blockchain assets; (x) monetary policies of governments, trade restrictions, currency devaluations and revaluations; (xi) regulatory measures, if any, that affect the use of blockchain assets; (xii) the maintenance and development of the open-source software protocol of the cryptocurrency networks; (xiii) global or regional political, economic or financial events and situations; (xiv) expectations among blockchain participants that the value of blockchain assets will soon change; and (xv) a decrease in the price of blockchain assets that may have a material adverse effect on EcoChain’s financial condition and operating results.

EcoChain’s cryptocurrency mining operating costs have historically outpaced our mining revenues, which – were it to occur again - could seriously harm our business or increase our losses.

In 2020, our mining operating costs outpaced our mining revenues. Our mining operations are costly and our expenses may increase in the future. This expense increase may not be offset by a corresponding increase in revenue. It is possible that our expenses may be greater than we anticipate, and our investments to make our business more efficient may not succeed and may outpace monetization efforts. While, as of the year ended 2020, our direct costs associated with mining operations do not exceed our mining revenues, the increases in our overall costs without a corresponding increase in our revenue would increase our losses and could seriously harm our business and financial performance.

EcoChain has an evolving business model which is subject to various uncertainties.

As cryptocurrency assets and blockchain technologies become more widely available, we expect the services and products associated with them to evolve. In order to stay current with the industry, our business model may need to evolve as well. From time to time, we may modify aspects of the EcoChain business relating to our models and strategies. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Further, we cannot provide any assurance that we will successfully identify all emerging trends and growth opportunities in this business sector and we may lose out on those opportunities. Such circumstances could have a material adverse effect on our business, prospects or operations.

EcoChain may not be able to continue to develop its technology, expand its mining operations or otherwise compete with other companies, some of whom have greater resources and experience.

We may not be able to compete successfully against present or future competitors. We do not have the resources to compete with larger providers of similar services at this time. The cryptocurrency industry has attracted various high-profile and well-established operators, some of which have substantially greater liquidity and financial resources than we do. With the limited resources we have available, we may experience great difficulties in expanding and improving our network of computers to remain competitive, and we may not be in a position to construct additional operational cryptocurrency mines.

The mining equipment used in connection with our business may become obsolete, and our ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in our ability to remain competitive. We cannot provide assurance that we will be able to achieve the technological advances that may be necessary for us to remain competitive or that certain of our products will not become obsolete.

Competition from existing and future competitors, particularly the many other North American companies that have access to more competitively priced energy, could result in our inability to secure acquisitions and partnerships that we may need to expand our business in the future. This competition from other entities with greater resources, experience and reputations may result in our failure to maintain or expand our business, as we may never be able to successfully execute our business plan. If we are unable to expand and remain competitive, our business could be negatively affected which would have an adverse effect on the trading price of our securities, which would harm investors in our Company.

We may be unable to obtain additional funding to scale the EcoChain cryptocurrency business to a larger-scale cryptocurrency mining operation.

We are considering further increasing the processing power of our cryptocurrency mining operations as we seek to leverage our experience and expertise in this area of operations. To do so, however, we will need to raise additional financing, and these attempts may not be successful. Failure to generate adequate cash from our operations or find sources of funding would require us to scale back or curtail our operations or expansion efforts, including limiting our ability to expand the EcoChain cryptocurrency business to a larger-scale cryptocurrency mining operation, and would have an adverse impact on our business and financial condition.

Regulatory changes or actions may alter the nature of an investment in us or restrict the use of cryptocurrencies in a manner that adversely affects our business, prospects or operations.

As cryptocurrencies have grown in both popularity and market size, governments around the world have reacted differently to cryptocurrencies; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as in the U.S., subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. Ongoing and future regulatory actions may impact our ability to continue to operate, and such actions could affect our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations.

Governmental regulation of cryptocurrencies may affect our profitability.

As cryptocurrencies have grown in both popularity and market size, governments around the world have reacted differently to cryptocurrencies, with certain governments deeming them illegal while others have allowed their use and trade. Governments may in the future curtail or outlaw the acquisition, use or redemption of cryptocurrencies. Ownership of, holding or trading in cryptocurrencies may then be considered illegal and subject to sanction. Even if EcoChain’s development of an operational cryptocurrency mine is successful, it still may not achieve profitability in our expected timeframe or at all depending on numerous uncertainties, including not just the costs of operation, the future price of cryptocurrencies and fluctuations in such prices, but also government and quasi-government regulation of cryptocurrencies and their use, restrictions on or regulation of access to and operation of blockchain networks or similar systems, and the availability and popularity of other forms or methods of buying and selling goods and services, including government-backed cryptocurrencies.

Facebook’s proposed development of a cryptocurrency, as well as the eventual likely development of government-backed digital currencies and the development of cryptocurrencies by other tech companies, may adversely affect the value of Bitcoin and other existing, or even future, cryptocurrencies.

In May 2019, Facebook announced its plans for a cryptocurrency then called Libra, now Diem, which faced significant government intervention. The massive social network and a number of other partners are estimating that the Diem digital coin and Facebook’s corresponding digital wallet would be a way to make sending payments around the world as easy as it is to send a photo. Facebook’s significant resources and ability to engage the world via social media may enable it to bring Diem to market rapidly and to deploy it across industries more rapidly and successfully than previous cryptocurrencies. Facebook’s size and market share may cause its cryptocurrency to succeed to the detriment and potential exclusion of existing cryptocurrencies. Further, in the event that government-backed digital currencies, which regulators in several countries are already considering or even developing, are developed and widely adopted, it is likely to have a negative impact on the existing currencies including larger widespread adoption and potentially impacting the market share by non-government digital currency. Additional cryptocurrencies are introduced to the market frequently, and although some have gained popularity as some features have been different than Bitcoin, Bitcoin remains the market leader. As cryptocurrency adoption grows the likelihood that additional cryptocurrencies are introduced increases and will gain popularity against Bitcoin, potentially negatively impacting the value of Bitcoin.

The properties included in our mining network may experience damages, including damages that are not covered by insurance.

Our current mining operation in East Wenatchee, Washington is, and any future mines we establish will be, subject to a variety of risks relating to physical condition and operation, including:

●	the presence of construction or repair defects or other structural or building damage;
●	any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements;
●	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms; and
●	claims by employees and others for injuries sustained at our properties.

For example, our mine could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other attack on the mine. The security and other measures we take to protect against these risks may not be sufficient. Additionally, our mine could be materially adversely affected by a power outage or loss of access to the electrical grid or loss by the grid of cost-effective sources of electrical power generating capacity. Given the power requirement, it would not be feasible to run miners on back-up power generators in the event of a power outage. Our insurance covers the replacement cost of any lost or damaged miners, but does not cover any interruption of our mining activities; our insurance therefore may not be adequate to cover the losses we suffer as a result of any of these events. In the event of an uninsured loss, including a loss in excess of insured limits, at any of the mines in our network, such mines may not be adequately repaired in a timely manner or at all and we may lose some or all of the future revenues anticipated to be derived from such mines. The potential impact on our business is currently magnified because we are only operating a single mine.

Reliance on Soluna to operate mining machines may cause delays in production and mining and could have an impact on our business, financial condition and prospects.

EcoChain relies on Soluna to operate its cryptocurrency mining machinery. While we hold a 2% equity interest in Soluna and certain principals of the Company have roles in Soluna (see the section entitled “Certain Relationships and Related Transactions”), Soluna is not our employee and, except for restrictions imposed by our contracts with Soluna, we have limited ability to control the amount or timing of resources that it devotes to our programs. Although we rely on Soluna to operate our mining machinery, we remain responsible for the overall mining operations. Soluna may, over time, have relationships with other commercial entities, some of which may compete with us. If Soluna does not perform its contractual duties or obligations, we may need to enter into new arrangements with alternative third parties. This could be costly, and mining operations may be delayed or terminated. If our relationship with Soluna terminates, we may not be able to enter into arrangements with alternative third party contractors or to do so on commercially reasonable terms. Though we carefully manage our relationships with our contract machinery operator, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

EcoChain’s reliance on a third-party mining pool service provider for our mining revenue payouts may have a negative impact on EcoChain’s operations.

We use a third–party mining pool to receive our mining rewards from the network. Cryptocurrency mining pools allow miners to combine their computing power, increasing their chances of solving a block and getting paid by the network. The rewards are distributed by the pool operator, proportionally to our contribution to the pool’s overall mining power, used to generate each block. Should the pool operator’s system suffer downtime due to a cyber-attack, software malfunction or other similar issues, it will negatively impact our ability to mine and receive revenue.

We face risk of failure of our strategic alliances to achieve their objectives or perform as contemplated and the risk of cancellation or early termination of such alliance by either party.

We may need to make acquisitions or form strategic alliances or partnerships in order to remain competitive in our market, and recent acquisitions, strategic alliances or partnerships could be difficult to integrate, disrupt our business and dilute shareholder value.

For example, in January 2020, the Company formed EcoChain as its wholly-owned subsidiary to pursue a new business line focused on cryptocurrency and the blockchain ecosystem. In connection with this new venture, we entered into a strategic relationship with Soluna, which has assisted us in developing, and which is now operating, the cryptocurrency mining facility. In the future, we may acquire or form strategic alliances or partnerships with other businesses in order to remain competitive or to acquire new technologies. Acquisitions, alliances and investments involve numerous risks, including:

●	The potential failure to achieve the expected benefits of the combination or acquisition;
●	Difficulties in and the cost of integrating operations, technologies, services and personnel;
●	Diversion of financial and managerial resources from existing operations;
●	Risk of entering new markets in which we have little or no experience or where competitors may have stronger market positions;
●	Potential write-offs of acquired assets or investments, and potential financial and credit risks associated with acquired customers;
●	Inability to generate sufficient revenue to offset acquisition or investment costs;
●	Potential unknown liabilities associated with the acquired businesses;
●	Unanticipated expenses related to acquired technology and its integration into the existing business;
●	Negative impact to our results of operations because of the depreciation and amortization of amounts related to acquired intangible assets, fixed assets and deferred compensation, and the loss of acquired deferred revenue and unbilled deferred revenue; and
●	The tax effects of any such acquisitions.

Our failure to successfully manage our strategic relationship with Soluna, or other future acquisitions, strategic alliances or partnerships could seriously harm our operating results. In addition, our shareholders would be diluted if we finance the future acquisitions, strategic alliances or partnerships by incurring convertible debt or issuing equity securities.

Risks Related to This Offering

There is no public market for the Common Warrants.

There is no established public trading market for the Common Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Common Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Common Warrants will be limited.

The Common Warrants in this offering are speculative in nature.

The Common Warrants in this offering do not confer any rights of ownership of shares of common stock on their holders, but rather merely represent the right to acquire shares of common stock at a fixed price. In addition, following this offering, the market value of the Common Warrants, if any, is uncertain and there can be no assurance that the market value of the Common Warrants will equal or exceed their imputed offering price. The Common Warrants will be not listed or quoted for trading on any market or exchange.

Holders of the Common Warrants will not have rights of holders of our shares of common stock until such Common Warrants are exercised.

Until holders of Common Warrants acquire shares of common stock upon exercise of the Common Warrants, holders of Common Warrants will have no rights with respect to the shares of common stock underlying such Common Warrants.

Because of volatility in the stock market in general, the market price of our common stock will also likely be volatile.

The stock market in general, and the market for stocks of technology companies in particular, has been highly volatile. As a result, the market price of our common stock is likely to be volatile, and investors in our common stock may experience a decrease, which could be substantial, in the value of their common stock or the loss of their entire investment for a number of reasons, including reasons unrelated to our operating performance or prospects. The market price of our common stock could be subject to wide fluctuations in response to a broad and diverse range of factors, including those described elsewhere in this “Risk Factors” section and this prospectus and the following:

●	recent price volatility and any known risks of investing in the stock under these circumstances;
●	the market price of the stock prior to the recent price volatility;
●	any recent change in financial condition or results of operations, such as in earnings, revenues or other measure of company value that is consistent with the recent change in stock price; and
●	risk factors addressing the recent extreme volatility in stock price, the effects of a potential “short squeeze” due to a sudden increase in demand for the stock as a result of current investor exuberance associated with cryptocurrency-related stocks, the impact that the offering could have on the stock price and on investors where there is a significant number of shares being offered relative to the number currently outstanding and, to the extent the company expects to conduct additional offerings in the future to fund its operations or provide liquidity, the dilutive impact of those offerings on investors that purchase shares in the offering at a significantly higher price.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our common stock.

In order to maintain the listing of our shares of common stock on Nasdaq, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with such applicable listing standards.

Compliance with public reporting requirements will affect the Company’s financial resources.

The Company is subject to certain public reporting obligations as required by federal securities laws, regulations and agencies. The compliance with such reporting requirements will require the company to incur significant legal, accounting and other administrative expenses. Additionally, in conjunction with this Offering, the Company has applied to list its shares on Nasdaq. If such application is approved, the Company will be subject to additional rules and disclosure obligations as required by Nasdaq, increasing compliance expenses further. The expenses the Company may incur will have a significant impact on the Company’s financial resources and may lead to a decrease in the value and price of our common stock.

If we cannot continue to maintain compliance with Nasdaq’s listing standards, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.

Our shares of common stock have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules, and so will be subject to the “penny stock” rules adopted under Section 15(g) (now 15(h)) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on a national securities exchange and trades at less than $5.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we are subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders.

Upon exercise of our outstanding options and the vesting of restricted stock units, we will be obligated to issue a substantial number of additional shares of common stock which will dilute our present shareholders.

We are obligated to issue additional shares of our common stock in connection with our outstanding options. As of March 31, 2021, there were options exercisable for an aggregate of 351,500 shares of common stock and we have also granted an aggregate of 15,000 restricted stock units. The exercise of these options and the vesting of these restricted stock units will cause us to issue additional shares of our common stock and will dilute the percentage ownership of our shareholders. In addition, we have in the past, and may in the future, exchange outstanding securities for other securities on terms that are dilutive to the securities held by other shareholders not participating in such exchange.

Raising additional funds through debt or equity financing could be dilutive and may cause the market price of our common stock to decline. We still may need to raise additional funding which may not be available on acceptable terms, or at all. Failure to obtain additional capital may force us to delay, limit, or terminate our product development efforts or other operations.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a shareholder. Furthermore, any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products and services. In addition, the sale of a significant number of our shares of common stock, either by us or by our shareholders (in particular Brookstone, our largest shareholder) could depress the price of our common stock.

We estimate that our current cash and cash equivalents, along with the net proceeds from this Offering, will be sufficient for us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. We may continue to seek funds through equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources of financing. Additional funding may not be available to us on acceptable terms, or at all. Any failure to raise capital as and when needed, as a result of insufficient authorized shares or otherwise, could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies.

USE OF PROCEEDS

Assuming no exercise of the underwriters’ over-allotment option, and the sale of all 1,250,000 shares sold in the offering at an assumed combined public offering price per share of $12.00, which is the last reported sale price of our common stock on Nasdaq on March 31, 2021, and no exercise of the Common Warrants or the Underwriters’ Warrants, we estimate that the net proceeds from this Offering will be approximately $13,353,639 after deducting estimated underwriting discounts and estimated offering expenses of $446,361 payable by us. Assuming the same, if underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds from this Offering will be approximately $15,423,639.

We intend to use the net proceeds of this Offering for the acquisition, development and growth of data centers, including cryptocurrency mining processors, other computer processing equipment, data storage, electrical infrastructure, software and real property (i.e. land and buildings) and business, product line or asset acquisitions related to MTI Instruments. We may also use a portion of the net proceeds to make payments in an estimated amount of $289,000 for directors and officers liability insurance premiums, and for working capital and general corporate purposes, which include, but are not limited to, operating expenses.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of this offering. However, our management will have significant flexibility and discretion in the timing and application of the net proceeds of this offering. Unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we plan to invest the net proceeds in short-term, interest-bearing debt instruments or bank deposits.

Management believes that the proceeds from this Offering will be sufficient to satisfy the Company’s cash needs for at least the next 12 months.

DIVIDEND POLICY

We paid a special dividend during the year ended December 31, 2019 and did not pay any dividends during the year ended December 31, 2020. We have never otherwise declared or paid cash dividends on our common stock.

We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our Board and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board may deem relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2020:

●	on an actual basis; and
●	on an as adjusted basis to give effect to the issuance and sale of 1,250,000 shares of common stock in this offering at an assumed combined public offering price of $12.00 per share, which is the last reported sale price for our common stock on Nasdaq on March 31, 2021.

You should read the information in this table together with our condensed consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The as adjusted information in the below table reflects the sale of 1,250,000 shares of common stock at an assumed combined public offering price of $12.00 per share, which is the last sale price of our common stock on Nasdaq on March 31, 2021. Our capitalization following the completion of this Offering will be adjusted based on the actual combined public offering price of each one share of common stock and accompanying Common Warrant, and other terms of this Offering determined at pricing.

	December 31, 2020
	Actual	As Adjusted(1)
Stockholders’ Equity:
Common stock, par value $0.01 per share; 75,000,000 shares of common stock authorized; 10,750,000 shares issued and 9,734,507 shares outstanding, as of December 31, 2020, and 12,000,000 shares issued and 10,984,607 shares outstanding, as adjusted, as of December 31, 2020	107,501	120,001
Additional paid-in capital	137,365,029	152,352,529
Accumulated deficit	(117,792,575)	(117,792,575)
Common stock in treasury, at cost, 1,015,493 shares as of December 31, 2020 actual, as adjusted	(13,764,362)	(13,764,362)
Total Stockholders’ Equity	5,915,593	20,915,593

(1)	The as adjusted information discussed above is illustrative only. Our additional paid-in capital, total stockholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual combined public offering price and other terms of this offering determined at pricing.

The number of shares of common stock outstanding as of December 31, 2020, in the table excludes (except otherwise indicated) the following and assumes no exercise by the underwriters of their over-allotment options:

●	398,750 shares of common stock issuable upon the exercise of outstanding options to purchase shares of common stock at a weighted-average exercise price of $0.87 per share; and
●	1,015,493 shares of common stock held in treasury.

As of the date of this prospectus, and as a result of the Redomestication of the Company from the State of New York to the State of Nevada, the Company’s Articles of Incorporation authorize the issuance of (i) 75,000,000 shares of common stock, par value $0.001 per share and (ii) 10,000,000 shares of “blank check” preferred stock, par value, $0.001 per share, none of which are issued or outstanding. All actual and as adjusted information, as it relates to par value of the Company’s common stock reflects a par value of $0.01 per share as it was on December 31, 2020.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the accompanying notes included elsewhere in this prospectus. References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “us,” “we,” “our,” and similar terms refer to Mechanical Technology, Incorporated, a Nevada corporation, and its subsidiaries. This discussion includes forward-looking statements, as that term is defined in the federal securities laws, based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. Words such as “anticipate,” “estimate,” “plan,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions are used to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in the section of this registration statement entitled “Risk Factors” and elsewhere in this prospectus. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. Except as may be required by applicable law, we do not undertake or intend to update or revise our forward-looking statements and we assume no obligation to update any forward-looking statements contained in this registration statement. Thus, assumptions should not be made that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Special Note Regarding Smaller Reporting Company Status

Currently we qualify as a “smaller reporting company” (as defined in Rule 12b-2 of the Exchange Act). We are allowed and have elected to comply with the smaller reporting company rules, which allow us to omit certain information, including three years of year-to-year comparisons and tabular disclosure of contractual obligations, from this Management’s Discussion and Analysis of Financial Condition and Results of Operations section. However, we have provided all information for the periods presented that we believe to be appropriate and necessary.

Overview

Prior to 2020 we conducted our sole business through our wholly-owned subsidiary MTI Instruments, a supplier of vibration measurement and system balancing solutions, precision linear displacement sensors, instruments and system solutions, and wafer inspection tools. We earn revenue through the sale of these products and the provision of related maintenance and repair services. Revenue from MTI Instruments’ business constituted 93.8% of our total revenue during 2020, and we expect that we will continue to earn most of our revenues through this business in the foreseeable future. We continue to work on ways to increase our sales reach, including expanded worldwide sales coverage and enhanced internet marketing, with respect to this business.

During 2020 we formed our EcoChain wholly-owned subsidiary, through which we conduct our second core business, cryptocurrency mining powered by renewable energy. In this regard, the Company also invested in Soluna, a Canadian company that develops vertically-integrated, utility-scale computing facilities focused on cryptocurrency mining and cutting-edge blockchain applications. We earn revenue from this business as the mined cryptocurrencies are converted into U.S. dollars.

Recent Developments and Trends

In response to the COVID-19 global pandemic, the Company has implemented procedures to support flexible working arrangements for its workforce based on business needs. While these measures have been necessary and appropriate, they may result in additional costs and may adversely impact the Company’s business and financial performance. As the Company’s response to the pandemic evolves, the Company may incur additional costs and will potentially experience adverse impacts to its business, each of which are uncertain at this time.

We expect to use the net proceeds from this Offering primarily for the acquisition, development, and growth of two cryptocurrency mining facilities, which will expand EcoChain’s cryptocurrency business, which should have the effect of lowering, though probably not significantly, the percentage of our total revenues derived from MTI Instruments’ business. We may also use a portion of the proceeds to acquire other entities or businesses to expand the business operations of both MTI Instruments and EcoChain.

Results of Operations

Results of Operations for the Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019.

The following table summarizes changes in the various components of our net income during the year ended December 31, 2020 compared to the year ended December 31, 2019.

(Dollars in thousands)	Year Ended December 31, 2020	Year Ended December 31, 2019	$ Change	% Change

Product revenue	$9,004	$6,571	$2,433	37.0%
Cryptocurrency revenue	$595	$—	$595	100.0%
Operating costs and expenses:
Cost of product revenue	$2,669	$2,205	$464	21.0%
Cost of cryptocurrency revenue	$405	$—	$405	100.0%
Research and product development expenses	$1,491	$1,381	$110	8.0%
Selling, general and administrative expenses	$3,584	$2,726	$858	31.5%
Operating income	$1,450	$259	$1,191	459.8%
Other income, net	$104	$36	$68	188.9%
Income before income taxes	$1,554	$295	$1,259	426.8%
Income tax benefit	$392	$28	$364	1,300%
Net income	$1,946	$323	$1,623	502.5%

Product Revenue: Product revenue consists of revenue recognized from sales of MTI Instruments’ products and the provision of related maintenance and repair services.

Product revenue for the year ended December 31, 2020 increased by $2.4 million from 2019. The primary reason for the increase was a $2.7 million increase in overall shipments to the U.S. Air Force, which offset a $360 thousand decline in instrumentation sales, primarily from a $190 thousand decrease in shipments of our semi-automated wafer metrology tools, as well as a $130 thousand decrease in our laser sales due to our customers’ more conservative spending policies during the 2020 period resulting primarily from COVID-19-related challenges. The percentage of our product revenue attributable to the U.S. Air Force, which continues to be our largest government and overall customer, increased to 42.9% for the year ended December 31, 2020 from 20.8% for the year ended December 31, 2019.

As further discussed in the section of this prospectus entitled “Business,” we are dependent on a limited number of customers for a significant portion of our sales, including the U.S. Air Force, as described in the preceding paragraph. This can cause significant fluctuations in our product sales and, as a result, revenues, from one fiscal period to the next. We may sell a significant amount of our products to one or a few customers for various short-term projects in one period and then have markedly decreased sales in following periods as these projects end or customers have the products they require for the foreseeable future.

Information regarding government contracts included in product revenue is as follows :

(Dollars in thousands)			Revenues for the Year Ended		Contract Revenues to Date Date	Total Contract Orders Received To Date
			December 31,		December 31,	December 31,
Contract(1)	Expiration		2020	2019	2020	2020

$9.35 million U.S. Air Force Systems, Accessories and Maintenance	06/30/2021	(2)	$3,878	$1,286	$9,196	$9,738

(1)	Contract values represent maximum potential values at time of contract placement and may not be representative of actual results.
(2)	Date represents expiration of contract, including the exercise of option extensions.

We are in discussions with the U.S. Air Force regarding renewing their current contract, which is set to expire on June 30, 2021. The Company does not anticipate any issues with the renewal and expects to enter into a renewed contract with the U.S. Air Force on or prior to the expiration of the current contract. As a result, we do not expect that there will be any material impact on our results of operations, cash flows, liquidity, or financial condition as a result of the pending expiration of our current contract with the U.S. Air Force.

Cryptocurrency Revenue: Cryptocurrency revenue consists of revenue recognized from EcoChain’s cryptocurrency mining facility.

Cryptocurrency revenue was $595 thousand, for the year ended December 31, 2020. As discussed in “Item 1, Business,” EcoChain’s cryptocurrency mining facility did not begin operations until the second quarter of 2020, and therefore there was no cryptocurrency revenue for the year ended December 31, 2019. This revenue represents the cash received upon the daily sale of the various cryptocurrencies mined at EcoChain’s mining facility during 2020.

Cost of Product Revenue; Gross Margin: Cost of product revenue includes the direct material and labor cost as well as an allocation of overhead costs that relate to the manufacturing of products we sell. Cost of product revenue also includes the labor and material costs incurred for product maintenance, replacement parts and service under our contractual obligations.

Cost of product revenue for the year ended December 31, 2020 increased by $464 thousand, or 21.0%, to $2.7 million from $2.2 million for the year ended December 31, 2019. Gross profit, as a percentage of product revenue, increased to 70.4% during 2020 compared to 66.4% for 2019.

The primary reason for the increase in the cost of product revenue during 2020 was the increase in U.S. Air Force shipments, as discussed above in “Product Revenue.” The improvement in gross profit during 2020 was primarily attributable to changes in the product mix as the proportion of our most profitable product line made up an increased percentage of overall sales during 2020, and efficiencies gained with an increased amount of sales of new engine vibration balancing systems during 2020 compared to greater sales of repaired systems, accessories, and wafer metrology tools, which have higher labor and material components, during 2019.

Cost of Cryptocurrency Revenue: Cost of cryptocurrency revenue includes direct utility costs as well as overhead costs that relate to the operations of EcoChain’s cryptocurrency mining facility.

Cost of cryptocurrency revenue was $405 thousand for the year ended December 31, 2020. As noted above, EcoChain’s cryptocurrency mining facility did not begin operations until the second quarter of 2020, and therefore there was no cryptocurrency revenue or associated costs for the year ended December 31, 2019.

Research and Product Development Expenses: Research and product development expenses includes the costs of materials to build development and prototype units, cash and non-cash compensation and benefits for the engineering and related staff, expenses for contract engineers, fees paid to outside suppliers for subcontracted components and services, fees paid to consultants for services provided, materials and supplies consumed, facility-related costs such as computer and network services, and other general overhead costs associated with our research and development activities, to the extent not reimbursed by our customers.

Research and product development expenses increased $110 thousand, or 8.0%, during the year ended December 31, 2020 compared to 2019. This increase was primarily due to the addition of one full-time employee to the engineering staff during the first quarter of 2020 in connection with the development of our next-generation engine vibration balancing systems and capacitance products, slightly offset by the movement of a highly-compensated employee from full-time to part-time status during the third quarter. This work is expected to continue at similar spending levels into 2021 as we introduce these next-generation products to the market.

Selling, General and Administrative Expenses: Selling, general and administrative expenses includes cash and non-cash compensation, benefits and related costs in support of our general corporate functions, including general management, finance and accounting, human resources, selling and marketing, information technology, and legal services.

Selling, general and administrative expenses for the year ended December 31, 2020 increased by $858 thousand, or 31.5%, to $3.6 million from $2.7 million in 2019. This increase was a result of both expenses incurred in 2020 for which there was no comparable expense in 2019 as well as from changes in a number of our traditional selling, general and administrative expenses. Expenses for which there was no comparable outlay in 2019 consisted primarily of $195 thousand related to the salary and benefits of the new President of MTI Instruments, who was originally hired as Director of Marketing late in the third quarter of 2019 and promoted to President of MTI Instruments in September 2020, $272 thousand in legal fees associated with the Company’s investment in Soluna and its March 2020 and September 2020 Form 10 filings, $281 thousand in spending associated with EcoChain’s operations, including management fees paid to Soluna in 2020, and $215 thousand related to the salary, benefits, and recruitment of our new Chief Financial Officer (hired in July 2020) and Compliance Manager (hired in November 2020). In addition, compared to 2019 we experienced increases of $85 thousand in audit fees related to the audit of the Company’s financial statements for the year ended December 31, 2019, which was required in connection with our September 2020 Form 10 filing, $52 thousand in other expenses in connection with the Form 10 filing, including fees paid to third parties for completing the electronic filings, $30 thousand in employee bonuses corresponding to the increase in product sales, and $71 thousand in additional insurance expense as a result of adjusting our coverage limits after a review of our current policies conducted last year as well as new insurance policies that we purchased to cover EcoChain. These increases were partially offset by a $188 thousand decrease in spending on travel for customer visits and trade shows due to COVID-19 restrictions in place since March 2020 and a decrease of $140 thousand in salary and benefits due to not replacing a sales employee that left the Company in March 2020. Like most companies, we are evaluating our position with respect to travel and considering how to optimize the use of a virtual environment going forward, but we do expect at least some travel related to in-person meetings with clients and potential clients to resume once it is considered safe to do so. As a result, based on current information about the status of the pandemic and the related vaccination effort, we expect travel-related spending to increase from current levels beginning in the third quarter of 2021, although the actual time that travel will resume, and the amount thereof, will be subject to a number of uncertainties related to the course of the pandemic over the next several months. In addition, due to travel restrictions during 2020 our other primary salesperson was able to cover the work of the open sales position during the past year, and while the other sales position remained open during 2020, we did not actively pursue retaining a replacement. That will no longer be the case, however, once travel is deemed safe as we expect our salespersons to conduct in-person meetings with clients and potential clients as had been the case prior to the onset of the pandemic, although the level of travel may not be as high as it was prior to the pandemic. Once travel restrictions are lifted, we intend to retain a salesperson to replace the one that left, so we expect employee salaries and benefits will be higher in 2021 and for the foreseeable future than they were in 2020. We also expect a 17.0% to 20.0% increase in insurance expense in 2021, primarily related to insurance policies for EcoChain’s business.

The Company also expects selling, general and administrative expenses to continue to increase in 2021 and generally going forward as a result of its resumption of filing periodic reports, annual proxy statements, and other filings with the SEC following the effectiveness of its Form 10 registration statement in November.

Operating Income: Operating income increased to $1.5 million for the year ended December 31, 2020 from $259 thousand during the prior year. This $1.2 million improvement was the result of the factors noted above, that is, the increased sales, specifically delivering the majority of the PBS units for the U.S. Air Force and the improvement in the profit margin, partially offset by increased selling, general and administrative expenses.

Other Income: Other income for the year ended December 31, 2020 was $104 thousand and was primarily related to income from the sale of EcoChain’s excess equipment and interest income on operating cash balances. Other income for the year ended December 31, 2109 was $36 thousand and was primarily related to the disposal of the tensile product line and related royalty payments and interest income on operating cash balances.

Income Tax Benefit: Income tax benefit for the year ended December 31, 2020 was $392 thousand and was primarily related to the increase of the tax asset based on projected future taxable earnings, giving the Company the ability to use prior tax losses. Our effective income tax rate for the year ended December 31, 2020 was (25)%. Income tax benefit for the year ended December 31, 2019 was $28 thousand and was primarily a result of a $33 thousand income tax benefit due to a refund associated with the repeal of the federal alternative minimum tax for C corporations. Our effective income tax rate for the year ended December 31, 2019 was (9)%.

Net Income: Net income for the year ended December 31, 2020 was $1.9 million compared to net income of $323 thousand in 2019. These improvements were the result of the factors noted above, that is, the increased sales and improvement in the profit margin in each period, partially offset by increases in general and administrative expenses, cost of product revenue, and cost of cryptocurrency revenue.

Liquidity and Capital Resources

Several key indicators of our liquidity are summarized in the following table:

(Dollars in thousands)	Years Ended December 31,
	2020	2019
Cash	$2,630	$2,510
Working capital	3,142	3,093
Net income	1,946	323
Net cash provided by operating activities	1,622	289
Purchase of property, plant and equipment	(835)	(83)
Cash dividends on common stock	—	(3,541)

The Company has historically incurred significant losses primarily due to its past efforts to fund direct methanol fuel cell product development and commercialization programs and had a consolidated accumulated deficit of approximately $117.8 million as of December 31, 2020. As of December 31, 2020, the Company had working capital of approximately $3.1 million, no debt, no outstanding commitments for capital expenditures and approximately $2.6 million of cash available to fund its operations.

Based on business developments, including changes in production levels, staffing requirements, and network infrastructure improvements, we may require additional capital equipment in the foreseeable future. With respect to MTI and MTI Instruments, we expect to spend a total of approximately $300 thousand on computer equipment and software and $1.6 million on research and development during 2021. As we have done historically, we expect to finance these expenditures and continue funding their operations from our current cash position and our projected 2021 cash flows pursuant to management’s plans. If necessary, we may also seek to supplement our resources by increasing credit facilities to fund operational working capital and capital expenditure requirements. Any additional financing, if required, may not be available to us on acceptable terms or at all.

As discussed elsewhere in this prospectus, the Company expects to use the net proceeds of our pending common stock offering to fund EcoChain’s acquisition and development of two additional mining facilities. The Company also expects to look for acquisition opportunities that meet certain strategic requirements of the Company, which we expect will be funded by the proceeds of the offering and/or bank financing to the extent available on acceptable terms.

While it cannot be assured, management believes that, due in part to our current working capital level and projected cash requirements for operations and capital expenditures, its current available cash of approximately $2.6 million, and its projected 2021 cash flow pursuant to management’s plans, the Company will have adequate resources to fund operations and capital expenditures for the year ending December 31, 2021 and through at least the end of the first quarter of 2022.

If our revenue estimates are off either in timing or amount, or if cash generated from operations is insufficient to satisfy the Company’s operational working capital and capital expenditure requirements, however, the Company may need to implement additional steps to ensure liquidity including, but not limited to, the deferral of planned capital spending and/or delaying existing or pending product development initiatives, or the Company may be required to obtain credit facilities or other loans, if available, to fund these initiatives. The Company has no other formal commitments for funding its future needs at this time and any additional financing we may require during the year ending December 31, 2021, may not be available to us on acceptable terms or at all. Such steps, if required, could potentially have a material and adverse effect on our business, results of operations, and financial condition.

Debt

On May 7, 2020, in connection with receipt of a $3.3 million U.S. Air Force delivery order, MTI Instruments obtained a $300 thousand secured line of credit from Pioneer Bank. The line of credit may be drawn in the discretion of MTI Instruments and bears interest at a rate of Prime +1% per annum. Accrued interest is due monthly, and principal is payable over a period of 30 days following the lender’s demand. The line of credit is secured by the assets of MTI Instruments and is guaranteed by the Company. As of December 31, 2020, there were no amounts outstanding under the line of credit.

We had no additional credit facilities available or debt outstanding at either December 31, 2020 or December 31, 2019.

Backlog, Inventory and Accounts Receivable

At December 31, 2020, the Company’s order backlog was $555 thousand, compared to $721 thousand at December 31, 2019. The decrease in backlog was primarily due to a few large orders placed in late 2019 in the capacitance line with deliveries in 2020.

Our inventory turnover ratios and average accounts receivable days outstanding for the years ended December 31, 2020 and 2019 and their changes are as follows:

	Years Ended December 31,
	2020	2019	Change
Inventory turnover	3.0	2.3	1.3
Average accounts receivable days outstanding	33	40	7

The increase in inventory turns is due to the U.S Air Force contract driving increased inventory balances and a quicker turn to shipment.

The average accounts receivable days’ outstanding decreased seven days during 2020 compared to the prior year due to the increased volume of sales to the U.S. Air Force during 2020 compared to 2019, as the U.S. Air Force generally pays for its purchases within 15 days of delivery, compared to an average of approximately 30 days for non-government customers.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Significant Judgments and Estimates

The prior discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Note 2 of the Consolidated Financial Statements included in this prospectus includes a summary of our most significant accounting policies. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosure of assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, income taxes and share-based compensation. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Periodically, our management reviews our critical accounting estimates with the Audit Committee of our Board of Directors.

The significant accounting policies that we believe are most critical to aid in fully understanding and evaluating our consolidated financial statements include the following:

Revenue Recognition, Accounts Receivable, and Allowance for Doubtful Accounts. Product revenue consists of revenue recognized from MTI Instruments’ product lines. Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. We enter into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of allowances for returns and any taxes collected from customers, which are subsequently remitted to governmental authorities.

If a customer requires that that we provide installation of a purchased product, all revenue related to the product is deferred and recognized upon the completion of the installation. If the terms of our contract with the customer or the customer’s purchase order requires specific customer acceptance criteria with respect to a product, such as on-site customer acceptance and/or acceptance after install, then revenue is deferred until customer acceptance occurs or the acceptance provisions lapse, unless we can objectively and reliably demonstrate that the criteria specified in the acceptance provisions is satisfied. We may also record unearned revenues, which include payments for other offerings for which we have been paid in advance. The resulting revenue would be earned when we transfer control of the product or service.

MTI Instruments currently has distributor agreements in place for the international sale of general instrument and semiconductor products in certain global regions. Such agreements grant a distributor the right of first refusal to act as distributor for such products in the distributor’s territory. In return, the distributor agrees to not market products that are considered by MTI Instruments to be in direct competition with MTI Instruments’ products. The distributor is allowed to purchase MTI Instruments’ equipment at a price that is discounted off the published domestic/international list prices. Such list prices can be adjusted by MTI Instruments during the term of the distributor agreement. Generally, payment terms with the distributor are standard net 30 days, but, on occasion, we have granted extended payment terms. Title and risk of loss of the product passes to the distributor upon delivery to the independent carrier (standard “free-on-board” factory), and the distributor is responsible for any required training and/or service with the end-user. The sale of products to our distributors (and their subsequent payment to us) is completed upon delivery and is not contingent upon the distributors’ resale of the products. Distributor sales are covered by MTI Instruments’ standard one-year warranty and there are no special return policies for distributors.

Our contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. We determine the standalone selling price (“SSP”) for each distinct performance obligation. Since we sell products and services separately, the SSP is directly observable.

Trade accounts receivable are stated at the invoiced amount billed to customers and do not bear interest. An allowance for doubtful accounts, if necessary, represents our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on historical write-off experience and current exposures identified. We review our allowance for doubtful accounts monthly. We review past due balances over 90 days and over a specified amount individually for collectability. We review all other balances on a pooled basis by type of receivable. We charge off account balances against the allowance when we believe it is probable the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to our customers.

Cryptocurrency revenue consists of revenue recognized from EcoChain’s cryptocurrency mining facility. Revenue is recognized at the cryptocurrency’s realized cash value based upon the rates at cryptocurrency exchanges where we are registered. Cryptocurrencies are earned when the miners solve complex computations and cryptocurrency is issued as a result. The mined cryptocurrency is immediately paid to the Coinbase wallet. Cryptocurrency is converted to U.S. dollars on a daily basis.

Inventory. We value inventories at the lower of cost (first-in, first-out) or net realizable value. We periodically review inventory quantities on hand and record a provision for excess, slow moving, and obsolete inventory based primarily on our estimated forecast of product demand, as well as based on historical usage. We also provide estimated inventory allowances for inventory whose carrying value is in excess of net realizable value. Demand and usage for products and materials can fluctuate significantly. A significant decrease in demand for our products could result in a short-term increase in the cost of inventory purchases and an increase of excess inventory quantities on hand. Although we make every effort to assure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand could have a significant impact on the value of our inventory and our reported operating results. If changes in market conditions result in reductions in the estimated net realizable value of our inventory below our previous estimate, we would increase our reserve in the period in which we made such a determination and record a charge to cost of product revenue.

Share-Based Payments. We grant options to purchase our common stock and award restricted stock to our employees and directors under our equity incentive plans. The benefits provided under these plans are share-based payments and we account for stock-based awards exchanged for employee service in accordance with the appropriate share-based payment accounting guidance. Stock-based compensation represents the cost related to stock-based awards granted to employees and directors. We measure stock-based compensation cost at grant date based on the estimated fair value of the award and recognize the cost as expense on a straight-line basis in accordance with the vesting of the options (net of estimated forfeitures) over the option’s requisite service period. We estimate the fair value of stock-based awards on the grant date using a Black-Scholes valuation model. We use the fair value method of accounting with the modified prospective application, which provides for certain changes to the method for valuing share-based compensation. The valuation provisions apply to new awards and to awards that are outstanding on the effective date and subsequently modified.

The determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate, and expected dividends.

Theoretical valuation models and market-based methods are evolving and may result in lower or higher fair value estimates for share-based compensation. The timing, readiness, adoption, general acceptance, reliability, and testing of these methods is uncertain. Sophisticated mathematical models may require voluminous historical information, modeling expertise, financial analyses, correlation analyses, integrated software and databases, consulting fees, customization, and testing for adequacy of internal controls.

For purposes of estimating the fair value of stock options granted using the Black-Scholes model, we use the historical volatility of our stock for the expected volatility assumption input to the Black-Scholes model, consistent with the accounting guidance. The risk-free interest rate is based on the risk-free zero-coupon rate for a period consistent with the expected option term at the time of grant. We paid a special dividend during the year ended December 31, 2019 and did not pay any dividends during the year ended December 31, 2020. We are required to assume a dividend yield as an input to the Black-Scholes model. Since the 2019 dividend was a special dividend and we do not anticipate paying any cash dividends in the foreseeable future, we therefore use an expected dividend yield of zero in the option valuation model. The expected option term is calculated based on our historical forfeitures and cancellation rates.

Income Taxes. We are subject to income taxes in the U.S. (federal and state). As part of the process of preparing our consolidated financial statements, we calculate income taxes for each of the jurisdictions in which we operate. This involves estimating actual current taxes due together with assessing temporary differences resulting from differing treatment for tax and accounting purposes that are recorded as deferred tax assets and liabilities, loss carryforwards, and tax credit carryforwards, for which income tax benefits are expected to be realized in future years. Deferred tax assets are reported net of a valuation allowance when it is more likely than not that a tax benefit will not be realized. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date.

Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities, and any valuation allowance recorded against our net deferred tax assets. We considered all available evidence, both positive and negative, such as historical levels of income and future forecasts of taxable income amongst other items in determining our valuation allowance. In addition, our assessment requires us to schedule future taxable income in accordance with accounting standards that address income taxes to assess the appropriateness of a valuation allowance, which further requires the exercise of significant management judgment.

We account for taxes in accordance with the asset and liability method of accounting for income taxes. Under this method, we must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The impact of our reassessment of our tax positions for these standards did not have a material impact on its results of operations, financial condition, or liquidity.

We are also currently subject to audit in various jurisdictions, and these jurisdictions may assess additional income tax liabilities against us. Developments in an audit, litigation, or in applicable laws, regulations, administrative practices, principles, and interpretations could have a material effect on our operating results or cash flows in the period or periods in which such developments occur, as well as for prior and in subsequent periods.

Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating our provision and accruals for these taxes. There are many transactions that occur during the ordinary course of business for which the ultimate tax determination is uncertain. Our effective tax rates could be affected by numerous factors, such as intercompany transactions, earnings being lower than anticipated in jurisdictions where we have lower statutory rates and higher than anticipated in jurisdictions where we have higher statutory rates, the applicability of special tax regimes, losses incurred in jurisdictions for which we are not able to realize the related tax benefit, changes in foreign currency exchange rates, entry into new businesses and geographies, changes to our existing businesses and operations, acquisitions and investments and how they are financed, changes in our stock price, changes in our deferred tax assets and liabilities and their valuation, and changes in the relevant tax, accounting, and other laws, regulations, administrative practices, principles, and interpretations.

Recent Accounting Pronouncements

A discussion of recently-adopted and new accounting pronouncements is included in the financial statements, included elsewhere in this prospectus.

BUSINESS

Unless the context requires otherwise in this registration statement, the terms “MTI,” the “Company,” “we,” “us,” and “our” refer to Mechanical Technology, Incorporated, “MTI Instruments” refers to MTI Instruments, Inc. and “EcoChain” refers to EcoChain, Inc. Other trademarks, trade names, and service marks used in the registration statement of which this prospectus forms a part are the property of their respective owners.

Overview and Recent Developments

Mechanical Technology, Incorporated, was incorporated in 1961 as a New York corporation, operating as a developer and manufacturer of energy efficient rotating machinery and instrumentation. Headquartered in Albany, New York, the Company has a rich history of technological experience in providing technical advances to support American industry and defense agencies, and in developing related proprietary products, including gas-lubricated bearings, sensors, compressors, steam turbines, high-efficiency engines and fuel cells for industrial equipment and hand-held devices. During the last four years we have undertaken a process to streamline our product offerings in order to re-focus on our core business and key product lines and limit the amount of customer-specific customization of our products, which has resulted in the Company returning to profitability. We remain, however, as we have throughout the Company’s history, highly dependent on the financial expertise of our workforce given the highly-technical nature of our products and businesses

Today, the Company’s core businesses are conducted through MTI Instruments, Inc., a wholly-owned subsidiary of the Company incorporated in New York in 2000, which is engaged in the design, manufacture, and sale of vibration measurement and system balancing solutions, precision linear displacement sensors, instruments and system solutions, and wafer inspection tools, and EcoChain, Inc., a Delaware corporation and wholly-owned subsidiary of the Company incorporated in January 2020 (“EcoChain”), which is engaged in cryptocurrency mining powered by renewable energy. Related to this new core business, we also made a strategic investment and hold equity in Soluna Technologies, Ltd. (“Soluna”), a Canadian company that develops vertically-integrated, utility-scale computing facilities focused on cryptocurrency mining and cutting-edge blockchain applications, as further discussed below.

Our website is http://www.mechtech.com. Information contained on our website does not constitute part of and is not incorporated into this prospectus.

The current corporate organizational structure of MTI appears below.

*EcoChain Block LLC is currently a non-operating company formed in connection with the prospective expansion of our cryptocurrency mining facilities.

The Company also owns a 47.5% interest, which as of December 31, 2020 had a fair value of $0, in MeOH Power, Inc. (formerly MTI MicroFuel Cells, Inc.) (“MeOH Power”), a non-operating corporation which owns certain assets, including patents. MeOH was formerly a wholly-owned subsidiary of the Company, until December 31, 2013, at which time control of the subsidiary was transferred to a former director of the Company. We do not expect our current interest in MeOH Power, Inc. to have a material impact on our results of operations or financial condition going forward.

The board of directors of the Company (the “Board”) adopted resolutions authorizing the re-domicile of the Company’s state of incorporation from New York to Nevada (the “Redomestication”), which was approved by the Company’s shareholders at a Special Meeting of Shareholders on March 25, 2021. Pursuant to a merger transaction in which the Company was merged into a newly-formed Nevada corporation (the “Merger”), the Company consummated the Redomestication from New York to Nevada, effective as of March 29, 2021. The Company, which is now a corporation organized under the laws of the State of Nevada, continued as the surviving entity of the Merger, succeeding to and assuming all rights and obligations of the Company, in accordance with Nevada law. Also, effective upon the Redomestication, each outstanding share of Company’s common stock was converted into one share of common stock of the Nevada corporation. The shares of the New York corporation, as a result of the Merger, were automatically cancelled and retired, are no longer outstanding and cease to exist.

The Company had previously been subject to the reporting requirements of the Securities Exchange Act of 1934 (“Exchange Act”) and filed reports and other documents with the Securities and Exchange Commission (the “SEC”) thereunder, but had ceased doing so in 2018. The Company filed with the SEC a Form 10 Registration Statement to re-register its common stock under Section 12 of the Exchange Act initially in March 2020, which was withdrawn and then re-filed in September 2020 and that became effective in November 2020, making the Company once again subject to the Exchange Act’s reporting requirements.

In February 2021 we added two new independent directors to our Board of Directors, William Hazelip and Alykhan Madhavji, who bring to the Board expertise that will support EcoChain’s cryptocurrency mining business. Mr. Hazelip is an accomplished leader in the energy industry, with deep experience in utility project development, financing, regulation, and operations. Mr. Madhavji is the Managing Partner at Blockchain Founders Fund, an early-stage investment fund specialized in investing in blockchain and emerging technology projects and venture-builder of top-tier start-ups headquartered in Beijing, China. To support EcoChain’s cryptocurrency mining business, the Company intends to bolster the Board’s expertise in areas vital to this business, including power generation and transmission business, as well as project finance, as it continues to grow EcoChain. Messrs. Hazelip and Madhavji have a wealth of knowledge and experience in these important areas.

In addition, on March 23, 2020, our common stock commenced trading on the Nasdaq Stock Market LLC (“Nasdaq”).

In connection with our Nasdaq listing application, our Board of Directors approved (subject to shareholder approval, which was obtained at the special meeting of shareholders held on March 25, 2021) a grant of discretionary authority permitting the Board, at any time prior to the Company’s 2022 annual meeting of shareholders, to effect a reverse split of the Company’s outstanding shares of common stock (either before or after the Redomestication) at a specific whole number ratio within a range from 1-for-2 to 1-for-10. We intend for the Board to effect such reverse stock split only if and to the extent necessary to remain in compliance with Nasdaq’s continued listing requirements.

Test and Measurement Instrumentation Segment

MTI Instruments, Inc.

MTI Instruments engages in the design, manufacture, sale, marketing, and support of metrology, or measurement, products that provide analytical data to help customers monitor and analyze processes in areas including research and development, manufacturing, process control, quality control, and troubleshooting of third-party equipment. In research and development, our products can help customers collect empirical data that they can use to develop new products or processes. In manufacturing, our sensors can help engineers understand whether or not a process is under control. In the quality control area, our products can help determine if parts in a manufacturing line pass or fail an applicable quality test. With respect to troubleshooting, our products can provide diagnostic, and potential solution, information.

Because of the large number of applications and uses for our products, MTI Instruments’ product mix varies from a single sensor to a large multi-channel system that contains many different sensors and software, we can provide our customers a complete solution. In addition, MTI Instruments sells components to original equipment manufacturers (“OEMs”) who, in turn, incorporate our components into their own products.

MTI Instruments’ operations are headquartered in Albany, New York.

Instrumentation Products

MTI Instruments manufactures a line of products capable of diagnosing vibration and balancing problems of an aircraft engine and generating a visual map of where metal weights should be placed for the customer to balance the engine, also known as “trim balancing.” MTI Instruments also specializes in non-contact, highly-accurate metrology products. The measurements are carried from a distance while the sensor is tracking the object’s movement. These types of measurement sensors are commonly referred to in the industry as non-contact, linear displacement measurement sensors. Additionally, MTI Instruments manufactures a portable signal generator as well as quality control tools for the semiconductor industry.

Balancing Systems: MTI Instruments manufactures computer-based portable balancing systems (“PBS”) products that automatically collect and record aircraft engine vibration data, identify vibration or balance trouble in an engine, and calculate a solution to the problem on-wing, which means that customers do not have to disassemble the engine off the plane to perform this test and correct for the problem, resulting in a significant reduction of downtime. Major aircraft engine manufacturers and the U.S. Air Force, other military and commercial airlines, and gas turbine manufacturers use these products. MTI instruments also manufactures a product with similar characteristics for test cells. Test cells are dedicated engine facilities outfitted with instruments to test aircraft engines when taken off aircrafts.

Listed below are selected MTI Instruments’ Balancing Systems product offerings and technologies:

Product	Description
PBS-4100+ Portable Balancing System	Provides easy-to-follow solutions for engine vibration and trim balancing

PBS-4100R+ Test Cell Vibration Analysis and Trim Balance System	Advanced trim balancing and diagnostics for engine test cells

TSC-4800A Tachometer Signal Conditioner	Signal conditioner detects and conditions signals for monitoring, measuring, and indicating engine speeds

Precision Instruments Products: MTI Instruments’ precision instruments products are designed to address the needs of process engineers, researchers, designers, product developers, and others who need to measure and monitor what they are working on with precisions down to a nanometer or 1 billionth of a meter - essential to some industries like the semiconductor market, which uses such precision in the manufacturing of products including computer chips and smartphones. These products are also used in general industrial manufacturing applications including measuring dimensions, monitoring thickness, and the vibration of products.

Listed below are selected MTI Instruments’ precision instruments product offerings and technologies:

Product Line	Description
Accumeasure™ Series	High precision capacitive boards and systems offering great stability

Microtrak™ Series	Single spot laser sensor line equipped with the latest complementary metal oxide semiconductor sensor technology with high sensitivity

Fotonic Sensor® Series	Fiber-optic-based vibration sensor systems with high frequency response

Diagnostic Equipment: MTI Instruments offers a portable signal generator - its 1510 Calibrator. A signal, or function, generator is a product that delivers an electronic signal simulating other pieces of equipment or sensors to help the user easily isolate potential problems when testing and calibrating electronic equipment. While the product was originally designed to help customers calibrate PBS products in the field, MTI Instruments now markets this product worldwide to different markets.

Semiconductor and Solar Metrology Systems: MTI Instruments manufactures a family of products that can assist in early defect detection in the manufacturing process of semiconductor products. Some of these semiconductor products include microchips, which are the basis for building the sophisticated electronic devices in common use today, including computers and smartphones. MTI Instruments’ semiconductor products help our manufacturer customers identify irregularities in the components of their products earlier in their manufacturing process. For example, for microchip manufacturers, our products allow for the detection of defects at the wafer (the surface, usually made of the chemical element silicon, from which microchips are built) stage of the manufacturing process. This allows our customers to discard defective components before they result in the manufacture of defective products, saving them time and money.

Listed below are MTI Instruments’ semiconductor and solar metrology systems product offerings and technologies:

Product	Description
Proforma 300iSA	Semi-automated, non-contact full wafer surface scanning system for thickness, total thickness variation, bow, warp, site and global flatness

Proforma 300i	Manual, non-contact measurement of wafer thickness, total thickness variation, and bow

PV 1000	In process tool for measuring thickness and bow of solar wafers

Marketing, Sales and Distribution

MTI Instruments markets and sells its products and services using selected and specific channels of distribution. In the Americas, MTI Instruments uses a combination of direct sales and representatives. Overseas, particularly in Europe and Asia, MTI Instruments uses distributors and agents specific to our targeted end markets and has our sales staff frequently (at least once per quarter) visit distributors and customers in these territories to increase our exposure and sales, although during the current COVID-19 pandemic these visits are taking place virtually, either through videoconferences or via webinars. For our balancing systems, MTI Instruments primarily sells directly to end users.

MTI Instruments supplements sales efforts with marketing activities across different media including search engines, targeted newsletters, and purchased customer lists, and participates in trade shows related to our business in hopes to increase lead generation, resulting in new customer sales. The Company also maintains strong working relationships with our existing key customers to continually promote new product sales. MTI Instruments does not experience any seasonal or cyclical fluctuations in sales.

In addition, the Company works with existing OEMs and seeks to work with new OEMs to incorporate our products into their own products or retrofit existing components with our products. In most cases, these OEMs are looking for a semi-custom sensor using our products and technologies as the base for development. While the sales cycle of a new MTI Instruments’ product at an OEM can be long, so is the potential for recurring revenue once an OEM adopts our product.

Product Development

MTI Instruments conducts research and development efforts to support its existing products and develop new ones according to its sales and marketing plans. Management believes that our success in our current business depends to a large extent upon innovation, technological expertise, and new product development, and in some cases, seeking a technological advantage in the market. In addition, as noted above MTI Instruments seeks to work with OEMs to develop semi-custom product solutions. Below are our most recent product development efforts, all of which are part of our Accumeasure™ Series product line:

●	In the first quarter of 2020, MTI Instruments launched our D200 HD, a high-definition product targeting customers looking for a linear displacement sensor capable of achieving a resolution in picometers. Resolution is the minimum detectable change in the position of the object being studied. For reference, one inch can be divided into 25.4 billion picometers. This product can detect small distance changes as low as 20 picometers. This product feature is particularly relevant to companies working in nano-science and nano-technology applications including the semiconductor, medical instrumentation, and electronics industries.
●	In 2019, we launched the Digital Accumeasure D Series, Gen 3- the third generation of this product platform with improvements in linearity down to 0.01%, while improving resolution. Linearity is a large component of how an instrument performs and how accurate it is. This product is targeted to customers looking for a linear displacement sensor with both high accuracy and high resolution. This product appeals to companies working on tracking positioning or movement including two-directional moving platform manufacturers, lens positioning developers, and, in general, the semiconductor industry.
●	In 2016, MTI Instruments introduced a paper-thin capacitance probe that is non-magnetic, a feature that allows the probe to conform to and be bonded in a thin gap and provides accurate measurement within surrounding magnetic fields. This paper-thin probe, together with the Accumeasure D, is designed to be used to measure and monitor gaps in high power generators, wind turbines, and other auxiliary equipment. That year, we also enhanced the PBS-4100+ to accommodate the latest generation of fuel-efficient aircraft engines.

Product Manufacturing & Operations

While many companies in the sensor, instrument, and systems markets have manufacturing operations overseas, MTI Instruments (and its predecessors) is and has always been a U.S.-based manufacturing company. Products are conceived, developed, tested, and shipped out from our headquarters in Albany, New York.

Our management believes that there are inherent advantages in maintaining our operations in the United States, including reducing the risk of inadvertent technology transfer, the ability to control manufacturing quality, and a much more effective customer management and satisfaction process. We have long-term vendor relationships and believe that most raw materials that we use in our products are readily available from a variety of vendors. These advantages were particularly acute during the last 12 months as we experienced minimal supply chain interruptions or other negative effects on our manufacturing processes as a result of the coronavirus pandemic.

We employ a flexible approach to manufacturing. While cross-training our employees in operations in different functional areas, management also implemented and has kept up-to-date lean principles on the manufacturing floor to increase capacity and productivity when experiencing high sales volumes.

In April 2020, the Company was re-certified ISO 9001:2015 compliant. The certification was authorized by TÜV Rheinland®, an independent testing agency. To initially obtain this certification, which we did in 2017, we underwent a rigorous five-step process including preparation, documentation, implementation, internal audit, and final certification. We believe that operational changes we have implemented in accordance with ISO 9001:2015 confirms our commitment to an effective management system and ongoing improvement, a practice that management believes is important for continuous growth.

Competition

We compete with a number of companies, several of which are substantially larger than MTI Instruments.

In the axial turbo machinery market, MTI Instruments’ PBS product line competes with products from companies including ACES Systems Inc. and Meggitt Sensing Systems SA (Vibrometer) in the diagnostics of engine vibration and trim balancing.

In the precision automated manufacturing market, MTI Instruments faces competition from companies including Omron Corporation, Turck Inc., Pepperl+Fuchs, Inc., Keyence Corporation, Micro-Epsilon Messtechnik GmbH & Co. KG, Schmitt Industries Inc., Capacitec, Inc., Microsense LLC, and Motion Tech Automation Inc.

In the R&D and semiconductor markets, we compete with companies involved in wafer inspection including KLA Corporation, Micro-Epsilon Messtechnik GmbH & Co. KG, and E+H Metrology GmbH. Competitors in precision linear displacement include Keyence Corporation, Micro-Epsilon Messtechnik GmbH & Co. KG, Schmitt Industries Inc., Capacitec, Inc., Microsense LLC, and Motion Tech Automation Inc.

The primary competitive considerations in MTI Instruments’ markets are product quality, performance, price, timely delivery, responsiveness, and the ability to identify, pursue, and obtain new customers. MTI Instruments believes that its employees, product development skills, sales and marketing systems, and reputation are competitive advantages.

Raw Materials

Our products are made from a wide variety of raw materials and certain subassemblies that are generally available from multiple sources. MTI Instruments’ principal suppliers of materials are Spinnaker for printed circuit boards, SYNNEX Corporation for military specification computers, LWA Works, Inc. for machined parts, J&K Connectors for connectors and Zero Manufacturing for cases. While we seek to have several sources of supply for our raw materials and subassemblies, however, we do obtain certain materials from a single source or a limited group of suppliers or from suppliers in a single country. While we believe that we have established strong vendor relationships to mitigate the risks associated with single source suppliers and have not experienced disruptions in our supply chain to date, disruptions in supply remain a possibility and could result in delays, increased costs, or reduced operating profits or cash flows.

Significant Customers

All of our product revenues to date during 2020, and all of our revenues during 2019, 2018, and 2017, were earned through MTI Instruments. MTI Instruments’ largest customer is the U.S. Air Force. We also have strong relationships with companies in the electronics, aircraft, aerospace, automotive, and semiconductor industries. The U.S. Air Force accounted for 42.9%, 20.8%, 28.0%, and 20.1%, respectively, of our total product revenues during 2020, 2019, 2018, and 2017, respectively. Our largest commercial customer during the year ended December 31, 2020, was to a reseller of our aircraft ground support equipment, which accounted for 9.1% of total product revenue. Our largest commercial customer in 2019 was a U.S. manufacturer of test equipment and constructed service facilities to the aerospace and energy markets, which accounted for 11.0% of total product revenue. Our largest commercial customer in 2018 was a manufacturer of semiconductor equipment in Asia, which accounted for 11.1% of total product revenue, and our largest commercial customer in 2017 was a manufacturer of semiconductor equipment located in Asia, which accounted for 10.0% of total product revenue. Historically, we have had a small number of customers representing a large percentage of our total revenue. Although we endeavor to maintain and further expand our customer base, we expect that sales to a limited number of customers continue to account for a high percentage of our revenues for the foreseeable future, and the loss of or significant reduction in sales to our customer base could have a material adverse effect on our business.

Intellectual Property and Proprietary Rights

We rely on trade secret laws to establish and protect the proprietary rights of our products. Specifically, MTI Instruments’ trademark “FOTONIC SENSOR®” was registered on July 10, 2007 in the United States for use in class 9 (electronic instruments, namely, sensors for measuring displacement, position, and vibration). MTI Instruments also holds U.S. Patent No. 6,809,542, registered on October 26, 2004, for a wafer resistance measurement apparatus and method using capacitively coupled A/C excitation signals. In addition, we enter into standard confidentiality agreements with our employees and consultants and seek to control access to and distribution of our proprietary information. Even with these precautions, however, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization or to develop similar technology independently. In addition, effective trade secret protection may be unavailable or limited in certain foreign countries.

Royalty Agreement; Sale of Business

Pursuant to an Asset Purchase Agreement by and between MTI Instruments and 5 Twenty-Two Systems, LLC, dated as of May 10, 2019, we sold all assets related to our former tensile stage product line to 5 Twenty-Two Systems for an aggregate purchase price comprised of $27,500 plus $9,048.20 for certain inventory, plus future royalty payments, and 5 Twenty-Two Systems’ assumption of certain liabilities. Pursuant to the Asset Purchase Agreement, 5 Twenty-Two Systems’ is required to pay MTI Instruments, through May 10, 2022, a royalty equal to 3% of 5 Twenty-Two Systems’ gross sales from its sale of products, equipment, or other assets containing, incorporating, or making use of the assets purchased from MTI Instruments pursuant to the Asset Purchase Agreement. We have received some royalty payments under this agreement but to date such amounts have been immaterial.

Cryptocurrency Segment

EcoChain, Inc.

On January 8, 2020, the Company formed EcoChain as a wholly-owned subsidiary to focus in the cryptocurrency and the blockchain ecosystem. EcoChain engages in cryptocurrency mining, a process by which transactions between cryptocurrency users are verified and added to the blockchain public ledger. Cryptocurrency mining also introduces new cryptocurrency coins into the existing circulating supply, facilitating a peer-to-peer decentralized network without the need for a third-party central authority.

In connection with this business line, EcoChain has established a facility located in East Wenatchee, Washington to mine cryptocurrencies and integrate with the blockchain network. Pursuant to the January 2020 Operating and Management Agreement, Soluna assisted us in developing, and is now operating, the cryptocurrency mining facility. The January 2020 Operating and Management Agreement requires, among other things, that Soluna provide developmental and operational services, as directed by EcoChain, with respect to the cryptocurrency mining facility in exchange for EcoChain’s payment to Soluna of a one-time management fee of $65,000 and profit-based success payments in the event EcoChain achieves explicit profitability thresholds. Pursuant to the January 2020 Operating and Management Agreement, during the developmental phase of the cryptocurrency mining facility, which ended on March 14, 2020, Soluna gathered and analyzed information with respect to EcoChain’s cryptocurrency mining efforts and produced budgets, financial models, and technical and operational plans, including a detailed business plan, that it delivered to EcoChain in March 2020, (the “Deliverables”), all of which was designed to assist with the efficient implementation of a cryptocurrency mine. The agreement provided that, following EcoChain’s acceptance of the Deliverables, which occurred on March 23, 2020, Soluna, on behalf of EcoChain, would commence operations of the cryptocurrency mine in a manner that will allow EcoChain to mine and sell cryptocurrency. In that regard, on May 21, 2020, EcoChain acquired the intellectual property of Giga Watt, Inc. (“GigaWatt”) and certain other property and rights of GigaWatt associated with GigaWatt’s operation of a crypto-mining operation located in the State of Washington. The intellectual property acquired included all of GigaWatt’s intellectual property, including its name and any trademarks, trade names, phone numbers, web sites, social media assets, internet domain names, logos, advertising copy, or artwork, but excluding one of its domain names used in the related bankruptcy case. Such intellectual property was acquired solely as a defensive measure and is not currently being used by EcoChain, and no portion of the purchase price was allocated to such intellectual property. EcoChain purchased these assets from GigaWatt’s Chapter 11 Trustee in its bankruptcy case in the United States Bankruptcy Court, Eastern District of Washington. The acquired assets form the cornerstone of EcoChain’s new cryptocurrency mining operation.

The mining facility located in East Wenatchee, Washington has electrical capacity of between 1.5 megawatts and 3 megawatts depending on whether the Company decides to upgrade certain electrical infrastructure within the facility. As of February 2021, the Company has upgraded its electrical capacity at the facility to 2180 KVA, or 2.6 megawatts, from 2.2 megawatts in December 2020. The Company will continue to assess the economics of further investing in facility upgrades to reach 3 megawatts. As of January 31, 2021, the mine was utilizing approximately 68.8% of its currently available capacity and we expect it to be at full capacity by Spring of 2021. The Company intends to rigorously evaluate increasing its investment in the Blockchain and dense computing sector.

The January 2020 Operating and Management Agreement with Soluna provides the management expertise in the cryptocurrency industry that is necessary to operate the mining facility. Soluna handles the operational management of the mine including making decisions regarding miner purchases (as further described below), including the make and model thereof, and management of execution of daily activities. Several members of the Soluna management team have deep experience in the cryptocurrency industry, including leveraging green power and cutting-edge technology advancements. EcoChain has engaged a third-party service provider to handle the day-to-day operational tasks of the mine, including remedial and preventative maintenance, mine operations and general upkeep of the facility. The team handling these matters, which works on-site at the mining facility, has 10 years’ experience in the daily management of the mining facility as this same team handled these matters for the facility when it was being operated by GigaWatt and by its bankruptcy trustee prior to EcoChain’s purchase of the mine. The Company handles the general and administrative functions of the mine through its corporate office, but otherwise there are no synergies between this business and MTI Instruments’ metrology business. EcoChain has no employees.

Cryptocurrency Mining Operations

EcoChain’s cryptocurrency mining operation in East Wenatchee, Washington, operated by Soluna as provided for in the January 2020 Operating and Management Agreement, commenced operations and immediately began mining several cryptocurrencies, including BitCoin, Ethereum, and LiteCoin, immediately upon consummation of the GigaWatt transaction on May 21, 2020, using the mining equipment we acquired in that transaction. The mine is powered by renewable energy supplied by Public Utility District No. 1 of Douglas County, Washington pursuant to that certain Interconnection and Service Agreement by and between it and GigaWatt dated May 14, 2018, and is housed in approximately 19,000 square feet of leased space in four separate buildings. Since commencing its mining operations, EcoChain has acquired additional equipment and initiated improvements to the acquired facilities to increase the mine’s capacity. To maximize space utilization at the facility and cut down on our operating costs associated with the facility, EcoChain has entered into a co-location agreement to share both unused space and facility costs with Navier Incorporated. EcoChain sells all cryptocurrencies mined for U.S. dollars, as it is not in the business of accumulating cryptocurrency on its balance sheet for speculative gains.

On January 14, 2021, EcoChain established a subsidiary, EcoChain Wind, LLC, a Nevada limited liability company, for the purpose of acquiring real property in the Southeastern United States for purposes of building cryptocurrency mining operations at a green data center (the “Facility”). EcoChain signed an agreement, dated January 21, 2021, relating to the acquisition of this property, and closed the acquisition on March 4, 2021.

On February 22, 2021, EcoChain executed and entered into an Industrial Power Contract with a power providing cooperative pursuant to which EcoChain will be provided with electric power and energy for use in the Facility. This agreement, and the electric power and energy to be provided to EcoChain, pursuant thereto, will commence upon the completion of the Facility, which is expected to occur on or around the third or fourth quarter of 2021, and will continue for an initial term of five (5) years, with automatic renewals unless EcoChain elects to sooner terminate. EcoChain has agreed to pay the provider for the electric power and energy provided to the Facility in accordance with the applicable monthly rates, charges and provisions agreed to from time to time between the power provider and the Tennessee Valley Authority (“TVA”), which is subject to modification or adjustment, from time to time, as agreed to between the power provider and the TVA.

Cryptocurrency Assets

Cryptocurrency assets, known as miners, consist of hardware and software that perform the computations needed to mine cryptocurrencies, as discussed under “Cryptocurrency Revenue” below, and as such are the source of the associated revenues generated by a cryptocurrency mine, including EcoChain’s. EcoChain has approximately 900 miners in service, mostly Bitmains, that generate Bitcoin. For a number of reasons, including the fact that EcoChain purchases miners in the secondary market from a number of different sellers, and that the price fluctuates because of demand and supply fluctuations as well as fluctuations in the price of the specific cryptocurrency that can be mined by the miner purchased, which drives the cost of the miners, the cost of purchasing these assets fluctuates regularly. As a result, EcoChain uses dollar cost averaging to flatten the overall cost of purchasing the miners so that it can consistently purchase miners regardless of the cost on the date of purchase. This allows EcoChain to replace the miners more consistently with newer models, which is important because, as miners age, their speed degrades, usually resulting in decreased computations over the same period and, as a result, fewer mined cryptocurrencies. In addition, miners are subject to ongoing technical obsolescence.

Cryptocurrency Revenue

EcoChain recognizes revenue when the related cryptocurrencies are converted to U.S. dollars through its account with Coinbase, a cryptocurrency exchange (i.e. a platform that facilitates the exchange of cryptocurrencies for other assets, such as conventional money or other digital currencies). EcoChain chooses to exchange cryptocurrency to U.S. dollars through the Coinbase account on a daily basis. The primary cryptocurrencies that EcoChain mines are Bitcoin and, to a lesser degree, Ethereum and LiteCoin. The type of cryptocurrency mined is based specifically on the installed miner, as each miner can mine only one type of cryptocurrency. The miners perform complex computations at a speed referred to as the “hash rate.” EcoChain participates in mining pools where our miners’ computations and those of other miners owned by other persons and entities are combined to place blocks on the blockchain, which generates the relevant cryptocurrency (in other words, it is at this point that more of the relevant cryptocurrency is created, which is memorized in the blockchain by being represented by new “blocks”). The mining pool operator uses software to track contributions made by all the miners and allocates the newly-minted cryptocurrency to the miners based on their pro rata contributions. EcoChain has purchased software that monitors EcoChain’s inputs into these pools and the resulting distribution of the resulting cryptocurrency, which allows the Soluna management team to ensure that EcoChain is being allocated the amounts of cryptocurrency it is entitled to, based on the number of computations it contributes to the pools and the hash rate thereof. Mining pools are subject to disruption and downtime, however, and in the event that a pool EcoChain participates in experiences downtime, EcoChain’s revenues and profitability could be negatively impacted due to an inability to place blocks on the blockchain. The cryptocurrencies allocated to EcoChain are automatically issued to its Coinbase account, which Coinbase exchanges for U.S. dollars based on standard exchange rates. EcoChain does not experience seasonal fluctuations in revenues.

Crypto Currency Mining Market Overview

According to Global Coin Research, [1] Bitcoin miners achieved an aggregate of more than $6 billion in revenues through July 2019 on an annualized basis. According to Glassnode, Bitcoin miner revenue hit a new all-time high of $52.3 million per day during the week of March 11, 2021. [2] The Company believes that cryptocurrency mining has seen a growing demand due to, among other things, the continuous adoption of cryptocurrency worldwide. For example, in October 2020 PayPal announced that its customers can now buy, sell, and hold Bitcoin in their PayPal accounts.[3] Crypto.com estimates that there are approximately 106 million cryptocurrency users globally as of January 2021.[4] According the registration statement it recently filed with the SEC to become a public company, Cryptocurrency exchange Coinbase alone has approximately 43 million users as of December 31, 2020, whereas only eight years ago, on December 31, 2012, it had an estimated just 13,000 users. These increases are being fueled by, among other things, the growing adoption of cryptocurrency by a number of industries including, among others, online gaming, online gambling, remittances, and digital commerce.[5] Research estimates that from 2018 through 2028, the compound annual growth rate (return on investment over a period of time) of the market capitalization for the crypto asset market will be 36%.[6] Further, according to Gartner, IDC, and Forrester, the total addressable market (total estimate of value based on available population of users) is estimated to grow from $63 billion in 2020 to $86 billion in 2028.[7] Based on the estimated growth in the total addressable market, the Company expects continued demand downstream to the mining level of cryptocurrencies.

[1] Global Coin Research Team, Crypto Mining 101 – Overview & Landscape of the Mining Industry, May 5, 2020, available at https://globalcoinresearch.com/2020/05/05/crypto-mining-101/.

[2] Glassnode, The Week On-chain (Week 11, 2021), March 15, 2021, available at https://insights.glassnode.com/the-week-on-chain-week-11-2021-2/. See also Mathew Di Salvo, Bitcoin Miner Revenue Hits All-Time High of $52.3 Million in One Day, March 16, 2021, available at https://decrypt.co/61630/bitcoin-miner-revenue-all-time-high.

[3] PayPal Launches New Service Enabling Users to Buy, Hold and Sell Cryptocurrency, Oct 21, 2020, available at https://newsroom.paypal-corp.com/2020-10-21-PayPal-Launches-New-Service-Enabling-Users-to-Buy-Hold-and-Sell-Cryptocurrency.

[4] Harry Robertson, The estimated number of global crypto users has passed 100 million - and boomers are now getting drawn to bitcoin too, reports find, February 25, 2021, available at https://markets.businessinsider.com/currencies/news/crypto-users-pass-100-million-boomers-gen-x-bitcoin-btc-ethereum-2021-2-1030122720#:~:text=Around%20106%20million%20people%20are,drawn%20to%20tokens%20like%20bitcoin.

[5] Statis Group, Cryptoasset Market Coverage Initiation: Valuation, August 30, 2018, available at https://research.bloomberg.com/pub/res/d37g1Q1hEhBkiRCu_ruMdMsbc0A.

[6] Id.

[7] Id.

Mining Ecosystem and Competitive Landscape

There are number of methods that individuals and organizations use to engage in cryptocurrency mining, and mining operations run the gamut from individuals using one or more systems to run mining operations to industrial-scale mining companies with thousands of systems. The Company believes that the high demand for cryptocurrency is fueling innovation in all aspects of the mining hardware and the mining process. This includes the creation of mining pools, discussed above, that permitted the initial mining operators, which were generally small or individually-owned operations, to pool their resources to compete with larger entities that entered the mining market as cryptocurrencies gained wider use and acceptance and, as a result, mining them became more profitable. The mining business is global and is not dominated by any particular individual or organization. EcoChain considers, among its closest competitors, Marathon Patent Group, Riot Blockchain, Inc. CleanSpark, Inc., HIVE Blockchain Technologies, Ltd. and Hut 8 Mining Corp.

Equity Investment - Soluna

Simultaneously with entering into the January 2020 Operating and Management Agreement with Soluna, the Company, pursuant to a purchase agreement it entered into with Soluna, made a strategic investment in Soluna by purchasing 158,730 Class A Preferred Shares of Soluna for an aggregate purchase price of $500,000. After acceptance of the Deliverables, as required by the terms of the purchase agreement, the Company purchased an additional 79,365 Class A Preferred Shares of Soluna for an aggregate purchase price of $250,000. The Company also has the right, but not the obligation, to purchase additional equity securities of Soluna and its subsidiaries (including additional Class A Preferred Shares of Soluna) if Soluna secures certain levels or types of project financing with respect to its own wind power generation facilities. The Company has additionally entered into a Side Letter Agreement, dated January 13, 2020, with Soluna Technologies Investment I, LLC, a Delaware limited liability company that owns, on a fully diluted basis, 62.5% of Soluna and is controlled by a Brookstone Partners-affiliated director of the Company. The Side Letter Agreement provides for the transfer to the Company of additional Class A Preferred Shares of Soluna in the event Soluna issues additional equity below agreed-upon valuation thresholds.

Several of Soluna’s equity holders are affiliated with Brookstone Partners, the investment firm that holds an equity interest in the Company through Brookstone Partners Acquisition XXIV, LLC. One of our Brookstone-affiliated directors serves as a director and as Secretary and Treasurer of Soluna, and the other Brookstone-affiliated director has an ownership interest in Soluna (See section titled “Certain Relationships and Related Transactions” for additional information on these relationships). In light of these relationships, the various transactions by and between the Company and EcoChain, on the one hand, and Soluna, on the other hand, were negotiated on behalf of the Company and EcoChain via an independent investment committee of the Board and separate legal representation. The transactions were subsequently unanimously approved by both the independent investment committee and the full Board.

Existing or Probable Governmental Regulations

Test and Measurement Instrumentation Segment

Under the prior federal administration, there had been discussions and activities regarding changes to other U.S. trade policies and treaties, including threats by the United States to withdraw from certain treaties and other countries signing new trade agreements without U.S. participation. These developments may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the United States. Any of these factors could depress economic activity and restrict our access to suppliers or customers and could have a material adverse effect on our business, financial condition, and results of operations.

In particular, while there has been no impact on MTI to date from recent tariffs, new tariffs may yet be implemented, and it is unclear when and if the current administration of President Biden will reverse any such tariffs. New tariffs, if implemented, could negatively impact MTI in a number of ways. While any steel and aluminum we use in our products is produced solely in the United States, the new tariffs may provide domestic steel and aluminum producers the flexibility to increase their prices, at least to a level where their products would still be priced below foreign competitors once the tariffs are taken into account. Any such price increases, to the extent we did not pass such increases on to our customers, would likely increase our cost of product revenue and, as a result, decrease our gross margins, operating income, and net income, which could have a material adverse effect on our financial condition. On the other hand, if we attempt to pass any such increases on to our customers, that may result in lower sales, which would likely decrease our net income, and could have a material adverse effect on our financial condition. In addition, in response to the new tariffs, a number of other countries are threatening to impose tariffs on U.S. imports that, if implemented, could increase the price of our products in these countries and may result in our customers looking to alternative sources for our products. This would result in decreased sales, which could have a negative impact on our gross margins, net income, and financial condition.

We anticipate possible further changes to current policies by the U.S. government that could affect MTI Instruments’ business, including changes in U.S. trade relations with other countries (e.g., China). Our suppliers source some of their raw materials from foreign countries, so any new tariffs imposed by the U.S. government on imports into the United States may increase our cost of product revenue to the extent our suppliers pass some or all of the costs of such tariffs on to their customers and, as a result, decrease our gross margins, operating income, and net income, which could have a material adverse effect on our financial condition. Further, the imposition of such tariffs, and other recent and potential actions of the U.S. government with respect to other countries, may generate negative views of the United States in other countries and make persons in those countries less inclined to purchase products from U.S. companies like us.

The ultimate reaction of other countries to recent and potential additional tariffs, and the impact of these tariffs on the United States, the global economy, and our business, financial condition, and results of operations, cannot be predicted at this time, nor can we predict the impact of any other actions, including U.S. withdrawal from or attempted renegotiation of trade treaties, that may be undertaken by the current or the incoming administration with respect to global trade and the impact this may ultimately have on our business, operating results, and financial condition.

Cryptocurrency Segment

While the United States and a number of other countries are considering how to regulate cryptocurrencies, very little governmental or regulatory action has been taken in that regard to date. While we expect that regulation, particularly in the United States, governing the cryptocurrency arena will be adopted at some point, there is no certainty at this time when such regulations may be adopted, what form such regulation will take, or the parts of the cryptocurrency sector that such regulations will impact. As a result, we cannot at this time determine or even estimate what the impact of such regulations may be on EcoChain’s business or on EcoChain’s and, as a result, the Company’s, financial condition or results of operations.

Human Capital Resources

As of March 31, 2021, we had 33 employees, including 29 full-time employees. Of these employees 10 are engaged in product development, nine in manufacturing, and the remainder in sales and general and administrative functions. The manufacturing personnel include both individuals directly involved in the manufacturing of our products as well as warehouse and operations supervisory personnel. Certain positions within our organization require industry-specific technical knowledge. We have been successful in attracting and retaining qualified technical personnel for these positions. None of our employees are covered by any collective bargaining agreement.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, engaging, incentivizing, and integrating our existing and additional employees. The Company supports its employees through a generous benefits package and has recently expanded human resource activities to include wellness activities. In response to the COVID-19 global pandemic, the Company has implemented procedures to support flexible working arrangements for its workforce based on business needs. In particular, all employees that can perform work remotely have been provided with a laptop and remote access, and the Company regularly holds meetings virtually.

Insurance

The Company currently maintains the following insurance policies for its business operations: Director’s & Officer’s Liability, Excess Directors & Officers, Workers Compensation, Commercial Property, Commercial General Liability, Business Auto, Commercial Umbrella, Aviation, Foreign Travel Accident, Kidnap & Ransom or Extortion, Foreign Auto, Foreign General Liability, Foreign Property, Foreign Workers Compensation, AD&D Travel Accident, Commercial Crime and Employment Practices Liability.

DESCRIPTION OF OUR SECURITIES

The following description summarizes important terms of our capital stock and our other securities. For a complete description, you should refer to our Articles of Incorporation and Bylaws, which are incorporated by reference to the exhibits to the Registration Statement of which this prospectus is a part, as well as the relevant portions of Nevada law.

Capital Stock

Common Stock

The Articles of Incorporation authorize the issuance of up to 75,000,000 shares of common stock, par value $0.001 per share. As of March 31, 2021, there were 10,892,350 shares of common stock issued and 9,876,857 shares of common stock outstanding. The holders of the Company’s common stock are entitled to one vote per share held and have the right and power to vote on all matters on which a vote of shareholders is taken. Shareholders do not have cumulative voting rights in the election of directors. The election of directors of the Company is decided by plurality vote and all other questions are decided by majority vote of shareholders present in person or by proxy, except as otherwise required by the NRS or the Articles of Incorporation. The Articles of Incorporation provide that notwithstanding any other provision of the Articles of Incorporation or the bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, the Articles of Incorporation or the bylaws), any director or the entire Board may be removed at any time, but only for cause or after the affirmative vote of 75% or more of the outstanding shares of capital stock entitled to vote for the election of directors at a meeting called for that purpose or after the affirmative vote of 75% of the entire Board.

The Board is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors, with the terms of the classes scheduled to expire in successive years. At each annual meeting of the shareholders of the Company, the shareholders elect the members of a single class of directors for three-year terms.

Holders of the Company’s common stock are entitled to receive dividends when, as, and if declared by the Board, out of funds legally available therefor. Upon liquidation, dissolution, or the winding up of the Company, common shareholders are entitled to receive any remaining assets of the Company in proportion to the respective number of shares held after payment of and reservation for Company liabilities. The holders of shares of our common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of the Company. The outstanding shares of common stock are not subject to redemption by the Company and are fully paid and non-assessable. To the extent that the Company issues additional shares of common stock, the relative interest in the Company of existing shareholders will likely be diluted.

Preferred Stock

The Articles of Incorporation authorize the Board, without obtaining stockholder approval, to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, from time to time, in one or more series, and to fix the number of shares and determine for each such series such voting powers, designations, preferences, and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof. The Board is also expressly authorized to increase or decrease (but not below the number of such series then outstanding) the number of shares of any series subsequent to the issued of shares of that series. If the number of shares of any series is decreased, the shares no longer designated as shares of such series will resume the status of “blank check” preferred stock and may be designated, again, as a new series of preferred stock by the Board. As of March 31, 2021, there were no shares of preferred stock issued or outstanding.

Common Warrants

The following summary of certain terms and provisions of the Common Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Common Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Common Warrant for a complete description of the terms and conditions of the Common Warrants.

Exercise Price and Duration. Each whole share exercisable pursuant to the Common Warrants will have an exercise price per share of $[●] per share of common stock (equal to 133% of the of the combined public offering price of each one share of common stock and accompanying Common Warrant in this offering. The Common Warrants are exercisable immediately upon issuance, and at any time thereafter up to the fifth anniversary of the issuance date. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock and also upon any distributions of assets, including cash, stock or other property to our shareholders. No fractional shares will be issued upon exercise of the Common Warrants. A Common Warrant holder may exercise its Common Warrants only for a whole number of shares. As a result, you must purchase Common Warrants in multiples of four in order to obtain full value from the fractional interest.

Exercisability. The Common Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Common Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise.

Cashless Exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the shares of common stock underlying the Common Warrants, then the Common Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Common Warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the Common Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% upon the request of the holder) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Transferability. Subject to applicable laws, the Common Warrants may be offered for sale, sold, transferred or assigned without our consent.

Fractional Shares. No fractional shares of common stock will be issued upon the exercise of the Common Warrants. Rather, the number of shares of common stock to be issued will be rounded to the nearest whole number.

Trading Market. There is no established public trading market for the Common Warrants being issued in this offering, and we do not expect a market to develop. We do not intend to apply for listing of the Common Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Common Warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Common Warrants with the same effect as if such successor entity had been named in the Common Warrant itself. If holders of our shares of common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Common Warrant following such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us to repurchase its Common Warrant at its fair value using the Black Scholes option pricing formula; provided, however, that, if the fundamental transaction is not within our control, including not approved by our Board, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the Common Warrant, that is being offered and paid to the holders of our shares of common stock in connection with the fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our shares of common stock, the holder of a Common Warrant does not have the rights or privileges of a holder of our shares of common stock, including any voting rights, until the holder exercises the Common Warrant.

Amendment and Waiver. The Common Warrants may not be modified or amended or the provisions thereof waived with our written consent, on the one the hand, and a holder on the other hand.

Underwriters’ Warrants

See “Underwriting” on page 77 for a description of the Underwriters’ Warrants being issued to the underwriters in this offering.

Outstanding Stock Options

As of March 31, 2021, there were options to acquire a total of 351,500 shares of common stock granted pursuant to our Plans at a weighted-average exercise price of $1.76, of which 198,750 shares of our common stock are currently issuable upon exercise of outstanding stock options at a weighted-average exercise price of $0.93 per share. There are no warrants currently outstanding.

Certain Provisions of Our Articles of Incorporation, Bylaws and Rights Agreement

Our Articles of Incorporation, Bylaws, and a Section 382 Rights Agreement of the Company, dated October 6, 2016, as amended (“Rights Plan”), contain provisions and terms that may delay, defer, or prevent a tender offer or change in control of the Company that a shareholder might consider to be in his, her, or its best interests, including attempts that might result in a premium being paid over the market price for our shares of common stock. The Company expects that such provisions and terms will operate to discourage extraordinary corporate transactions with respect to the Company, such as takeover bids, and will instead encourage any potential acquiror of the Company to first correspond with the Board. The Rights Plan is additionally intended to preserve the Company’s net operating loss carryforwards (“NOLs”) and to act as a deterrent to any person (together with all affiliates and associates of such person) acquiring beneficial ownership of 4.99% or more of outstanding shares of common stock of the Company without approval of the Board (such person, an “Acquiring Person”). These provisions and terms include:

●	Special meetings of shareholders may only be called by the Chief Executive Officer, President, or Secretary of the Company or otherwise by resolution of the Board; shareholders have no right to call special meetings thereof.
●	The Company maintains a classified Board that is divided into three classes serving for respective three-year terms. As a result, it would take at least two successive annual meetings of shareholders to replace a majority of our Board.
●	Vacancies on the Board may be filled only by majority vote of remaining directors then in office, even if less than a quorum, with the individual elected to serve for the remainder of the unexpired term.
●	Except in instances of removal for cause, a director of the Company may be removed from service as a director only after the affirmative vote of 75% or more of outstanding shares of stock or 75% of the entire Board.
●	Our Articles of Incorporation authorize us to issue up to 75,000,000 shares of common stock. Under Nevada law, our Board is permitted, in its discretion, at any time, and from time to time, without any action by the shareholders of the Company, to issue shares of our common stock (except to the extent such issuance would be violative of fiduciary duties, so dilutive to existing holders that it would be the equivalent of a sale of the Company, or otherwise prohibited by select provisions of the NRS). The issuance of shares of authorized but unissued stock could, under certain circumstances, have an anti-takeover effect, for example, by diluting the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the acquisition of the Company.
●	The Rights Plan resulted in the Company declaring, on October 19, 2016, a dividend distribution of one right under the Rights Plan (a “Right”) for each share of Company common stock. In the event (1) any person becomes an Acquiring Person without the consent of the Board or (2) the Company is otherwise acquired by, consolidates with or sells more than 50% of its assets, cash flow or earning power to another person, holders of Rights may exercise their Rights for shares of Company common stock having a market value of $10.00 (subject to adjustment under the Rights Plan) following payment to the Company of $5.00 (subject to adjustment under the Rights Plan) per applicable share. The Board may redeem the Rights at a price of $0.001 per Right any time prior to October 19, 2026 and may cause the Rights to expire to the extent the Rights are no longer material to the Company’s preservation of its NOLs. The Board may also exchange the Rights at an exchange ratio of one share of common stock per Right (subject to adjustment) at any time after a person becomes an Acquiring Person.

While we entered into the Rights Plan as a New York corporation and governed by The New York Business Corporation Law, all obligations under the Rights Plan were assumed by our newly-formed Nevada corporation in connection with the Redomestication, such that all rights and obligations under the Rights Plan remain in full force and effect; provided, though, that to the extent such rights and obligations relate to our shares, they are now governed by Nevada law and not New York law.

Nevada Anti-Takeover Statutes

We are subject to Sections 78.411 – 78.444 of the Nevada Revised Statutes, relating to combinations with interested stockholders. These provisions prohibit an “interested stockholder” from entering into a “combination” with the Company unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the Company’s capital stock entitled to vote.

Section 78.416 of the Nevada Revised Statutes defines “combination” to include the following:

•	any merger or consolidation involving the Company (or its subsidiary) and (i) the interested stockholder or (ii) any other entity which is, or after and as a result of the merger or consolidation would be, an affiliate or associate of the interested stockholder;
•	any sale, transfer, pledge or other disposition of the assets of the Company (or its subsidiary) involving the interested stockholder or its affiliate or associate where the assets transferred (i) have an aggregate market value equal to more than 5% of the aggregate market value of all of the Company’s assets, on a consolidated bases; (ii) have an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the Company; or (ii) represent more than 10% of the earning power or net income of the Company, on a consolidated basis;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the Company of any stock of the corporation with a market value of 5% or more of the value of the outstanding shares of the Company;
•	the adoption of any plan or proposal for the liquidation or dissolution of the Company under any agreement, arrangement or understanding with the interested stockholder, or its affiliate or associate;
•	any transaction involving the Company that has the effect of increasing the proportionate share of the stock of any class or series of the Company beneficially owned by the interested stockholder, or its affiliate or associate; or
•	the receipt by the interested stockholder, or its affiliate or associate, of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company.

In addition, Sections 78.378 through 78.3793 of the Nevada Revised Statutes limit the voting rights of certain acquired shares in a Nevada corporation (an “issuing corporation”) that (i) has 200 or more stockholders, at least 100 of which are Nevada residents and (ii) conducts business in Nevada. Specifically, if the acquisition results in ownership of: (i) 20% or more but less than 33%; (ii) 33% percent or more but less than 50%; or (iii) 50% or more, as applicable, of the issuing corporation’s then outstanding voting power with respect to the election of directors, then the securities acquired in such acquisition are denied voting rights unless the acquisition is approved by (i) the holders of a majority of the issuing corporation’s voting power; and (ii) the holders of a majority of each class or series of stock if the acquisition would adversely affect or change any preference of any relative or other right given to any such class or series. Unless an issuing corporation’s articles of incorporation or bylaws then in effect provide otherwise: (i) not less than all of the voting securities of the issuing corporation acquired by the acquiring person may be redeemable by an issuing corporation at the average price paid for the securities within 30 days if (x) the acquiring person has not given a timely offeror’s statement to the issuing corporation in accordance with Section 78.3789 of the Nevada Revised Statutes or (y) the issuing corporation’s stockholders vote not to grant voting rights to the acquiring person’s securities, and (ii) if the issuing corporation’s stockholders vote to accord voting rights to the securities acquired by acquiring person, then any stockholder of the issuing corporation who voted against granting voting rights to the acquiring person may demand the purchase from an issuing corporation, for fair value, all or any portion of his securities.

We expect the existence of these provisions to have an anti-takeover effect with respect to transactions that our Board does not approve in advance and could result in making it more difficult to accomplish transactions that our shareholders may see as beneficial such as (i) discouraging business combinations that might result in a premium over the market price for the shares of our common stock; (ii) discouraging hostile takeovers which could inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts; and (iii) preventing changes in our management.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PROPERTIES

Leased Properties

For our MTI corporate office and MTI Instruments subsidiary, we lease approximately 17,400 square feet of office, manufacturing and research and development space at 325 Washington Avenue Extension, Albany, NY 12205. The current lease agreement expires on November 30, 2024.

EcoChain leases approximately 19,000 square feet of space in Buildings A, C, B and H at 474 Highline Dr., East Wenatchee, WA 12205. The space is leased for the purpose of operating EcoChain’s cryptocurrency mining business. The lease agreement for Building A expired on June 30, 2020 and was re-negotiated in July 2020. The lease agreements for Building C and Buildings B and H expire on November 30, 2024 and July 31, 2023, respectively.

We believe our facilities are generally well-maintained and adequate for our current needs and for expansion, if required.

Owned Properties

On January 21, 2021, EcoChain Wind, LLC entered into a Land Purchase Agreement to acquire a 3.1766 acre tract of real property located in the Southeastern United States for purposes of building cryptocurrency mining operations at a green data center. The transaction closed on March 4, 2021.

LEGAL PROCEEDINGS

At any point in time, we may be involved in various lawsuits or other legal proceedings. Such lawsuits could arise from the sale of products or services or from other matters relating to our regular business activities, compliance with various governmental regulations and requirements, or other transactions or circumstances.

We have been named as a party in the December 19, 2019 United States Environmental Protection Agency (“EPA”) Demand Letter regarding the Malta Rocket Fuel Area Superfund Site (“Site”) located in Malta and Stillwater, New York, in connection with an alleged release of hazardous materials into the environment. The EPA is seeking reimbursement of response costs from all named parties in the amount of approximately $358,000 plus interest in connection with the investigation and disposal activities associated with the various drum caches discovered at the Site, issuance of the Explanation of Significant Differences (“ESD”) of the Site, and implementation of the work contemplated by the ESD. We consider the likelihood of a material adverse outcome with respect to this matter to be remote and do not currently anticipate that any expense or liability that we may incur as a result of this matter in the future will be material to the Company’s business or financial condition. Further, we are not presently involved in any other litigation that we believe is likely, individually or in the aggregate, to have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

MARKET FOR OUR COMMON STOCK

Our common stock is presently listed on the Nasdaq under the symbol “MKTY.” From January 2020 to March 202, our common stock was quoted on the OTCQB tier operated by the OTC Markets Group Inc. under the symbol “MKTY”. From March 2018 to January 2020, our common stock was quoted on the OTC Market Group Inc.’s OTC Pink Open Market.

Holders

As of March 31, 2021, we had approximately 279 shareholders of record of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue Brooklyn, NY 11219. Shares of our common stock offered hereby will be issued in electronically and in uncertificated form only, subject to limited circumstances.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our management team is led by executives who have experience in technical development, manufacturing, product development and technological innovation, international finance and operations, and identifying and pursuing investment opportunities. Their experience and expertise are discussed below.

Name	Age	Entity	Title	Year Appointed	Term Ends:
Michael Toporek	56	MTI	Director, Chief Executive Officer	2016(3)	2023(4)
		MTI Instruments	Director	2016	2021
		EcoChain	Director, President	2020	2021

Jessica L. Thomas	47	MTI	Chief Financial Officer, Secretary & Treasurer	2020	(5)
		MTI Instruments	Chief Financial Officer, Secretary & Treasurer	2020	(5)
		EcoChain	Chief Financial Officer, Secretary & Treasurer	2020	(5)

Moshe Binyamin	51	MTI Instruments	President	2020	(5)

William Hazelip	41	MTI	Director	2021	2023
		MTI Instruments	Director	2021	2023
		EcoChain	Director	2021	2023

Edward R. Hirshfield	48	MTI	Director	2016	2021
		MTI Instruments	Director	2016	2021
		EcoChain	Director	2020	2021

Matthew E. Lipman	42	MTI	Director	2016	2022
		MTI Instruments	Director	2016	2021
		EcoChain	Director	2020	2021

Alykhan Madhavji	30	MTI	Director	2021	2022
		MTI Instruments	Director	2021	2022
		EcoChain	Director	2021	2022

Thomas J. Marusak	70	MTI	Director	2004	2023
		MTI Instruments	Director	2011	2021
		EcoChain	Director	2020	2021

David C. Michaels	65	MTI	Chairman, Director	2013(1)	2022(2)
		MTI Instruments	Chairman, Director	2013(1)	2021
		EcoChain	Chairman, Director	2020	2021

William P. Phelan	64	MTI	Director	2004	2021
		MTI Instruments	Director	2011	2021
		EcoChain	Director	2020	2021

(1) Mr. Michaels has served as a Director since August 2013, and as Chairman since January 2017.

(2) Mr. Michaels’ terms as Chairman and Director both end in 2022.

(3) Mr. Toporek has served as a Director since October 2016, and as Chief Executive Officer since November 2020.

(4) Mr. Toporek’s term as Director ends in 2023, and his term as Chief Executive Officer ends at the earlier of his resignation or removal by the Board or at such time as his successor is elected and duly qualified.

(5) These appointments will end at the earlier of their respective resignations or removals by the Board or at such time as such officer’s successor is elected and duly qualified.

Michael Toporek was named our Chief Executive Officer on November 2, 2020 and has served as a member of our Board since October 2016. Since 2003, Mr. Toporek has served as the Managing General Partner of Brookstone Partners, a lower middle market private equity firm based in New York and an affiliate of Brookstone Partners Acquisition XXIV, LLC. Prior to founding Brookstone Partners in 2003, Mr. Toporek was both an active principal investor and an investment banker. Mr. Toporek began his career in Chemical Bank’s Investment Banking Group, later joined Dillon, Read and Co., which became UBS Warburg Securities Ltd. during his tenure, and SG Cowen and Company. Mr. Toporek currently serves on the Board of Trustees of Harlem Academy and on the Board of Directors of Capstone Therapeutics Corp. Mr. Toporek has a B.A. in Economics and an M.B.A. from the University of Chicago in Finance/Accounting. Mr. Toporek brings strategic and financial expertise to the Board as a result of his experience with Brookstone Partners, which the Board believes qualifies him to serve as a director. As part of our sale of 3,750,000 shares of our common stock to Brookstone in October 2016, Brookstone has two designated directors that sit on our Board; Mr. Toporek is one such director.

Jessica L. Thomas joined MTI as our Chief Financial Officer in July 2020. Ms. Thomas supervises the Company’s financial reporting, treasury, human resources and risk management. Prior to her employment with the Company, Ms. Thomas served as Director of Optimization for Pregis, LLC, a provider of protective packaging materials, from 2014 through July 2020, where she was responsible for operations, system and financial optimization. From 2009 through 2014, Ms. Thomas worked at Plasan NA as Manager of Budget & Control and FP&A and was also responsible for compliance with government contracting, including DCAA & FAR. From 2007 to 2009, Ms. Thomas was a Senior Staff Auditor at Cruden & Company, CPA’s PLLC. Ms. Thomas has also held positions in the banking industry as an officer at Key Bank and a Bank Branch Manager at M&T Bank. Ms. Thomas received a bachelor’s degree in Business Administration and Accounting from Siena College and an M.B.A. in Finance & International Finance from Northeastern University. Ms. Thomas obtained her Certified Public Accountant license in May 2009, has been a member of the American Institute of Certified Public Accountants (AICPA) since 2005, and holds the Chartered Global Management Accountant (CGMA) designation.

Moshe Binyamin joined MTI Instruments in September 2019, and served as the Director of Market Management and Strategic Growth until January 2020, when he was appointed Chief Operating Officer responsible for all operational aspects of the Company. In May 2020, he was appointed as President of MTI Instruments. Prior to joining MTI Instruments, Mr. Binyamin served in several roles with Datto Inc. (formerly Autotask Corp.) during his 12-year tenure, including: director of market management, director of strategic programs, and global product line director. Prior to joining Datto, Mr. Binyamin was the Global Product Manager for Pitney Bowes (Formerly MapInfo). Mr. Binyamin is a graduate of Vista Equity Partner’s exclusive HPLP (High Potential Leadership Program) with focus on Business Administration, Management and Operations. He holds a Computer Analyst in Applied Science degree, obtained in 1991, from Israeli Defense Forces.

William Hazelip was appointed to our Board on February 23, 2021. Since 2015, he has served as Vice President of National Grid PLC, and also holds the positions of President, Global Transmission (US) since 2017, and President of Strategic Growth for National Grid Ventures since August 2019, developing new business opportunities in electric transmission, energy storage, and renewable energy. Previously, he was the Managing Director, Business Development at Duke Energy Corporation and the President of Path 15 Transmission, an independent electric transmission company in California, where he led the acquisition for Duke Energy Corporation. Mr. Hazelip also has extensive experience serving on the board of directors of companies. He currently serves as member of the board of directors of Millennium Pipeline Corporation, a multi-billion dollar natural gas pipeline company, the Vice-Chairman of the board of directors of New York Transco, a growing electric transmission company, and a board of directors representative of Clean Energy Generation, a renewable energy and battery energy storage joint venture with NextEra Energy Resources. Mr. Hazelip began his career as an Area Director for CWL Investments, LLC, a Michigan investor group, that owns and operates restaurant franchises including Jimmy John’s Gourmet Sandwich Shops. Mr. Hazelip earned a Bachelor of Arts, from Emory University, Atlanta, GA, and an International Master of Business Administration (IMBA), from the Moore School of Business, University of South Carolina, Columbia, SC. Mr. Hazelip is an accomplished leader in the energy industry, with deep experience in utility project development, financing, regulation, and operations, which the Board believes qualifies him to serve as a director.

Edward R. Hirshfield has served as a member of our Board since October 2016. Specifically, he has served as a Director on the Board of Directors for each of MTI and MTI Instruments since October, 2016, and has served on the Board of EcoChain since January, 2020, In 2018, Mr. Hirshfield joined the restructuring group at B Riley FBR, Inc. where he advises stressed and distressed companies and their constituencies. From 2015 until 2018, Mr. Hirshfield served as a partner at Steppingstone Group, LLC, a special situations private equity fund located in New York. Mr. Hirshfield’s responsibilities in this role included business development activities, conducting extensive credit analysis on target companies, as well as portfolio management. Mr. Hirshfield began his career as a loan officer at CIT Group Inc. and then became a restructuring advisor at a boutique investment bank, CDG Group. In 2003, Mr. Hirshfield moved over to the buy side and joined Longacre Fund Management, LLC, a $2.5 billion distressed debt fund. Mr. Hirshfield continued as a distressed investor at Del Mar Asset Management, LP, Ramius LLC and most recently CRG, LLC from 2012 through 2014. At CRG, LLC, Mr. Hirshfield was responsible for identifying and managing investments in distressed situations and conducting extensive research on potential investments. Mr. Hirshfield has a B.S. in Applied Mathematics from Union College and an M.B.A. from Fordham University Graduate School of Business. Mr. Hirshfield brings over 20 years of experience understanding and analyzing public and private companies. He has an expertise in providing operational and investment recommendations as well as providing extensive valuation and credit analysis, which the Board believes qualifies him to serve as a director.

Matthew E. Lipman has served as a member of our Board since October 2016. Since 2004, Mr. Lipman has served as Managing Director of Brookstone Partners, a lower middle market private equity firm based in New York and an affiliate of Brookstone Partners Acquisition XXIV, LLC. Mr. Lipman’s responsibilities at Brookstone Partners include identifying and evaluating investment opportunities, performing transaction due diligence, managing the capital structure of portfolio companies and working with management teams to implement operational and growth strategies. In addition, Mr. Lipman is responsible for executing add-on acquisitions and other portfolio company-related strategic projects. From July 2001 through June 2004, Mr. Lipman was an analyst in the mergers and acquisitions group at UBS Financial Services Inc. responsible for formulating and executing on complex merger, acquisition and financing strategies for Fortune 500 companies in the industrial, consumer products and healthcare sectors. Mr. Lipman currently serves on the Board of Directors of Instone, LLC, Denison Pharmaceuticals, LLC, Virginia Abrasives Corporation, and Capstone Therapeutics Corp. Mr. Lipman has a B.S. in Business Administration from Babson College. Mr. Lipman brings over 18 years of experience working with companies to establish growth strategies and execute acquisitions, is proficient in reading and understanding financial statements, generally accepted accounting principles and internal controls as a direct result of his investment experience evaluating companies for potential investments, the management of financial reporting and capital structure for three portfolio companies, as well as relevant experience in board service, which the Board believes qualifies him to serve as a director. As part of our sale of 3,750,000 shares of our common stock to Brookstone in October 2016, Brookstone has two designated directors that sit on our Board; Mr. Lipman is one such director.

Alykhan Madhavji was appointed to the Board on February 24, 2021. Mr. Madhavji has served as Managing Partner at Blockchain Founders Fund since 2018. Prior to that, Mr. Madhavji served as a Senior Associate at PwC in its Assurance & Consulting division from 2012 through 2014. He has also served as a member of the Board of Directors of CryptoStar Corp. (TSXV: CSTR) since August 2020. Mr. Madhavji consults leading organizations, such as the United Nations, on emerging technologies. Mr. Madhavji is a Limited Partner at Loyal VC and Draper Goren Holm, an award-winning author, a Senior Blockchain Fellow at INSEAD and recognized as a “Blockchain 100” Global Leader by Lattice80. He holds a Bachelor of Commerce from the University of Toronto, a Master of Business Administration from INSEAD, earned in 2017, and a Master of Global Affairs, as a Schwarzman Scholar, from Tsinghua University, earned in 2018. Mr. Madhavji has deep expertise in emerging technologies and blockchain start-ups, which the Board believes qualifies him to serve as a director.

Thomas J. Marusak has served as a member of our Board since December 2004. Additionally, Mr. Marusak has served as a member of the Boards of each of MTI Instruments since April 2011, and EcoChain since January 2020. Since 1986, Mr. Marusak has served as President of Comfortex Corporation, a manufacturer of window blinds and specialty shades. Mr. Marusak was a member of the Advisory Board of Directors for Key Bank of New York from 1996 through 2004 and served on the Board of Directors of the New York Energy Research and Development Authority from 1998 through 2006. In 2019, Mr. Marusak retired from the Board of Directors of the Capital District Physician’s Health Plan, Inc., in Albany, where he had served for the prior eight years and had participated as a member of the board’s Finance, Compensation, Audit, Investment, and Executive Committees. Additionally, Mr. Marusak has served as a Board member for the following entities in the course of his professional career: Center for Economic Growth (past Chair), Dynabil Corp. (Advisory Board), and the Albany Chamber of Commerce (Executive Board). Mr. Marusak received a B.S. in Engineering from Pennsylvania State University and an M.S. in Engineering from Stanford University. Mr. Marusak brings technical development, manufacturing experience, product development and introduction, financial accounting, and human resources expertise to the Board, as well as relevant experience in committee and board service, which the Board believes qualifies him to serve as a director.

David C. Michaels has served as our Chairman of the Board since January 2017 and as a member of our Board since August 2013. Mr. Michaels served as the Chief Financial Officer of the American Institute for Economic Research, Inc., an internationally recognized economics research and education organization, from October 2008 to May 2018. Mr. Michaels served as Chief Financial Officer at Starfire Systems, Inc. from December 2006 to September 2008. Mr. Michaels worked at Albany International Corp. from March 1987 to December 2006 as Vice President, Treasury and Tax and Chief Risk Officer. Mr. Michaels also worked at Veeco Instruments from May 1979 to March 1987 in various roles including Controller and Tax Manager. Mr. Michaels is a member of the Board of Directors and Chair of the Audit Committee of Iverson Genetic Diagnostics, Inc. Mr. Michaels also serves as a member of the Board of Governors and Treasurer of the Country Club of Troy. Mr. Michaels served as the Chairman of the Board of Directors of Starfire Systems, Inc. from January 2009 through December 2009. Mr. Michaels has a Bachelor of Science degree with dual majors in Accounting and Finance and a minor in Economics from the University at Albany. Mr. Michaels completed graduate-level coursework at the C.W. Post campus of Long Island University. Mr. Michaels also completed the Leadership Institute Program at the Lally School of Management & Technology at Rensselaer Polytechnic Institute. Mr. Michaels contributes more than 30 years of international financial and operating experience in a wide variety of roles in both public and private organizations to the Board, which the Board believes qualifies him to serve as a director.

William P. Phelan has served as a member of our Board since December 2004. He also served as an interim Chief Executive Officer and President of EcoChain from March 2020 to November 2020, and as interim Vice President of EcoChain from November 2020 to March 2021. Mr. Phelan is the co-founder and Chief Executive Officer of Bright Hub, Inc., a software company founded in 2005, which focuses on the development of online software for commerce. In May 1999, Mr. Phelan founded OneMade, Inc., an electronic commerce marketplace technology systems and tools provider. Mr. Phelan served as Chief Executive Officer of OneMade, Inc. from May 1999 to May 2004, including for a year after it was sold to, and remained a subsidiary of, America Online. Mr. Phelan serves on the Board of Trustees and is a Finance Committee member and an Investment Committee Chair for Capital District Physician’s Health Plan, Inc. Mr. Phelan also serves on the Board of Trustees and Chairman of the Audit Committee of the Paradigm Mutual Fund Family. He has also held numerous executive positions at Fleet Equity Partners, Cowen & Company, First Albany Corporation, and UHY Advisors Inc., formerly Urbach Kahn & Werlin, PC. Mr. Phelan has a B.A. in Accounting and Finance from Siena College, an M.S. in Taxation from City College of New York, and is a Certified Public Accountant. Mr. Phelan contributes leadership, capital markets experience, strategic insight as well as innovation in technology to the Board, which the Board believes qualifies him to serve as a director.

Family Relationships

There are no family relationships among any of our executive officers and any current or proposed directors.

Involvement in Certain Legal Proceedings

During the past ten years, none of the persons serving as executive officers and/or directors of the Company has been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the SEC or the CFTC to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

Corporate Governance

In considering its corporate governance requirements and best practices, including, but not limited to, director independence, we are required to comply with Nasdaq’s listing and maintenance rules.

Board Leadership Structure

The Board does not have an express policy regarding the separation of the roles of Chief Executive Officer and Director as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has designated David Michaels as Lead Independent Director. Currently, Michael Toporek serves as both the Company’s Chief Executive Officer and a Director. As Chief Executive Officer, Mr. Toporek is involved in the day-to-day operations of the Company and also provides strategic guidance on the Company’s operations. The Board believes Mr. Toporek’s experience and knowledge are valuable in the oversight of both the Company’s operations as well as with respect to the overall oversight of the Company at the Board level. The Board believes that this leadership structure is appropriate as Mr. Toporek is intimately knowledgeable with the Company’s current and planned operations.

Role of the Board and the Audit Committee in Risk Oversight

While management is charged with the day-to-day management of risks that the Company faces, the Board of Directors, and the Audit Committee of the Board, have been responsible for oversight of risk management. The full Board, and the Audit Committee since it was formed, have responsibility for general oversight of risks facing the Company. Specifically, the Audit Committee reviews and assesses the adequacy of the Company’s risk management policies and procedures with regard to identification of the Company’s principal risks, both financial and non-financial, and review updates on these risks from the Chief Financial Officer and the Chief Executive Officer. The Audit Committee also reviews and assesses the adequacy of the implementation of appropriate systems to mitigate and manage the principal risks.

Review and Approval of Transactions with Related Parties

The Board of Directors adopted a policy to comply with Item 404 of Regulation S-K of the Exchange Act as well as the Nasdaq Rules requiring that disinterested directors approve transactions with related parties which are not market-based transactions.

Generally, the Board of Directors will approve transactions only to the extent the disinterested directors believe that they are in the best interests of the Company and on terms that are fair and reasonable (in the judgment of the disinterested directors) to the Company. Our policy is available on our Company website at https://www.mechtech.com/governance-documents/.

Audit Committee

The Board of Directors established the Audit Committee on March 11, 2004 and effective upon the uplisting of our common stock to Nasdaq in the event that our Nasdaq listing application is approved (which may not occur), our Audit Committee charter will comply with Section 3(a)(58)(A) of the Exchange Act and Nasdaq Rule 5605. The Audit Committee was established to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The members of our Audit Committee are Edward Hirshfield, William Phelan, Alykhan Madhavji, and David Michaels. Mr. Michaels serves as chairman of the Audit Committee. The Board of Directors determined that all members of our Audit Committee were independent under SEC Rule 10A-3(b)(1) and Nasdaq Rule 5605(a)(2). The Board has determined that all current members of the Audit Committee are “financially literate” as interpreted by the Board in its business judgment. David Michaels has been qualified as an audit committee financial expert, as defined in the applicable rules of the SEC.

The Audit Committee meets periodically with our independent accountants and management to review the scope and results of the annual audit and to review our financial statements and related reporting matters prior to the submission of the financial statements to the Board. In addition, the Audit Committee meets with the independent auditors at least on a quarterly basis to review and discuss the annual audit or quarterly review of our financial statements.

We have established an Audit Committee Charter that deals with the establishment of the Audit Committee and sets out its duties and responsibilities. The Audit Committee is required to review and reassess the adequacy of the Audit Committee Charter on an annual basis. The Audit Committee Charter is available on our Company website at https://www.mechtech.com/governance-documents/.

Governance and Nominating Committee

The members of our Governance and Nominating Committee are Thomas Marusak, William Hazelip and Edward Hirshfield. Mr. Hirshfield serves as chairman of the Governance and Nominating Committee. This committee’s responsibilities include, among other things: identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by shareholders, to serve on our Board; considering and making recommendations to our Board regarding the composition and chairmanship of the committees of our Board; developing and recommending to our Board’s corporate governance principles, codes of conduct and compliance mechanisms; and overseeing periodic evaluations of the Board’s performance, including committees of the Board.

When evaluating director candidates, the Governance and Nominating Committee may consider several factors, including relevant experience, independence, commitment, compatibility with the Chief Executive Officer and the Board’s culture, prominence and understanding of the Company’s business, as well as any other factors the Governance and Nominating Committee deems relevant at the time. The Governance and Nominating Committee makes a recommendation to the full Board as to any person it believes should be nominated by our Board, and our Board determines the nominees after considering the recommendation and report of the Governance and Nominating Committee. The Governance and Nominating Committee Charter is available on our Company website at https://www.mechtech.com/governance-documents/.

Compensation Committee

The members of our Compensation Committee are William Hazelip, William Phelan, and Thomas Marusak. Mr. Marusak serves as chairman of the Compensation Committee. The Compensation Committee is responsible for making recommendations to the Board regarding the compensation of executive officers, to review and administer our Company’s equity compensation plans, to review, discuss, and evaluate at least annually the relationship between risk management policies and practices and compensation, as well as oversee the Company’s engagement with shareholders and proxy advisors.

In the event that our Nasdaq listing application is approved, effective upon the uplisting of our common stock to Nasdaq (which may not occur), the Compensation Committee will be in compliance with Nasdaq Rule 5605(d). The Compensation Committee consists of only independent directors in accordance with Nasdaq Rule 5605(a)(2) and all non-employee directors for purposes of Rule 16b-3 of the Exchange Act. The compensation of our CEO, Mr. Toporek, must be determined by the Compensation Committee and the CEO may not be present during voting or deliberations for his compensation.

Although Nasdaq Rule 5605(d)(3) provides that the Compensation Committee may (in its discretion, not Board discretion) retain compensation consultants, independent legal counsel, and other advisors, the independent directors acting as the Compensation Committee have not decided to do so. Our Compensation Committee Charter is available at our website: https://www.mechtech.com/governance-documents/.

Code of Business Conduct and Ethics

On March 9, 2021, our Board of Directors adopted a Code of Business Conduct and Ethics Policy (the “Code of Conduct”). Our Code of Conduct is applicable to all of the Company’s and its subsidiaries’ employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The Code of Conduct contains written standards that are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely and understandable public disclosures and communications, including financial reporting; compliance with applicable laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of our Code of Business Conduct and Ethics Policy of the Company is posted at our website at https://www.mechtech.com/governance-documents/.

Insider Trading Policy and Policy on Trading Blackout Periods, Benefit Plans and Section 16 Reporting

Our Insider Trading Policy and policy on Trading Blackout Periods, Benefit Plans and Section 16 Reporting applies to all of our officers, directors, and employees and provides strict guidelines as to restrictions on trading activity in the Company’s stock. These policies are posted at our website: https://www.mechtech.com/governance-documents/.

Director Independence

The Board has determined that Messrs. Hirshfield, Marusak, Michaels, Hazelip, Madhavji and Phelan are “independent directors” under the rules and regulations of the SEC and Nasdaq Rule 5062(a)(2). In making this determination, our Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including such individual’s beneficial ownership of common stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation received for services rendered in all capacities to the Company during the fiscal years ended December 31, 2020 and December 31, 2019 by our sole named executive officer, Frederick W. Jones, who served as our Chief Executive and Chief Financial Officer during 2019 and through September 11, 2020, and Michael Toporek and Jessica L. Thomas, who currently serve as our Chief Executive Officer and Chief Financial Officer, respectively. We had no other executive officers during these years.

Name and Principal Position	Year	Salary	Option Awards (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation (4)	Total
Frederick W. Jones (1)	2020	$145,141	—	—	$34,992	$180,133
Chief Executive, Chief Financial Officer and Secretary	2019	$192,995	—	$25,000	$7,720	$225,715
Michael Toporek (5) Chief Executive Officer	2020	$20,192	—	—	—	$20,192
Jessica L. Thomas (6) Chief Financial Officer	2020	$73,326	—	—	—	$73,326

(1)	Mr. Jones resigned from the Company effective September 11, 2020.

(2)	The amounts shown in this column represent the grant date fair values of any stock option awards awarded in each of the past two years. The assumptions we used in calculating these amounts are discussed in Note 11 to our consolidated financial statements for the years ended December 31, 2019 and 2018 in this Form 10.

(3)	The amounts shown in this column represent accruals made pursuant to the successful completion of certain performance objectives pursuant to Mr. Jones’s employment agreement.

(4)	“All Other Compensation” consists of matching contributions to our 401(k) plan and vacation payout.

(5)	Mr. Toporek became Chief Executive Officer of the Company effective October 28, 2020, and, therefore, he did not receive compensation from the Company in 2019.

(6)	Mrs. Thomas became Chief Financial Officer of the Company effective July 1, 2020, and, therefore, she did not receive compensation from the Company in 2019.

Officer Base Salary and Cash Incentives

On May 5, 2017, the Company entered into an employment agreement with Mr. Jones to serve as its Chief Executive Officer and Chief Financial Officer. The agreement provided for an initial term ending December 31, 2018, and, unless either party provided written notice that the agreement would not be renewed, was renewed for an additional year on December 31, 2018 and each subsequent December 31; such non-renewal could be for any or for no stated reason. Mr. Jones resigned from the Company and provided notice of non-renewal on August 24, 2020.

The agreement provided that Mr. Jones would receive an annual base salary of $182,310 or such higher figure as may be agreed upon from time to time by the Board. Mr. Jones was also eligible to receive an annual bonus in accordance with our executive bonus program, which is established annually by the Board at its sole discretion, and also could have received, at our sole discretion, an additional, discretionary bonus in connection with his annual evaluation by the Board. Mr. Jones was also eligible to receive options to purchase our common stock or other equity awards under our equity incentive plans in such amounts as determined by the Board, and was entitled to such employee benefits, if any, as are generally provided to our full-time employees.

In January 2018, the Compensation Committee increased Mr. Jones’ annual base salary to $187,500. The Compensation Committee approved a $100,000 payment for Mr. Jones under our executive bonus program based on the criteria the Board established under this program for 2018. As such, we accrued for Mr. Jones, as of December 31, 2018, a $100,000 payment. This accrual was paid in full during February 2019.

In January 2019, the Compensation Committee increased Mr. Jones’ annual base salary to $193,125. The Compensation Committee approved a $25,000 payment for Mr. Jones for his additional responsibilities and duties relative to the Company’s initiative to establish EcoChain and associated investment in the field of vertically integrated energy production and cryptocurrency mining. As such, we accrued for Mr. Jones, as of December 31, 2019, a $25,000 payment. This accrual was paid in full during January 2020.

Mr. Jones resigned as the Company’s Chief Executive Officer and Chief Financial Officer, effective September 11, 2020. Upon his resignation, all options held by Mr. Jones were exercisable within 90 days, and were exercised by him within that time frame. Due to the voluntary nature of his resignation, Mr. Jones did not receive any termination payments or other payments in connection with his resignation.

Outstanding Equity Awards at Fiscal Year End

The following table provides information as to equity awards granted by the Company and held by Michael Toporek and Jessica Thomas, our sole named executive officers as of December 31, 2020.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)
Michael Toporek	12/12/2018	3,750 (1)	3,750	0.90	12/12/2028	—	—

Jessica L. Thomas	07/01/2020	—	25,000	0.70	07/01/2030	7,500	$27,225

(1)	The options vest at the rate of 25% on each of the first four anniversaries of the date of the award, with first vest occurring on one year after grant date, becoming fully exercisable four years after the grant date.

At December 31, 2020, there were no outstanding options or unvested stock awards held by Mr. Jones.

Director Compensation for the Fiscal Year Ended 2020

Directors who are also our employees, if any, are not compensated for serving on the Board.

On January 14, 2020, the Board’s Compensation Committee authorized non-employee directors to continue to receive cash compensation of $10,000 per year, with additional consideration for the lead independent director of $5,000 per year. The Committee also authorized special one-time restricted stock awards to the CEO and members of the Company’s Investment Committee as shown in the table below. The Board’s Compensation Committee reviewed and reaffirmed the Board’s prior approval of stock option compensation for Board members, our Chief Executive Officer and Chief Financial Officer, and select professional staff. Future director compensation will be determined by the Compensation Committee.

Name	Fees Earned or Paid in Cash	Total	Restricted Stock Award (shares)
Edward R. Hirshfield (1)	$10,000	$10,000	-
Matthew E. Lipman (2)	$10,000	$10,000	-
Thomas J. Marusak (3)	$10,000	$10,000	15,465
David C. Michaels (4)	$15,000	$15,000	15,465
William P. Phelan (5)	$10,000	$10,000	35,000

(1) As of December 31, 2020, Mr. Hirshfield had 7,500 options outstanding, 3,750 of which were exercisable.

(2) As of December 31, 2020, Mr. Lipman had 7,500 options outstanding, 3,750 of which were exercisable.

(3) As of December 31, 2020, Mr. Marusak had 44,500 options outstanding, 38,250 of which were exercisable.

(4) As of December 31, 2020, Mr. Michaels had 43,000 options outstanding, 35,500 of which were exercisable.

(5) As of December 31, 2020, Mr. Phelan had 83,500 options outstanding, 77,250 of which were exercisable.

Summary of the Company’s Equity Incentive Plans

General Plan Information

As of December 31, 2020, the Company had three equity compensation plans: (i) the 2006 Plan, (ii) the 2012 Plan and (iii) the 2014 Plan.

Additionally, the Company’s shareholders approved the Company’s 2021 Stock Incentive Plan at a special meeting of shareholders on March 25, 2021 (the “2021 Plan” and, together with the 2006 Plan, 2012 Plan and 2014 Plan, the “Plans”). The 2021 Plan was adopted by the Board on February 12, 2021.

2006 Plan

The 2006 Plan, was adopted by the Board on March 16, 2006 and approved by our shareholders on May 18, 2006. The 2006 Plan was amended and restated by the Board in 2009 to increase the number of shares of Common Stock issuable to all employees of the Company and its eligible affiliates under the 2006 Plan from 250,000 shares to 600,000 shares, in 2011 to increase such number of shares issuable under thereunder to 1,200,000, and in 2016 to allow for the award agreement or another agreement entered into between the Company and the award grantee to vary the method of exercise of options issued under the 2006 Plan. The number of shares that could be awarded under the 2006 Plan and any outstanding awards has been adjusted for stock splits and other similar events. In connection with seeking shareholder approval of the 2012 Plan, the Company agreed not to make further awards under the 2006 Plan. As of December 31, 2020, there were no options to purchase shares of Common Stock under the 2006 Plan, with no shares reserved for future grants under the 2006 Plan.

2012 Plan

The 2012 Plan, was adopted by the Board on April 14, 2012 and approved by our shareholders on June 14, 2012. The 2012 Plan was amended and restated by the Board effective October 20, 2016 to (i) permit the award agreement or another agreement entered into between the Company and the award grantee to vary the method of exercise of options issued under the 2012 Plan and (ii) permit another agreement entered into between the Company and the award grantee, in addition to the award agreement, to vary the provisions governing expiration of options or other awards under the 2012 Plan following termination of the award recipient’s service with the Company. The 2012 Plan provides that an aggregate of 600,000 shares of common stock may be awarded or issued to all employees of the Company and its eligible affiliates pursuant to the 2012 Plan. The number of shares of common stock that may be awarded under the 2012 Plan and awards outstanding may be subject to adjustment on account of any recapitalization, reclassification, stock split, reverse stock split and other dilutive changes in common stock. Under the 2012 Plan, the Board is authorized to issue stock options (incentive and nonqualified), stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to employees, officers, directors, consultants and advisors of the Company and its subsidiaries. Incentive stock options may only be granted to employees of the Company and its subsidiaries. As of December 31, 2020, options to purchase 240,680 shares of common stock were outstanding under the 2012 Plan, of which 118,500 were exercisable, with 1,750 shares reserved for future grants of equity awards under the 2012 Plan.

2014 Plan

The 2014 Plan, was adopted by the Board on March 12, 2014 and approved by our shareholders on June 11, 2014. The 2014 Plan provides an aggregate number of 500,000 shares of Common Stock that may be awarded or issued to directors and selected employees of the Company and its affiliates under the 2014 Plan. The number of shares that may be awarded under the 2014 Plan and awards outstanding may be subject to adjustment on account of any stock dividend, spin-off, stock split, reverse stock split, split-up, recapitalization, reclassification, reorganization, combination or exchange of shares, merger, consolidation, liquidation, business combination, exchange of shares or the like. Under the 2014 Plan, the Board-appointed administrator of the 2014 Plan is authorized to issue stock options (incentive and nonqualified), stock appreciation rights, restricted stock, restricted stock units, phantom stock, performance awards and other stock-based awards to employees, officers and directors of, and other individuals providing bona fide services to or for, the Company or any affiliate of the Company. Incentive stock options may only be granted to employees of the Company and its subsidiaries. As of December 31, 2020, options to purchase 239,000 shares of Common Stock were outstanding under the 2014 Plan, of which 157,500 were exercisable, with 9,375 shares reserved for future grants of equity awards under the 2014 Plan.

2021 Stock Incentive Plan

The 2021 Stock Plan, or the 2021 Plan, was adopted by the Board on February 12, 2021, and approved by the shareholders on March 25, 2021. The 2021 Plan authorizes the Company to issue such shares of common stock upon the exercise of stock options, the grant of restricted stock awards and the conversion of restricted stock units (collectively, the “Awards”). The 2021 Plan is administered by the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee has full authority, subject to the terms of the 2021 Plan, to interpret the 2021 Plan and establish rules and regulations for the proper administration of the 2021 Plan. Subject to certain adjustments as provided in the 2021 Plan, the maximum aggregate number of shares of common stock that may be issued under the 2021 Plan (i) pursuant to the exercise of stock options, (ii) as restricted stock and (iii) as available pursuant to restricted stock units shall be limited to (A) during the Company’s fiscal year ending December 31, 2021 (the “2021 Fiscal Year”), 1,460,191 shares of common stock, and (B) beginning with the Company’s fiscal year ending December 31, 2022 (the “2022 Fiscal Year”), fifteen percent (15%) of the number of shares of common stock outstanding. Subject to certain adjustments as provided in the 2021 Plan, (i) shares of common stock subject to the 2021 Plan shall include shares of common stock forfeited in a prior year and (ii) the number of shares of common stock that may be issued under the 2021 Plan may never be less than the number of shares of common stock that are then outstanding under Award grants.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company has four share-based equity compensation plans, the 2006 Plan, the 2012 Plan, the 2014 Plan and the 2021 Plan. Descriptions of these plans are presented above.

As of the December 31, 2020, we had the following securities authorized for issuance under our equity compensation plans:

The following table presents information regarding these plans as of December 31, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2) (c)
Equity compensation plans approved by security holders	398,750	$0.87	11,125

Total	398,750		11,125

(1)	The securities available under the Plans for issuance and issuable pursuant to exercises of outstanding options may be adjusted in the event of a change in outstanding stock by reason of stock dividend, stock splits, reverse stock splits, etc.
(2)	No awards can currently be made out of the 2006 Plan.

Prerequisites and Other Benefits

Our executive officers are eligible to participate in similar benefit plans available to all our other employees including medical, dental, vision, group life, disability, accidental death and dismemberment, paid time off, and 401(k) plan benefits.

We also maintain a standard directors and officers liability insurance policy with coverage similar to the coverage typically provided by other small publicly held technology companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of March 31, 2021, for (i) each shareholder known to be the beneficial owner of more than 5% of our outstanding shares of common stock (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. Also included is total voting power of such persons assuming all shares in this Offering are sold, assuming no exercise of the Common Warrants or the Underwriters’ Warrants and no exercise of the underwriters’ over-allotment option. The inclusion in this schedule of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares. A person is considered to beneficially own any shares: (a) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (b) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options, warrants or convertible debt. Shares underlying such options, warrants, and convertible promissory notes, however, are only considered outstanding for the purpose of computing the percentage ownership of that person and are not considered outstanding when computing the percentage ownership of any other person. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children. The table below does not include any options granted under the Plans, and does not assume the Board effecting a reverse stock split. Unless otherwise provided, the address for each person is 325 Washington Ave Ext, Albany, New York 12205.

	Shares Beneficially Owned		Shares Beneficially Owned
	Prior to Offering (1)		After Offering
Name and Address of Beneficial Owner (2)	Number	Percent of Class	Number	Percent of Class
Executive Officers
Jessica L. Thomas	7,500	*	7,500	*
Moshe Binyamin (3)	15,671	*	15,671	*
Michael Toporek (3)(6)	3,761,250	38.1%	3,761,250	33.8%

Non-Employee Directors
Edward R. Hirshfield (3)	11,250	*	11,250	*
Matthew E. Lipman (3)(6)	3,761,350	38.1%	3,761,350	33.8%
Thomas J. Marusak (4)	218,275	2.2%	218,275	2.0%
David C. Michaels (5)	138,477	1.4%	138,477	1.2%
William P. Phelan	244,750	2.5%	244,750	2.2%
William Hazelip	—	—	—	—
Alykhan Madhavji	—	—	—	—

All current directors and executive officer as a group (10 persons)	4,363,523	44.2%	4,363,523	39.2%

Persons or Groups Holding More than 5% of the Common Stock
Brookstone Partners Acquisition XXIV, LLC (6) 232 Madison Avenue, Suite 600 New York, NY 10016	3,750,000	38.0%	3,750,000	33.7%

(1)	Based on 9,876,857 shares of our common stock outstanding on March 31, 2021 (including 45,000 shares of restricted stock granted under the 2021 Stock Incentive Plan), and, with respect to each individual holder, rights to acquire our common stock exercisable within 60 days of March 31, 2021.

(2)	Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned by the shareholder.

(3)	Includes 3,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2021.

(4)	Includes 38,250 shares of common stock issuable upon exercise of stock options exercisable and vesting of restricted stock awards within 60 days of March 31, 2021.

(5)	Includes 35,500 shares of common stock issuable upon exercise of stock options exercisable and vesting of restricted stock awards within 60 days of March 31, 2021.

(6)	Representatives of Brookstone Partners Acquisition XXIV, LLC, a Delaware limited liability company (“Brookstone XXIV”), have provided us the following information: As the Manager of Brookstone XXIV, Brookstone Partners I.A.C. may be deemed to beneficially own the shares of common stock owned directly by Brookstone XXIV. Michael Toporek is President of Brookstone Partners I.A.C. and Matthew Lipman is Secretary of Brookstone Partners I.A.C. and share voting and dispositive power over the shares of common stock owned by Brookstone XXIV. The address of each of Brookstone XXIV, Brookstone Partners I.A.C., Michael Toporek, and Matthew Lipman is 232 Madison Avenue, Suite 600, New York, New York 10016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of transactions among related parties that occurred since January 1, 2019, and any ongoing related party relationships:

Legal Services

During the years ended December 31, 2020 and December 31, 2019, the Company incurred $95,000 and $54,000, respectively, to Couch White, LLP for legal services associated with contract review. A partner at Couch White, LLP is an immediate family member of Thomas J. Marusak, one of our directors. We used Couch White, LLP for certain legal services during 2020, and anticipate using them for certain legal services in the future.

Soluna Transactions

We have entered into relationships with Soluna and a Soluna-affiliated entity, as discussed in the Business section of this registration statement. One of our directors has an affiliation with Soluna, as described below.

Our Chief Executive Officer and Director Michael Toporek (i) owns 90% of the equity of Soluna Technologies Investment I, LLC, which owns 61.5% of Soluna and (ii) owns 100% of the equity of MJT Park Investors, Inc., which owns 3.2% of Soluna, in each case on a fully-diluted basis. Mr. Toporek does not own directly, or indirectly, equity interest in Tera Joule, LLC, which owns 8.5% of Soluna; however, as a result of his 100% ownership of Brookstone IAC, Inc., which is the manager of Tera Joule, LLC, he has dispositive power over the equity interests that Tera Joule owns in Soluna.

One of our directors, Matthew E. Lipman, serves as a director and as acting Secretary and Treasurer of Soluna. Mr. Lipman does not directly own any equity interest in Tera Joule, LLC, which owns 8.5% of Soluna; however, as a result of his position as a director and officer of Brookstone IAC, Inc., which is the manager of Tera Joule, LLC, he has dispositive power over the equity interests that Tera Joule owns in Soluna.

Our director William P. Phelan serves as a board observer of Soluna on behalf of the Company.

As a result, the approximate dollar value of the amount of Mr. Toporek’s and Mr. Lipman’s interest in the Company’s transactions with Soluna through December 31, 2020, are $631,000 and $0, respectively.

The Company’s investment in Soluna is carried at the cost of investment and is $750,000 as of March 31, 2021. The Company owns approximately 1.86% of Soluna’s common stock, calculated on a fully-diluted basis, as of December 31, 2020.

Indemnification Agreements

Our Articles of Incorporation and Bylaws provide indemnification to our officers and directors to the fullest extent permitted by the NRS, and further indemnify any person made, or threatened to be made, a party to an action or proceeding (but excluding an action by or in the right of the Company) by reason of the fact that such person was a director or officer of the Company against judgments, fines, amounts paid in settlement, and expenses, including attorneys’ fees actually incurred, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company and, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. The Articles of Incorporation and Bylaws further indemnify any director or officer made, or threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director or officer, or was serving at the request of the Company, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action provided such person was acting in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company. In addition, to the extent that a director or officer has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any such claim, issue, or matter therein, the Articles of Incorporation and Bylaws provide for indemnification to him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Despite the foregoing, this specific indemnity from the Company is not available to such a director or officer if (1) the presumption that such director or officer acted in good faith, on an informed basis and with a view to the interests of the Company is rebutted, and (2) it is proven that such director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of law.

Furthermore, the NRS provide for broad indemnification by corporations of their officers and directors, and offers a presumption that such officer or director has acted in good faith, on an informed basis and with a view to the interests of the corporation, unless such presumption is successfully rebutted.

The NRS also provide that no director or officer is individually liable for damages as a result of an act or failure to act in his or her capacity as a director or officer except if (1) the presumption that such director or officer acted in good faith, on an informed basis and with a view to the interests of the Company is rebutted, and (2) it is proven that such director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of law. In addition, the NRS provide that any such indemnifiable person who has been successful on the merits or otherwise in the defense of an applicable action or proceeding shall be affirmatively entitled to the foregoing indemnity. The NRS additionally permit a corporation to advance expenses as they are incurred by a director or officer in defending an action or proceeding prior to final disposition upon receipt of an undertaking by the applicable person to repay such advanced amount if the advancement is ultimately found to not be permitted by law or otherwise.

In addition, we maintain directors’ and officers’ liability insurance which insures against liabilities that our directors and officers may incur in such capacities.

Information related to the independence of our directors is provided under the section titled “Directors, Executive Officers and Corporate Governance.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock offered, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our securities.

This summary does not address any alternative minimum tax considerations, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;
●	tax-exempt organizations or governmental organizations;
●	regulated investment companies and real estate investment trusts;
●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
●	brokers or dealers in securities or currencies;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);
●	tax-qualified retirement plans;
●	certain former citizens or long-term residents of the United States;
●	partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors therein);
●	persons who hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;
●	persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code; or
●	persons deemed to sell our securities under the constructive sale provisions of the Code.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

●	an individual citizen or resident of the United States;
●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;
●	an estate whose income is subject to U.S. federal income tax regardless of its source; or
●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

For purposes of this summary, a “non-U.S. Holder” is any beneficial owner of our common stock that is not a U.S. Holder or a partnership, or other entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes.

Distributions on Common Stock

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied. Any dividends that we pay to a U.S. holder that is a corporation will qualify for a deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of our common stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s tax basis in such common stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such common stock. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);
●	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or
●	shares of our common stock constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non- U.S. holder’s holding period for our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our common stock.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our securities made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends paid by us, and under current transitional rules are expected to apply with respect to the gross proceeds from a sale or other disposition of our securities on or after January 1, 2020. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL TAX LAWS WERE RECENTLY ENACTED. PROSPECTIVE INVESTORS SHOULD ALSO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

UNDERWRITING

Univest Securities, LLC is acting as the representative of the underwriters of the Offering (the “Representative”). We plan to enter into an underwriting agreement with the Representative in connection with this Offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price, less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Univest Securities, LLC

Total

A copy of the form of underwriting agreement is filed as an exhibit to the Registration Statement of which this prospectus is part.

Over-Allotment Option

We have granted an option to the Representative exercisable for forty-five (45) days after the date of the closing of this offering, to purchase up to 187,500 additional shares of common stock (representing 15% of the number of the shares of common stock sold in this offering) and additional Common Warrants to purchase up to 46,875 shares of common stock (representing 15% of the number of the shares of common stock underlying the Common Warrants sold in this offering) at an assumed combined public offering price of $12.00, on the same terms and conditions as the shares of common stock and accompanying Common Warrants being offered in this offering. The Representative is not required to take or pay for the shares of common stock or accompanying Common Warrants covered by the Representative’s option to purchase additional shares of common stock and accompanying Common Warrants.

Underwriting Discounts and Expenses

The following table provides information regarding the amount of discounts to be paid to the underwriters by us, before expenses:

	Per Share and Accompanying Warrant	Total without exercise of over- allotment option	Total with full exercise of over- allotment option
Public Offering price	$	$	$
Underwriting discounts(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1) We have agreed to sell the shares of common stock and accompanying Warrants to the underwriters at a public offering price of $[ ] per share of common stock, which represents the offering price of such shares of common stock set forth on the cover page of this prospectus, less the applicable 7% underwriting discount.

We estimate the total expenses payable by us for this Offering, excluding the underwriting discounts, to be approximately $596,361 ($618,861 if the over-allotment is exercised, in full, by the underwriters), which amount includes (i) reimbursement of the accountable expenses of the representative equal to $75,000 being paid by us, (ii) a non-accountable expense allowance equal to 1% of the gross proceeds from the sale of the shares of common stock and accompanying Common Warrants and (iii) other estimated Company expenses of approximately $371,361, which includes legal accounting printing costs and various fees associated with the registration of our securities.

We have agreed to reimburse the Representative up to a maximum of $75,000 for out-of-pocket accountable expenses, including, but not limited to, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, accountable roadshow expenses, and background checks on our principal shareholders, directors and officers; provided that any expense over $5,000 shall require our prior written or email approval.

Underwriters’ Warrants

In addition, we have agreed to issue warrants to the underwriters (the “Underwriters’ Warrants”) to purchase up to 71,875 shares of common stock, which is equal to 5% of the total number of shares of common stock sold in this offering, including the full exercise of the over-allotment option, at an exercise price equal to $[●] per share (110% of the combined public offering price of $[●] of each one share of common stock and accompanying Common Warrant). These Underwriters’ Warrants may be purchased in cash or via cashless exercise and will be exercisable at any time from the closing of this offering until the fifth anniversary of the date of commencement of sales of the public equity offering. The Underwriters’ Warrants and the shares of common stock underlying the Underwriters’ Warrants will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110. In accordance with FINRA Rule 5110, neither the Underwriters’ Warrants nor any of our shares of common stock issued upon exercise of the Underwriters’ warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the commencement of sales of the securities registered on the Registration Statement of which this prospectus is a part, subject to certain exceptions set forth in FINRA Rule 5110(e)(2).

Right of First Refusal

We have agreed to grant the Representative, for the 12-month period following the closing of this offering, a right of first refusal to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company (the “Right of First Refusal”), which right is exercisable in the Representative’s sole discretion. In accordance with FINRA Rule 5110(g)(6)(A)(i), such Right of First Refusal does not have a duration of more than three years from the commencement of sales of the public offering or the termination date of the engagement between the us and the underwriters.

Lock-Up Agreements

Each of our directors, executive officers, and principal shareholders (5% or more shareholders) has also entered into a similar lock-up agreement for a period of six (6) months from the commencement of the first day of trading, subject to certain exceptions, with respect to our common stock and securities that are substantially similar to our common stock.

Determination of Offering Price

Our common stock is listed on Nasdaq under the symbol “MKTY.” On March 31, 2021, the last reported sale price of our common stock on Nasdaq was $12.00 per share.

The combined public offering price of each one share of common stock and accompanying Common Warrant offered by this prospectus will be determined by negotiation between us and the underwriters. Among the factors to be considered in determining the public offering price of the shares are:

●	our history and our prospects;
●	the industry in which we operate;
●	our past and present operating results;
●	the previous experience of our executive officers; and
●	the general condition of the securities markets at the time of this Offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock sold in this Offering. The values of such shares of common stock are subject to change as a result of market conditions and other factors.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions for the purpose of pegging, fixing or maintaining the price of our common stock. Stabilizing transactions permit bids to purchase the underlying common stock so long as the stabilizing bids do not exceed a specific maximum. These stabilizing transactions may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that stabilizing transactions may have on the price of our common stock. These transactions may be effected on Nasdaq, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this Offering, the underwriters also may engage in passive market making transactions in our common stock in accordance with SEC Regulation M. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “MKTY”.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the Offering. The underwriters may agree to allocate a number of shares of common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the Registration Statement of which this prospectus forms a part.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve our securities and/or instruments. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our securities, or the possession, circulation or distribution of this prospectus or any other material relating to us or the securities offered hereby, where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Canada. The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

People’s Republic of China. This prospectus has not been and will not be circulated or distributed in the PRC, and the securities may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Indemnification

Pursuant to the underwriting agreement, we will agree to indemnify each underwriter against certain liabilities, including certain liabilities arising under the Securities Act or to contribute to payments that an underwriter may be required to make for these liabilities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Sullivan & Worcester LLP. Certain legal matters in connection with the Offering will be passed upon for the underwriters by Hunter Taubman Fischer & Li LLC.

EXPERTS

The consolidated financial statements of Mechanical Technologies, Incorporated as of December 31, 2020 and 2019, and for each of the years then ended, have been included herein and in the Registration Statement, in reliance upon the report of Wojeski & Company, CPAs, P.C., independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act relating to the securities offered by this prospectus. Such Registration Statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information respecting our company and the securities offered by this prospectus, you should refer to the Registration Statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the Registration Statement of which this prospectus is a part at the SEC’s Internet site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 31, 2021;

●	our Definitive Proxy Statement on Schedule 14A for our special meeting of stockholders held on March 25, 202, filed with the SEC on February 22, 2021;

●	our Current Reports on Forms 8-K filed with the SEC on January 6, 2021, January 21, 2021, February 24, 2021, February 26, 2021 (2), March 8, 2021 and March 22, 2021; and

●	our registration statement on Form 8-A filed with the SEC on March 22, 2021.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Mechanical Technology, Incorporated
325 Washington Avenue Extension
Albany, NY 12205
contact@mechtech.com

Copies of these filings are also available on our website at www.www.mechtech.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

MECHANICAL TECHNOLOGY, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
INDEX

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Mechanical Technology, Incorporated and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Mechanical Technology, Incorporated and Subsidiaries (the Company) as of December, 2020 and 2019, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Realizability of the deferred tax assets

As described in Note 6 to the financial statements, the Company’s deferred tax asset balance was $759 thousand net of valuation allowances as of December 31, 2020. The ultimate realization of deferred tax assets depends upon generating sufficient future taxable income during the periods in which the temporary differences become deductible or before net operating loss and tax credit carryforwards expire. The Company records a valuation allowance to reduce deferred tax assets to an amount that is “more likely than not” to be realized. Evaluating the need for and quantifying the valuation allowance often requires significant judgment and extensive analysis of all the weighted positive and negative evidence available to the Company in order to determine whether all or some portion of the deferred tax assets will not be realized. In performing this analysis, the Company’s forecasted income, and the existence of potential prudent and feasible tax planning strategies that would enable the Company to utilize some or all of its deferred tax assets, are taken into consideration.

The principal considerations for our determination that performing procedures relating to the realizability of the deferred tax assets is a critical audit matter is due to the significant judgment used by management when evaluating the estimates and assumptions used in the projection of future taxable income. This led to a high degree of auditor judgment and subjectivity in performing procedures on management’s assessment of the tax planning strategies to enable utilization of deferred tax assets. The evaluation of audit evidence available to support the realizability of tax loss and tax credit carryforwards was complex and subjective, and therefore required significant auditor judgment.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included, among others, (i) evaluating the reasonableness of management’s assessment of tax planning strategies and the amount that is “more likely than not” to be realized, (ii) testing the completeness and accuracy of tax loss and tax credit carryforwards, (iii) evaluating the appropriateness of the realizability of net operating loss and credit carryforwards relevant to the deferred tax assets recognized, and (iv) evaluating the completeness, accuracy and sufficiency of disclosures.

/s/ Wojeski & Company, CPAs, P.C.

We have served as the Company’s auditor since 2018.

Albany, New York

March 30, 2021

Mechanical Technology, Incorporated and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2020 and December 31, 2019

(Dollars in thousands, except per share)	December 31,	December 31,
	2020	2019
Assets
Current Assets:
Cash	$2,630	$2,510
Accounts receivable – less allowances of $0 in 2020 and 2019	975	745
Inventories	828	924
Prepaid expenses and other current assets	346	56
Total Current Assets	4,779	4,235
Other assets	309	—
Deferred income taxes, net	759	395
Equity investment	750	—
Property, plant and equipment, net	847	174
Operating lease right-of-use assets	1,203	947
Total Assets	$8,647	$5,751

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$300	$210
Accrued liabilities	1,019	761
Operating lease liability	316	171
Income taxes payable	2	—
Total Current Liabilities	1,637	1,142

Other liabilities	203	—
Operating lease liability	891	776
Total Liabilities	2,731	1,918

Commitments and Contingencies (Note 12)
Stockholders’ Equity:
Common stock, par value $0.01 per share, authorized 75,000,000; 10,750,100 issued in 2020 and 10,586,170 issued in 2019	108	106
Additional paid-in capital	137,365	137,230
Accumulated deficit	(117,793)	(119,739)
Common stock in treasury, at cost, 1,015,493 shares in both 2020 and 2019	(13,764)	(13,764)
Total Stockholders’ Equity	5,916	3,833
Total Liabilities and Stockholders’ Equity	$8,647	$5,751

The accompanying notes are an integral part of these consolidated financial statements.

Mechanical Technology, Incorporated and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2020 and 2019

(Dollars in thousands, except per share)	Years Ended
	December 31,
	2020	2019

Product revenue	$9,004	$6,571
Cryptocurrency revenue	595	—
Total revenue	9,599	6,571
Operating costs and expenses:
Cost of product revenue	2,669	2,205
Cost of cryptocurrency revenue	405	—
Research and product development expenses	1,491	1,381
Selling, general and administrative expenses	3,584	2,726
Operating income	1,450	259
Other income, net	104	36
Income before income taxes	1,554	295
Income tax benefit	392	28
Net income	$1,946	$323

Net income per share (Basic)	$.20	$.03
Net income per share (Diluted)	$.20	$.03

Weighted average shares outstanding (Basic)	9,581,886	9,548,460
Weighted average shares outstanding (Diluted)	9,634,503	9,602,548

The accompanying notes are an integral part of these consolidated financial statements.

Mechanical Technology, Incorporated and Subsidiaries
Consolidated Statements of Changes in Equity
For the Years Ended December 31, 2020 and 2019

(Dollars in thousands, except per share)	Common Stock				Treasury Stock
	Shares	Amount	Additional Paid- in Capital	Accumulated Deficit	Shares	Amount	Total Stockholders’ Equity

January 1, 2019	10,452,670	$105	$139,067	$(118,462)	1,015,493	$(13,764)	$6,946

Net income	—	—	—	323	–	—	323

Stock based compensation	—	—	31	—	–	—	31

Issuance of shares – option exercises	133,500	1	73	—	–	—	74

Cash dividends	—	—	(1,941)	(1,600)	–	—	(3,541)

December 31, 2019	10,586,170	$106	$137,230	$(119,739)	1,015,493	$(13,764)	$3,833

Net income	—	—	—	1,946	–	—	1,946

Stock based compensation	—	—	54	—	–	—	54

Issuance of shares – option exercises	83,000	1	82	—	–	—	83

Issuance of shares – restricted stock	80,930	1	(1)	—	–	—	—

December 31, 2020	10,750,100	$108	$137,365	(117,793)	1,015,493	$(13,764)	$5,916

The accompanying notes are an integral part of these consolidated financial statements.

Mechanical Technology, Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2020 and 2019

(Dollars in thousands)	Year Ended December 31,
	2020	2019
Operating Activities
Net income	$1,946	$323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	159	87
Provision for bad debts	—	1
Deferred income taxes	(364)	—
Stock based compensation	54	31
Provision (recovery) for excess and obsolete inventories	(3)	33
Loss on disposal of equipment	3	3
Changes in operating assets and liabilities:
Accounts receivable	(230)	125
Inventories	99	(94)
Prepaid expenses and other current assets	(290)	1
Other long-term assets	(309)	—
Accounts payable	90	9
Operating lease, net	4	—
Income taxes and uncertain tax positions	2	—
Other long-term liabilities	203	—
Accrued liabilities	258	(230)
Net cash provided by operating activities	1,622	289
Investing Activities
Purchases of equipment	(835)	(83)
Purchase of stock in equity investment	(750)	—
Net cash used in investing activities	(1,585)	(83)
Financing Activities
Cash dividends on common stock	—	(3,541)
Proceeds from stock option exercises	83	74
Net cash provided by (used in) financing activities	83	(3,467)
Increase (decrease) in cash	120	(3,261)
Cash – beginning of period	2,510	5,771
Cash – end of period	$2,630	$2,510

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

1.	Nature of Operations

Description of Business

Mechanical Technology, Incorporated (MTI or the Company), a New York corporation until redomestication in the State of Nevada on March 29, 2021, was incorporated in 1961 and is headquartered in Albany, New York. The Company’s core business is conducted through MTI Instruments, Inc. (MTI Instruments), a wholly-owned subsidiary, which designs, manufactures and markets its products also at the Albany, New York location. The Company has also recently formed EcoChain, Inc. (EcoChain), a wholly-owned subsidiary, to conduct a new line of business associated with cryptocurrency mining operations, and also purchased Class A Preferred Shares of Soluna Technologies, Ltd. (Soluna), a Canadian company that develops vertically-integrated, utility-scale computing facilities focused on cryptocurrency mining and cutting-edge blockchain applications.

MTI Instruments was incorporated in New York on March 8, 2000 and is a supplier of vibration measurement and balancing systems, precision linear displacement solutions, and wafer inspection tools. Our products consist of engine vibration analysis systems for both military and commercial aircraft and electronic gauging instruments for position, displacement and vibration application within the industrial manufacturing markets, as well as in the research, design and process development markets. These systems, tools and solutions are developed for markets and applications that require consistent operation of complex machinery and the precise measurements and control of products, processes, the development and implementation of automated manufacturing and assembly.

EcoChain was incorporated in Delaware on January 8, 2020. EcoChain has established a new business line focused on cryptocurrency and the blockchain ecosystem. In connection with the creation of the new business line, EcoChain has established a cryptocurrency mining facility that integrates with the bitcoin blockchain network. On May 21, 2020, EcoChain closed its acquisition of the intellectual property of Giga Watt, Inc. (GigaWatt) and certain other property and rights of GigaWatt associated with GigaWatt’s operation of a crypto-mining operation located in Washington State. EcoChain purchased these assets from Giga Watt’s Chapter 11 Trustee in its bankruptcy case in the United States Bankruptcy Court Eastern District of Washington. Company management did not consider the assets EcoChain purchased from Giga Watt to constitute a “business” as substantially all the fair value of the gross assets acquired is concentrated in a group of similar identifiable assets. Therefore, management did not consider the acquisition of such assets to be a “business combination” as defined under ASC 805. The total purchase price of the assets acquired in the GigaWatt transaction was $200 thousand, of which $20 thousand was charged back as per the colocation agreement with Navier, Inc. and the remaining cost of $180 thousand was recorded as a leasehold improvement. The acquired assets formed the cornerstone of EcoChain’s cryptocurrency mining operation in Washington.

Liquidity

The Company has historically incurred significant losses primarily due to its past efforts to fund direct methanol fuel cell product development and commercialization programs and had a consolidated accumulated deficit of approximately $117.8 million as of December 31, 2020. As of December 31, 2020, the Company had working capital of approximately $3.1 million, no debt, no outstanding commitments for capital expenditures, and approximately $2.6 million of cash available to fund our operations.

Based on the Company’s projected cash requirements for operations and capital expenditures, its current available cash of approximately $2.6 million and its projected 2021 cash flow pursuant to management’s plans, management believes it will have adequate resources to fund operations and capital expenditures for the year ending December 31, 2021 and through the end of the first quarter of 2022. If cash generated from operations is insufficient to satisfy the Company’s operational working capital and capital expenditure requirements, the Company may utilize the $300 thousand line of credit at MTI Instruments to fund these initiatives. The Company is considering other funding sources, including debt and equity. However, the Company has no other formal commitments for funding its future needs at this time and any additional financing we may require during the year ending December 31, 2021, may not be available to us on acceptable terms or at all.

2.	Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, MTI Instruments and EcoChain. All intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

The consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

Inventories are valued at the lower of cost (first-in, first-out) or net realizable value. The Company periodically reviews inventory quantities on hand and records a provision for excess, slow moving and obsolete inventory based primarily on our estimated forecast of product demand, as well as based on historical usage. The Company also provides estimated inventory allowances for inventory whose carrying value is in excess of net realizable value. Demand and usage for products and materials can fluctuate significantly. A significant decrease in demand for our products could result in a short-term increase in the cost of inventory purchases and an increase of excess inventory quantities on hand. Although the Company makes every effort to assure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand could have a significant impact on the value of our inventory and our reported operating results. If changes in market conditions result in reductions in the estimated net realizable value of our inventory below our previous estimate, the Company would increase our reserve in the period in which we made such a determination and record a charge to cost of product revenue.

Property, Plant, and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives as follows:

Leasehold improvements	Lesser of the life of the lease or the useful life of the improvement
Computers and related software	3 to 5 years
Machinery and equipment	3 to 10 years
Office furniture, equipment and fixtures	2 to 10 years

Significant additions or improvements extending assets’ useful lives are capitalized; normal maintenance and repair costs are expensed as incurred. The costs of fully depreciated assets remaining in use are included in the respective asset and accumulated depreciation accounts. When items are sold or retired, related gains or losses are included in net (loss) income.

Income Taxes

The Company is subject to income taxes in the U.S. (federal and state). As part of the process of preparing our consolidated financial statements, the Company calculates income taxes for each of the jurisdictions in which the Company operates. This involves estimating actual current taxes due together with assessing temporary differences resulting from differing treatment for tax and accounting purposes that are recorded as deferred tax assets and liabilities, loss carryforwards and tax credit carryforwards, for which income tax benefits are expected to be realized in future years. A valuation allowance has been established to reduce deferred tax assets, if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date.

Significant management judgment is required in determining the Company’s provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against the Company’s net deferred tax assets. The Company considers all available evidence, both positive and negative, such as historical levels of income and future forecasts of taxable income amongst other items in determining the Company’s valuation allowance. In addition, the Company’s assessment requires the Company to schedule future taxable income in accordance with accounting standards that address income taxes to assess the appropriateness of a valuation allowance, which further requires the exercise of significant management judgment.

The Company accounts for taxes in accordance with the asset and liability method of accounting for income taxes. Under this method, the Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The impact of the Company’s reassessment of its tax positions for these standards did not have a material impact on its results of operations, financial condition, or liquidity.

The Company is currently subject to audit in various jurisdictions, and these jurisdictions may assess additional income tax liabilities against us. Developments in an audit, litigation, or in applicable laws, regulations, administrative practices, principles, and interpretations could have a material effect on the Company’s operating results or cash flows in the period or periods in which such developments occur, as well as for prior and in subsequent periods.

Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating the Company’s provision and accruals for these taxes. There are many transactions that occur during the ordinary course of business for which the ultimate tax determination is uncertain. The Company’s effective tax rates could be affected by numerous factors, such as intercompany transactions, earnings being lower than anticipated in jurisdictions where the Company has lower statutory rates and higher than anticipated in jurisdictions where the Company has higher statutory rates, the applicability of special tax regimes, losses incurred in jurisdictions for which the Company is not able to realize the related tax benefit, changes in foreign currency exchange rates, entry into new businesses and geographies, changes to its existing businesses and operations, acquisitions and investments and how they are financed, changes in the Company’s stock price, changes in its deferred tax assets and liabilities and their valuation, and changes in the relevant tax, accounting, and other laws, regulations, administrative practices, principles, and interpretations.

Equity Investment – Soluna

The equity investment in Soluna is carried at the cost of investment and is $750 thousand as of December 31, 2020. The Company owns approximately 1.86% of Soluna’s stock, calculated on a fully-diluted basis, as of December 31, 2020.

Equity Investments without Readily Determinable Fair Values

Our equity investment in Soluna is accounted for under the measurement alternative. Equity securities measured and recorded using the measurement alternative are recorded at cost minus impairment, if any, plus or minus changes resulting from qualifying observable price changes. Adjustments resulting from impairments and observable price changes are recorded in the income statement. There was no impairment of investment recognized in 2020.

Equity Method Investments

The Company’s consolidated net income will include our proportionate share, if any, of the net income or loss of our equity method investee. When the Company records its proportionate share of net income, it increases equity income (loss), net in our consolidated statements of operations and our carrying value in that investment. Conversely, when the Company records its proportionate share of a net loss, it decreases equity income (loss), net in our consolidated statements of operations and our carrying value in that investment. When the Company’s carrying value in an equity method investee company has been reduced to zero, no further losses are recorded in the Company’s financial statements unless the Company guaranteed obligations of the investee company or has committed additional funding. When the investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.

The Company records its investment in MeOH Power, Inc. using the equity method of accounting. The fair value of the Company’s interest in MeOH Power, Inc. has been determined to be $0 as of December 31, 2020 and December 31, 2019, based on MeOH Power, Inc.’s net position and expected cash flows. As of December 31, 2020, the Company retained its ownership of approximately 47.5% of MeOH Power, Inc.’s outstanding common stock, or 75,049,937 shares. The number of shares of MeOH Power, Inc.’s common stock authorized for issuance is 240,000,000 as of December 31, 2020.

Fair Value Measurement

The estimated fair value of certain financial instruments, including cash, accounts receivable and short-term debt approximates their carrying value due to their short maturities and varying interest rates. “Fair value” is the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation methods, the Company is required to provide the following information according to the fair value accounting standards. These standards established a fair value hierarchy as specified that ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities are classified and disclosed in one of the following three categories:

Level 1:	Quoted market prices in active markets for identical assets or liabilities, which includes listed equities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data. These items are typically priced using models or other valuation techniques. These models are primarily financial industry-standard models that consider various assumptions, including the time value of money, yield curves, volatility factors, as well as other relevant economic measures.
Level 3:	These use unobservable inputs that are not corroborated by market data. These values are generally estimated based upon methodologies utilizing significant inputs that are generally less observable from objective sources.

Revenue Recognition

Product Revenue

Product revenue consists of revenue recognized from MTI Instruments’ product lines. In general, the Company determines revenue recognition by: (1) identifying the contract, or contracts, with the customer; (2) identifying the performance obligations in the contract; (3) determining the contract price; (4) allocating the transaction price to performance obligations in the contract; and (5) recognizing revenue when, or as, the performance obligations are satisfied by transferring the promised goods or services. Based on past experience, the Company reasonably estimates its returns and warranty reserves. Revenue is presented net of discounts and allowances, which are determined when the sale is negotiated. The nature of the Company’s contracts do not give rise to variable consideration. The Company enters into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations.

If the product requires that the Company provide installation, all revenue related to the product is deferred and recognized upon the completion of the installation. If the product requires specific customer acceptance criteria, such as on-site customer acceptance and/or acceptance after install, then revenue is deferred until customer acceptance occurs or the acceptance provisions lapse, unless the Company can objectively and reliably demonstrate that the criteria specified in the acceptance provisions is satisfied. The Company may also record unearned revenues, which include payments for other offerings for which we have been paid in advance. The resulting revenue would be earned when we transfer control of the product or service. As of December 31, 2020 and December 31, 2019, the Company had no deferred or unearned revenue.

MTI Instruments currently has distributor agreements in place for the international sale of general instrument and semiconductor products in certain global regions. Such agreements grant a distributor the right of first refusal to act as distributor for such products in the distributor’s territory. In return, the distributor agrees to not market other products which are considered by MTI Instruments to be in direct competition with MTI Instruments’ products. The distributor is allowed to purchase MTI Instruments’ equipment at a price which is discounted off the published domestic/international list prices. Such list prices can be adjusted by MTI Instruments during the term of the distributor agreement. Generally, payment terms with the distributor are standard net 30 days; however, on occasion, extended payment terms have been granted. Title and risk of loss of the product passes to the distributor upon delivery to the independent carrier (standard “free-on-board” factory), and the distributor is responsible for any required training and/or service with the end-user. The sale (and subsequent payment) between MTI Instruments and the distributor is not contingent upon the successful resale of the product by the distributor. Distributor sales are covered by MTI Instruments’ standard one-year warranty and there are no special return policies for distributors.

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring services to the customer. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct good or service that forms part of a single performance obligation. The Company determines standalone selling price based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligations.

Shipping and handling charges billed to customers is a pass-through from the freight forwarder and is included in product revenue.

Cost of Product Revenue

Cost of product revenue includes material, labor, overhead and shipping and handling costs.

Cryptocurrency Revenue

Cryptocurrency revenue consists of revenue recognized from EcoChain’s cryptocurrency mining facility. Revenue is recognized at the cryptocurrency’s realized cash value based upon the rates at cryptocurrency exchanges where we are registered. Cryptocurrencies are earned when the miners solve complex computations and cryptocurrency is issued as a result. The mined cryptocurrency is immediately paid to the Coinbase wallet. Cryptocurrency is converted to U.S. dollars daily, as EcoChain is not in the business of accumulating cryptocurrency on its balance sheet for speculative gains.

Cost of Cryptocurrency Revenue

Cost of cryptocurrency revenue includes direct utility costs as well as overhead costs that relate to the operations of EcoChain’s cryptocurrency mining facility.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are stated at the invoiced amount billed to customers and do not bear interest. An allowance for doubtful accounts, if necessary, represents the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company determines the allowance based on historical write-off experience and current exposures identified. The Company reviews its allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered. The Company does not have any off-balance-sheet credit exposure related to its customers. The Company’s allowance for doubtful accounts was $0 at both December 31, 2020 and December 31, 2019.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 days. In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined our contracts generally do not include a significant financing component. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing our products and services, not to receive financing from its customers.

The Company recognizes an asset for the incremental costs of obtaining a contract with a customer, if the Company expects the benefit of those costs to be longer than one year. As of December 31, 2020 and December 31, 2019, the Company has recorded no capitalized costs to obtain a contract.

The Company applies the practical expedient to expense costs as incurred for costs to obtain a contract when the amortization period would have been one year or less. These costs include our internal sales force compensation programs as we have determined annual compensation is commensurate with annual sales activities.

Warranty

The Company accrues a warranty liability at the time product revenue is recorded based on historical experience. The liability is reviewed during the year and is adjusted, if appropriate, to reflect new product offerings or changes in experience. Actual warranty claims are tracked by product line. Warranty liability was $22 thousand and $16 thousand as of December 31, 2020 and 2019, respectively. Warranty expense was $11 thousand and $1 thousand for 2020 and 2019, respectively.

Long-Lived Assets

The Company accounts for impairment or disposal of long-lived assets in accordance with accounting standards that address the financial accounting and reporting for the impairment or disposal of long-lived assets, specify how impairment will be measured, and how impaired assets will be classified in the consolidated financial statements. On a quarterly basis, the Company analyzes the status of its long-lived assets at each subsidiary for potential impairment. As of December 31, 2020, the Company does not believe that any of its long-lived assets have suffered any type of impairment that would require an adjustment to that asset’s recorded value.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of less than three months.

Net Income per Share

The Company computes basic income per common share by dividing net income by the weighted average number of common shares outstanding during the reporting period. Diluted income per share reflects the potential dilution, if any, computed by dividing income by the combination of dilutive common share equivalents, comprised of shares issuable under outstanding investment rights, warrants and the Company’s share-based compensation plans, and the weighted average number of common shares outstanding during the reporting period. Dilutive common share equivalents include the dilutive effect of in-the-money stock options, which are calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of a stock option and the amount of compensation cost, if any, for future service that the Company has not yet recognized are assumed to be used to repurchase shares in the current period.

Share-Based Payments

The Company grants options to purchase our common stock and award restricted stock to our employees and directors under our equity incentive plans. The benefits provided under these plans are share-based payments and the Company accounts for stock-based awards exchanged for employee service in accordance with the appropriate share-based payment accounting guidance. Stock-based compensation represents the cost related to stock-based awards granted to employees and directors. The Company measures stock-based compensation cost at grant date based on the estimated fair value of the award and recognizes the cost as expense on a straight-line basis in accordance with the vesting of the options (net of estimated forfeitures) over the option’s requisite service period. The Company estimates the fair value of stock-based awards on the grant date using a Black- Scholes valuation model. The Company uses the fair value method of accounting with the modified prospective application, which provides for certain changes to the method for valuing share-based compensation. The valuation provisions apply to new awards and to awards that are outstanding on the effective date and subsequently modified. Under the modified prospective application, prior periods are not revised for comparative purposes. Stock-based compensation expense is recorded in the lines titled “Cost of product revenue,” “Selling, general and administrative expenses” and “Research and product development expenses” in the Consolidated Statements of Operations based on the employees’ respective functions.

The Company records deferred tax assets for awards that potentially can result in deductions on the Company’s income tax returns based on the amount of compensation cost that would be recognized upon issuance of the award and the Company’s statutory tax rate. All income tax effects of awards, including excess tax benefits, recognized on stock-based compensation expense are reflected in the Consolidated Statements of Operations as a component of the provision for income taxes on a prospective basis.

The determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include the Company’s expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate, and expected dividends.

Theoretical valuation models and market-based methods are evolving and may result in lower or higher fair value estimates for share-based compensation. The timing, readiness, adoption, general acceptance, reliability, and testing of these methods is uncertain. Sophisticated mathematical models may require voluminous historical information, modeling expertise, financial analyses, correlation analyses, integrated software and databases, consulting fees, customization, and testing for adequacy of internal controls.

For purposes of estimating the fair value of stock options granted using the Black-Scholes model, the Company uses the historical volatility of its stock for the expected volatility assumption input to the Black-Scholes model, consistent with the accounting guidance. The risk-free interest rate is based on the risk-free zero-coupon rate for a period consistent with the expected option term at the time of grant. The Company paid a special dividend during the year ended December 31, 2019 and did not pay any dividends during the year ended December 31, 2020. The Company is required to assume a dividend yield as an input to the Black-Scholes model. Since the 2019 dividend was a special dividend and the Company does not anticipate paying any cash dividends in the foreseeable future, the Company therefore used an expected dividend yield of zero in the option valuation model. The expected option term is calculated based on our historical forfeitures and cancellation rates.

The fair value of restricted stock awards is based on the market close price per share on the grant date. The Company expenses the compensation cost of these awards as the restriction period lapses, which is typically a one- to three-year service period to the Company. The shares represented by restricted stock awards are outstanding at the grant date, and the recipients are entitled to voting rights with respect to such shares upon issuance.

Concentration of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk principally consist of cash equivalents and trade accounts receivable. The Company’s trade accounts receivable are primarily from sales to commercial customers, the U.S. government and state agencies. The Company does not require collateral and has not historically experienced significant credit losses related to receivables from individual customers or groups of customers in any particular industry or geographic area.

The Company has cash deposits in excess of federally insured limits but does not believe them to be at risk.

Research and Development Costs

The Company expenses research and development costs as incurred. The Company incurred research and development costs of approximately $1.5 million and $1.4 million, which was entirely related to MTI Instruments, for the years ended December 31, 2020 and 2019, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. The Company incurred advertising costs of approximately $39 thousand and $45 thousand, which was entirely related to MTI Instruments, for the years ended December 31, 2020 and 2019, respectively.

Other Comprehensive Income

The Company had no other comprehensive income items for the years ended December 31, 2020 and 2019.

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liability on our consolidated balance sheets. The Company did not have any finance leases as of December 31, 2020 or December 31, 2019.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU assets also include any lease payments made and excludes lease incentives and initial direct costs incurred. The Company’s lease terms may include options to extend or terminate its leases when it is reasonably certain that the Company will exercise those options. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company has lease agreements with lease and non-lease components, which are generally accounted for separately. For real estate leases, the Company accounts for lease components together with non-lease components (e.g. common-area maintenance).

Accounting Updates Not Yet Effective

Changes to U.S. GAAP are established by the Financial Accounting Standards Board (the FASB) in the form of accounting standard updates (ASUs) to the FASB’s Accounting Standards Codification (ASC). The Company considered the applicability and impact of all ASUs. ASUs not mentioned below were assessed and determined to be either not applicable or are expected to have minimal impact on our consolidated financial position or results of operations.

In June 2016, the FASB issued ASU 2016-13 (Financial Instruments - Credit Losses (Topic 326)) and its subsequent amendments to the initial guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02, respectively (collectively, Topic 326). Topic 326 changes how entities will measure credit losses for most financial assets and certain other instruments that are not accounted for at fair value through net income. This standard replaces the existing incurred credit loss model and establishes a single credit loss framework based on a current expected credit loss model for financial assets carried at amortized cost, including loans and held-to- maturity debt securities. The current expected loss model requires an entity to estimate credit losses expected over the life of the credit exposure upon initial recognition of that exposure when the financial asset is originated or acquired, which will generally result in earlier recognition of credit losses. This standard also requires expanded credit quality disclosures. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. This standard also simplifies the accounting model for purchased credit-impaired debt securities and loans. This standard will affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. ASU 2018-19 clarifies that receivables arising from operating leases are accounted for using lease guidance and not as financial instruments. ASU 2019-04 clarifies that equity instruments without readily determinable fair values for which an entity has elected the measurement alternative should be remeasured to fair value as of the date that an observable transaction occurred. ASU 2019-05 provides an option to irrevocably elect to measure certain individual financial assets at fair value instead of amortized cost. This standard should be applied on either a prospective transition or modified-retrospective approach depending on the subtopic. This standard will be effective for the Company for annual and interim reporting periods beginning on or after December 15, 2022, and while early adoption is permitted, the Company does not expect to elect that option. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements, including assessing and evaluating assumptions and models to estimate losses. Upon adoption of this standard on January 1, 2023, the Company will be required to record a cumulative effect adjustment to retained earnings for the impact as of the date of adoption. The impact will depend on the Company’s portfolio composition and credit quality at the date of adoption, as well as forecasts at that time.

In December 2019, the FASB issued ASU 2019-12 (Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes). This standard removes exceptions to the general principles in Topic 740 for allocating tax expense between financial statement components, accounting basis differences stemming from an ownership change in foreign investments and interim period income tax accounting for year-to-date losses that exceed projected losses. The standard will be effective for the Company for annual reporting periods beginning after December 15, 2020 and interim periods within those fiscal years, and while early adoption is permitted, the Company does not expect to elect that option. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements. At this time, the Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01 (Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)). This standard clarifies certain interactions between the guidance to account for certain equity securities under Topic 321, the guidance to account for investments under the equity method of accounting in Topic 323, and the guidance in Topic 815, which could change how an entity accounts for an equity security under the measurement alternative or a forward contract or purchased option to purchase securities that, upon settlement of the forward contract or exercise of the purchased option, would be accounted for under the equity method of accounting or the fair value option in accordance with Topic 825, Financial Instruments. This standard will reduce diversity in practice and increasing comparability of the accounting for these interactions. The standard will be effective for the Company for annual reporting periods beginning after December 15, 2020 and interim periods within those fiscal years, and while early adoption is permitted, the Company does not expect to elect that option. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements. At this time, the Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

Accounting Updates Recently Adopted by the Company

On January 1, 2020, the Company adopted ASU No. 2018-18 (Collaborative Arrangements (Topic 808): Clarifying the Interaction Between Topic 808 and Topic 606). A collaborative arrangement is a contractual arrangement under which two or more parties actively participate in a joint operating activity and are exposed to significant risk and rewards that depend on the activity’s commercial success. This standard clarifies when certain transactions between collaborative arrangement participants should be accounted for under ASC 606 and incorporates unit-of-account guidance consistent with ASC 606 to aid in this determination. The adoption of this standard did not have a material impact on its consolidated financial statements.

There have been no other significant changes in the Company’s reported financial position or results of operations and cash flows as a result of its adoption of new accounting pronouncements or changes to its significant accounting policies that were disclosed in its consolidated financial statements for the fiscal year ended December 31, 2020.

3.	Accounts Receivable

Accounts receivables consist of the following at:

(Dollars in thousands)	December 31, 2020	December 31, 2019

U.S. and State Government	$2	$57
Commercial	909	653
Allowance for doubtful accounts	—	—
Other	64	35
Total	$975	$745

4.	Inventories

Inventories consist of the following at:

(Dollars in thousands)	December 31, 2020	December 31, 2019

Finished goods	$371	$302
Work in process	139	279
Raw materials	318	343
Total	$828	$924

5.	Property, Plant and Equipment

Property, plant and equipment consist of the following at:

(Dollars in thousands)	December 31, 2020	December 31, 2019

Leasehold improvements	$262	$39
Computers and related software	1,603	1,026
Machinery and equipment	885	915
Office furniture and fixtures	38	40
	2,788	2,020
Less: Accumulated depreciation	1,941	1,846
	$847	$174

Depreciation expense was $159 thousand and $87 thousand for the years ended December 31, 2020 and 2019, respectively. Repairs and maintenance expense was $32 thousand and $18 thousand for the years ended December 31, 2020 and 2019, respectively.

6.	Income Taxes

Income tax benefit for each of the years ended December 31 consists of the following:

(Dollars in thousands)	2020	2019

Federal	$—	$33
State	(4)	(5)
Deferred	396	—
Total	$392	$28

The significant components of deferred income tax benefit from operations for each of the years ended December 31 consists of the following:

(Dollars in thousands)	2020	2019

Deferred tax (expense) benefit	$83	$(101)
Net operating loss carry forward	(330)	(74)
Valuation allowance	643	175
	$396	$—

The Company’s effective income tax rate from operations differed from the Federal statutory rate for each of the years ended December 31 as follows:

	2020	2019
Federal statutory tax rate	21%	21%
Change in valuation allowance	(43)	(54)
State taxes, net of federal benefit	0	1
Expiration of stock option	1	14
Federal tax benefits, R&D	(3)	9
Other Deferred Adjustments	(1)	—
Tax rate	(25)%	(9)%

Deferred Tax Assets:

Deferred tax assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates. Temporary differences, net operating loss carryforwards and tax credit carryforwards that give rise to deferred tax assets and liabilities are summarized as follows as of December 31:

(Dollars in thousands)	2020	2019

Deferred tax assets:
Inventory valuation	$49	$43
Vacation pay	20	22
Bonus Accrual	—	—
Warranty and other sale obligations	5	3
Deferred revenue	10	10
Allowance for related party note receivable	69	65
Net operating loss	10,187	10,518
Property, plant and equipment	(20)	(10)
Stock options	36	72
Research and development tax credit	120	32
	10,476	10,755
Valuation allowance	(9,717)	(10,360)
Net deferred tax assets	$759	$395

Valuation Allowance:

The Company believes that the accounting estimate for the valuation of deferred tax assets is a critical accounting estimate because judgment is required in assessing the likely future tax consequences of events that have been recognized in our financial statements or tax returns. The Company based the estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, business plans and other expectations about future outcomes.

As a result of its assessment in 2020, the Company released a portion of its valuation allowance against its deferred tax assets. The partial release of the valuation allowance caused an incremental tax benefit of $643 thousand to be recognized in 2020. The release of a portion of the valuation allowance was based upon the Company’s recent cumulative income history and projected future taxable income causing the Company to evaluate what portion of the Company’s deferred tax assets it believes are more likely than not to be realized. The Company has determined that it will generate sufficient levels of pre-tax earnings in the future to realize the net deferred tax assets recorded on the balance sheet as of December 31, 2020. The Company has projected such pre-tax earnings utilizing a combination of historical and projected results, taking into consideration existing levels of permanent differences, non-deductible expense and the reversal of significant temporary differences.

The valuation allowance at December 31, 2020 and 2019 was $9.9 million and $10.4 million, respectively. Activity in the valuation allowance for deferred tax assets is as follows as of December 31:

(Dollars in thousands)	2020	2019

Valuation allowance, beginning of year	$10,360	$10,535
Allowance for related party note receivable	(65)	3
Inventory	(43)	(7)
Net operating (loss) income	(406)	(74)
Property, plant and equipment	10	7
Stock options	(72)	(35)
Research and development credit	(32)	(82)
Warranty and other sales obligations	(3)	(2)
Deferred revenue	(10)	10
Accrued compensation	(22)	5
Valuation allowance, end of year	$9,717	$10,360

Net operating losses:

At December 31, 2020, the Company has unused Federal net operating loss carryforwards of approximately $49 million. Of these, none will expire in 2021, with the remainder expiring through 2035.

The Company’s and/or its subsidiaries’ ability to utilize their net operating loss carryforwards may be significantly limited by Section 382 of the IRC of 1986, as amended, if the Company or any of its subsidiaries undergoes an “ownership change” as a result of changes in the ownership of the Company’s or its subsidiaries’ outstanding stock pursuant to the exercise of the warrants or otherwise.

Unrecognized tax benefits:

The Company has $710 thousand unrecognized tax benefits at December 31, 2020 and 2019. These unrecognized tax benefits relate to former subsidiaries of the Company and a prior investment in a partnership.

In future periods, if these unrecognized benefits become supportable, the Company may not recognize a change in its effective tax rate as long as it remains in a partial valuation allowance position. Additionally, the Company does not have uncertain tax positions that it expects will increase or decrease within twelve months of this reporting date. The Company recognizes interest and penalties related to uncertain tax positions as a component of tax expense. The Company did not recognize any interest or penalties in 2020 and 2019.

The Company files income tax returns, including returns for its subsidiaries, with federal and state jurisdictions. The Company is no longer subject to IRS or state examinations for any periods prior to 2017, although carryforward attributes that were generated prior to 2017 may still be adjusted upon examination by the IRS if they either have been or will be used in a future period.

7.	Accrued Liabilities

Accrued liabilities consist of the following at:

(Dollars in thousands)	December 31, 2020	December 31, 2019

Salaries, wages and related expenses	$344	$238
Liability to shareholders for previous acquisition	363	363
Legal and professional fees	146	65
Warranty and other sale obligations	22	16
Commissions	4	3
Other	140	76
Total	$1,019	$761

8.	Stockholders’ Equity

Common Stock

The Company has one class of common stock, par value $.01. Each share of the Company’s common stock is entitled to one vote on all matters submitted to stockholders. As of December 31, 2020 and 2019, there were 9,734,507 and 9,570,677 shares of common stock issued and outstanding, respectively.

Dividends

Dividends are recorded when declared by the Company’s Board of Directors. During 2019, the Company declared and paid a special dividend of $3.5 million or $0.37 per common share. A portion of dividends are charged against paid in capital because the Company does not have sufficient retained earnings. There were no dividends declared or paid during 2020.

Reservation of Shares

The Company had reserved common shares for future issuance as follows as of December 31, 2020:

Stock options outstanding	398,750
Common stock available for future equity awards or issuance of options	11,125
Number of common shares reserved	409,875

9.	Retirement Plan

The Company maintains a voluntary savings and retirement plan under IRC Section 401(k) covering substantially all employees. Employees must complete six months of service and have attained the age of twenty-one prior to becoming eligible for participation in the plan. The Company plan allows eligible employees to contribute a percentage of their compensation on a pre-tax basis and the Company matches employee contributions, on a discretionary basis, currently in an amount equal to 100% of the first 3% and 50% of the next 2% of the employee’s salary, subject to annual tax deduction limitations. Effective January 1, 2017, Company matching contributions are vested immediately. Company matching contributions were $77 thousand and $81 thousand for 2020 and 2019, respectively. The Company may also make additional discretionary contributions in amounts as determined by management and the Board of Directors. There were no additional discretionary contributions by the Company for the years 2020 or 2019.

10.	Net income per Share

The following table sets forth the reconciliation of the numerators and denominators of the basic and diluted per share computations for continuing operations for the years ended December 31:

(Dollars in thousands, except shares)	2020	2019

Numerator:
Net income	$1,946	$323
Denominator:
Basic EPS:
Common shares outstanding, beginning of period	9,570,677	9,437,177
Weighted average common shares issued during the period	11,209	111,283
Denominator for basic earnings per common shares —
Weighted average common shares	9,581,886	9,548,460

Diluted EPS:
Common shares outstanding, beginning of period	9,570,677	9,437,177
Common stock equivalents – options	52,617	54,088
Weighted average common shares issued during the period	11,209	111,283
Denominator for diluted earnings per common shares -
Weighted average common shares	9,634,503	9,602,548

Not included in the computation of earnings per share, assuming dilution, for the year ended December 31, 2020, were options to purchase 237,000 shares of the Company’s common stock. These potentially dilutive items were excluded even though the average market price of the common stock exceeded the exercise prices for a portion of the options because the calculation of incremental shares resulted in an anti-dilutive effect.

Not included in the computation of earnings per share, assuming dilution, for the year ended December 31, 2019, were options to purchase 313,000 shares of the Company’s common stock. These potentially dilutive items were excluded even though the average market price of the common stock exceeded the exercise prices for a portion of the options because the calculation of incremental shares resulted in an anti-dilutive effect.

11.	Stock Based Compensation

Stock-based incentive awards are provided to employees and directors under the terms of the Company’s 2006 Equity Incentive Plan (2006 Plan), which was amended and restated effective June 30, 2011, September 16, 2009 and October 20, 2016, 2012 Equity Incentive Plan (the 2012 Plan), which was amended and restated as of October 20, 2016, and 2014 Equity Incentive Plan (the 2014 Plan) (collectively, the Plans). Awards under the Plans have generally included at-the-money options and restricted stock grants.

The 2006 Plan was adopted by the Company’s Board of Directors on March 16, 2006 and approved by stockholders on May 18, 2006. The 2006 Plan was amended and restated by the Board of Directors effective September 16, 2009, June 30, 2011 and October 20, 2016. The September 16, 2009 amendment increased the initial aggregate number of 250,000 shares of common stock that may be awarded or issued to 600,000, the June 30, 2011 amendment increased the aggregate number of shares of common stock that may be awarded or issued under the 2006 Plan to 1,200,000, and the October 2016 amendment allowed for the award agreement or another agreement entered into between the Company and the award grantee to vary the method of exercise of options issued under the 2006 Plan and the provisions governing expiration of options or other awards under the 2006 Plan following termination of the award recipient. The number of shares that may be awarded under the 2006 Plan and awards outstanding has been adjusted for stock splits and other similar events. Under the 2006 Plan, the Board of Directors is authorized to issue stock options, stock appreciation rights, restricted stock, and other stock-based incentives to officers, employees and others. In connection with seeking stockholder approval of the 2012 Plan, the Company agreed not to make further awards under the 2006 Plan.

The 2012 Plan was adopted by the Company’s Board of Directors on April 14, 2012 and approved by its stockholders on June 14, 2012. The 2012 Plan was amended and restated by the Board of Directors effective October 20, 2016. The October 2016 amendment allowed for the award agreement or another agreement entered into between the Company and the award grantee to vary the method of exercise of options issued under the 2012 Plan and an agreement entered into between the Company and the award grantee to vary the provisions governing expiration of options or other awards under the 2012 Plan following termination of the award recipient. The 2012 Plan provides an initial aggregate number of 600,000 shares of common stock that may be awarded or issued. The number of shares that may be awarded under the 2012 Plan and awards outstanding may be subject to adjustment on account of any recapitalization, reclassification, stock split, reverse stock split and other dilutive changes in our common stock. Under the 2012 Plan, the Board of Directors is authorized to issue stock options (incentive and nonqualified), stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to employees, officers, directors, consultants and advisors of the Company and its subsidiaries. Incentive stock options may only be granted to employees of the Company and its subsidiaries.

The 2014 Plan was adopted by the Company’s Board of Directors on March 12, 2014 and approved by its stockholders on June 11, 2014. The 2014 Plan provides an initial aggregate number of 500,000 shares of common stock that may be awarded or issued. The number of shares that may be awarded under the 2014 Plan and awards outstanding may be subject to adjustment on account of any stock dividend, spin-off, stock split, reverse stock split, split-up, recapitalization, reclassification, reorganization, combination or exchange of shares, merger, consolidation, liquidation, business combination, exchange of shares or the like. Under the 2014 Plan, the Board-appointed administrator of the 2014 Plan is authorized to issue stock options (incentive and nonqualified), stock appreciation rights, restricted stock, restricted stock units, phantom stock, performance awards and other stock-based awards to employees, officers and directors of, and other individuals providing bona fide services to or for, the Company or any affiliate of the Company. Incentive stock options may only be granted to employees of the Company and its subsidiaries.

In connection with the sale of shares of common stock to Brookstone, the Company entered into an Option Exercise and Stock Transfer Restriction Agreement (collectively, the Option and Transfer Agreements) with its Chief Executive Officer, its Chief Financial Officer and each of its non-employee directors (collectively, the Insiders). The Option and Transfer Agreements amend the stock option grant agreements between the Company and each Insider with respect to an option granted under and modify the terms of any option to purchase common stock held by each such Insider (collectively, Options) granted under, the Plans. The Option and Transfer Agreements restrict the aggregate amount of shares of common stock for which the Insiders may exercise Options during calendar years 2016, 2017, 2018 and 2019, and provide for a modified procedure for exercising Options in order to ensure the limit on the aggregate amount of Options that may be exercised in any such year is not exceeded. Such amendments and modifications also operate to, except with respect to the termination of Options in connection with an Insider’s termination of employment or service in connection with misconduct as described in the Option and Transfer Agreements, (i) remove all references to an expiration of the exercisability of such Options within a special, delineated time period following the termination of service to or employment by the Company, and (ii) provide that all vested Options are exercisable by the Insider until default expiration under the applicable Plan (i.e., ten years from the date of grant). If an Option and Transfer Agreement is terminated, the limitations on Option exercises described above will terminate, but the exercisability of the Insider’s vested Options until default expiration under the applicable Plan and stock option agreement (i.e., ten years from the date of grant) will survive indefinitely.

On January 14, 2020, the Company awarded to members of the Company’s Investment Committee and to the Company’s CEO special one-time restricted stock awards totaling 68,930 shares of common stock (67,930 from the 2012 Plan and 1,000 from the 2014 Plan) valued at $0.99 per share based on the closing market price of the Company’s common stock on the date of grant. The shares will be restricted until vested and vest in two annual installments, with half vesting on the first anniversary of the award date and the remainder vesting on the second anniversary of the award date.

During 2020, the Company granted options to purchase 25,000 shares of the Company’s common stock from the 2014 Plan, which generally vest 25% on each of the first four anniversaries of the date of the award. The exercise price of these options is $0.70 per share and was based on the closing market price of the Company’s common stock on the day prior to the date of grant. Using a Black-Scholes Option Pricing Model, the weighted average fair value of these options is $0.57 per share and was estimated at the date of grant.

During 2020, the Company granted options to purchase 25,000 shares of the Company’s common stock from the 2012 Plan, which generally vest 25% on each of the first four anniversaries of the date of the award. The exercise price of these options is $0.75 per share and was based on the closing market price of the Company’s common stock on the date of grant. Using a Black-Scholes Option Pricing Model, the weighted average fair value of these options is $0.61 per share and was estimated at the date of grant.

On December 21, 2020, the Company awarded to its CFO and the President of MTI Instruments restricted stock awards totaling 15,000 shares of common stock from the 2014 Plan valued at $3.63 per share based on the closing market price of the Company’s common stock on the date of grant. The shares will be restricted until vested and vest in three annual installments beginning on the first anniversary of the award date.

During 2019, the Company granted options to purchase 15,000 shares of the Company’s common stock from the 2014 Plan, which generally vest 25% on each of the first four anniversaries of the date of the award. The exercise price of these options is $0.83 per share and was based on the closing market price of the Company’s common stock on the day prior to the date of grant. Using a Black-Scholes Option Pricing Model, the weighted average fair value of these options is $0.66 per share and was estimated at the date of grant.

Stock-based compensation expense for the years ended December 31, 2020 and 2019 was generated from stock option and restricted stock awards. Stock options are awards that allow holders to purchase shares of the Company’s common stock at a fixed price. Under the 2014 and 2012 Plans, stock options issued to employees generally vest 25% over four years. Options issued to non-employee members of the MTI Board of Directors generally vest 25% over four years. Certain options granted may be fully or partially exercisable immediately, may vest on other than a four-year schedule or vest upon attainment of specific performance criteria. Restricted stock awards generally vest one to three years after the date of grant, although certain awards may vest immediately or vest upon attainment of specific performance criteria. Option exercise prices are generally equivalent to the closing market value price of the Company’s common stock on the date of grant. Unexercised options generally terminate ten years after date of grant.

The following table presents the weighted-average assumptions used for options granted under the 2014 Plan:

	2020	2019
Option term (years)	6.25	6.26
Volatility	106.22%	99.99%
Risk-free interest rate	0.31%	1.37%
Dividend yield	0%	0%
Weighted-average fair value per option granted	$0.57	$0.66

The following table presents the weighted-average assumptions used for options granted under the 2012 Plan:

2020
Option term (years)	6.25
Volatility	106.46%
Risk-free interest rate	0.28%
Dividend yield	0%
Weighted-average fair value per option granted	$0.61

Share-based compensation expense recognized in the Consolidated Statements of Operations is based on awards ultimately expected to vest, therefore, awards are reduced for estimated forfeitures. The revised accounting standard requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Total share-based compensation expense, related to the Company’s share-based awards, recognized for the years ended December 31, was comprised as follows:

	2020	2019
(Dollars in thousands)
Cost of product revenue	$1	$1
Research and product development	7	4
Selling, general and administrative	46	26
Share-based compensation expense	$54	$31

Total unrecognized compensation costs related to non-vested stock options as of December 31, 2020 and December 31, 2019 is $78 thousand and $96 thousand, respectively, and is expected to be recognized over a weighted-average remaining vesting period of approximately 2.55 years and 3.02 years, respectively.

Presented below is a summary of the Company’s stock option activity for the Plans for the years ended December 31:

	2020	2019
Shares under option, beginning	527,875	720,624
Granted	50,000	15,000
Exercised	(83,000)	(133,500)
Forfeited	(27,750)	—
Expired/canceled	(68,375)	(74,249)
Shares under option, ending	398,750	527,875
Options exercisable	276,000	392,375
Remaining shares available for granting of options	11,125	68,930

The weighted average exercise price for the Company’s stock option activity for the Plans is as follows for each of the years ended December 31:

	2020	2019
Shares under option, beginning	$0.89	$0.86
Granted	$0.73	$0.83
Exercised	$1.00	$0.56
Forfeited	$0.90	—
Expired/canceled	$0.73	$1.15
Shares under option, ending	$0.87	$0.89
Options exercisable, ending	$0.89	$0.89

The following table summarizes information for options outstanding and exercisable for the Plans as of December 31, 2020:

Outstanding				Exercisable
		Weighted Average	Weighted		Weighted Average	Weighted
Exercise		Remaining	Average		Remaining	Average
Price Range	Number	Contractual Life	Exercise Price	Number	Contractual Life	Exercise Price
$0.29 - $1.08	349,750	6.18	$0.82	227,000	4.84	$0.82
$1.09 - $1.20	49,000	4.17	$1.20	49,000	4.17	$1.20

	398,750	5.93	$0.87	276,000	4.72	$0.89

The aggregate intrinsic value (i.e. the difference between the closing stock price and the price to be paid by the option holder to exercise the option) is $1.5 million for the Company’s outstanding options and $1.1 million for the exercisable options as of December 31, 2020. The amounts are based on the Company’s closing stock price of $4.71 as of December 31, 2020.

Non-vested restricted stock activity is as follows for the year ended December 31:

	2020 Restricted Stock	2020 Weighted Average Grant Date Fair Value
Non-vested restricted stock balance, beginning January 1	—	$0.00
Non-vested restricted stock granted	83,930	$1.46
Vested restricted stock	—	$0.00
Non-vested restricted stock forfeited/expired	(3,000)	$0.99
Non-vested restricted stock balance, ending December 31	80,930	$1.48

At December 31, 2020, there was $94 thousand of unrecognized compensation cost related to restricted stock awards. This cost is expected to be recognized over a remaining period of 2.15 years.

12.	Commitments and Contingencies

Commitments:

Leases

The Company determines whether an arrangement is a lease at inception. The Company and its subsidiary have operating leases for certain manufacturing, laboratory, office facilities and certain equipment. The leases have remaining lease terms of less than one year to less than five years. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. As of December 31, 2020 and December 31, 2019, the Company has no assets recorded under finance leases.

Lease expense for these leases is recognized on a straight-line basis over the lease term. For the twelve months ended December 31, total lease costs are comprised of the following:

(Dollars in thousands)
	2020	2019
Operating lease cost	$308	$222
Short-term lease cost	2	—
Total net lease cost	$310	$222

Short-term leases are leases having a term of twelve months or less. The Company recognizes short-term leases on a straight-line basis and does not record a related lease asset or liability for such leases.

Supplemental cash flows information related to leases for the twelve months ended December 31 was as follows:

(Dollars in thousands)
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$304	$222

Non-Cash Activity Right-of-use assets obtained in exchange for lease obligations:
Operating leases	504	966

Supplemental balance sheet information for the twelve months ended December 31 was as follows:

(Dollars in thousands, except lease term and discount rate)
	2020	2019
Operating leases:
Operating lease ROU asset	$1,203	$947

Current operating lease liabilities	$316	$171
Non-current operating lease liabilities	891	776
Total operating lease liabilities	$1,207	$947

Operating leases:
ROU assets	$1,452	$1,164
Asset lease expense	(249)	(217)
ROU assets, net	$1,203	$947

Weighted Average Remaining Lease Term (in years):
Operating leases	3.62	4.92

Weighted Average Discount Rate:
Operating leases	5.12%	5.85%

Maturities of operating lease liabilities are as follows for the year ending December 31:

(Dollars in thousands)
2020
2021	$371
2022	375
2023	337
2024	245
2025	—
Total lease payments	1,328
Less: imputed interest	121
Total lease obligations	1,207
Less: current obligations	316
Long-term lease obligations	$891

As of December 31, 2020, there were no additional operating lease commitments that had not yet commenced.

Warranties

Product warranty liabilities are included in “Accrued liabilities” in the Consolidated Balance Sheets. Below is a reconciliation of changes in product warranty liabilities:

(Dollars in thousands)	Twelve Months Ended December 31,
	2020	2019
Balance, January 1	$16	$24
Accruals for warranties issued	22	16
Accruals for pre-existing warranties	(12)	(15)
Settlements made (in cash or in kind)	(4)	(9)
Balance, end of period	$22	$16

Contingencies:

Legal

We are subject to legal proceedings, claims and liabilities which arise in the ordinary course of business. When applicable, we accrue for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Legal fees are charged to expense as they are incurred.

The Company has been named as a party in the December 19, 2019 United States Environmental Protection Agency (EPA) Demand Letter regarding the Malta Rocket Fuel Area Superfund Site (Site) located in Malta and Stillwater, New York in connection with an alleged release of hazardous materials into the environment. The EPA is seeking reimbursement of response costs from all named parties in the amount of approximately $358,000 plus interest in connection with the investigation and disposal activities associated with the various drum caches discovered at the Site, issuance of the Explanation of Significant Differences (“ESD”) of the Site, and implementation of the work contemplated by the ESD. The Company considers the likelihood of a material adverse outcome to be remote and does not currently anticipate that any expense or liability it may incur as a result of these matters in the future will be material to the Company’s financial condition.

13.	Related Party Transactions

MeOH Power, Inc.

On December 18, 2013, MeOH Power, Inc. and the Company executed a Senior Demand Promissory Note (the Note) in the amount of $380 thousand to secure the intercompany amounts due to the Company from MeOH Power, Inc. upon the deconsolidation of MeOH Power, Inc. Interest accrues on the Note at the Prime Rate in effect on the first business day of the month, as published in the Wall Street Journal. At the Company’s option, all or part of the principal and interest due on this Note may be converted to shares of common stock of MeOH Power, Inc. at a rate of $0.07 per share. Interest began accruing on January 1, 2014. The Company recorded a full allowance against the Note. As of December 31, 2020 and December 31, 2019, $321 thousand and $312 thousand, respectively, of principal and interest are available to convert into shares of common stock of MeOH Power, Inc. Any adjustments to the allowance are recorded as miscellaneous expense during the period incurred.

Legal Services

During the years ended December 31, 2020 and December 31, 2019, the Company incurred $95 thousand and $54 thousand, respectively, to Couch White, LLP for legal services associated with contract review. A partner at Couch White, LLP is an immediate family member of one of our Directors.

Soluna Transactions

On January 8, 2020, the Company formed EcoChain as a wholly-owned subsidiary to pursue a new business line focused on cryptocurrency and the blockchain ecosystem. In connection with this new business line, EcoChain established a facility to mine cryptocurrencies and integrate with the blockchain network. Pursuant to an Operating and Management Agreement dated January 13, 2020, by and between EcoChain and Soluna, a Canadian company that develops vertically-integrated, utility-scale computing facilities focused on cryptocurrency mining and cutting-edge blockchain applications, Soluna assisted the Company in developing, and is now operating, the cryptocurrency mining facility. The Operating and Management Agreement requires, among other things, that Soluna provide developmental and operational services, as directed by EcoChain, with respect to the cryptocurrency mining facility in exchange for EcoChain’s payment to Soluna of a one-time management fee of $65 thousand and profit-based success payments in the event EcoChain achieves explicit profitability thresholds. Once aggregate earnings before interest, taxes, depreciation and amortization of the mine exceeds the total amount of funding provided by the Company to Soluna (whether pursuant to this agreement or otherwise) for the purposes of creating, developing, assembling and constructing the mine (the Threshold), Soluna is entitled to ongoing success payments of 20.0% of the earnings before interest, taxes, depreciation and amortization of the mine. As of December 31, 2020, no additional payments have been made or due, as the Threshold has not been achieved. Pursuant to the Operating and Management Agreement, during the developmental phase of the cryptocurrency mining facility, which ended on March 14, 2020, Soluna gathered and analyzed information with respect to EcoChain’s cryptocurrency mining efforts and produced budgets, financial models, and technical and operational plans, including a detailed business plan, that it delivered to EcoChain in March 2020 (the “Deliverables”), all of which was designed to assist with the efficient implementation of a cryptocurrency mine. The agreement provided that, following EcoChain’s acceptance of the Deliverables, which occurred on March 23, 2020, Soluna, on behalf of EcoChain, would commence operations of the cryptocurrency mine in a manner that will allow EcoChain to mine and sell cryptocurrency. In that regard, on May 21, 2020, EcoChain acquired the intellectual property of GigaWatt and certain other property and rights of GigaWatt associated with GigaWatt’s operation of a crypto-mining operation located in Washington State. The acquired assets formed the cornerstone of EcoChain’s cryptocurrency mining operation. EcoChain sells for U.S. dollars all cryptocurrency it mines and is not in the business of accumulating cryptocurrency on its balance sheet for speculative gains. On October 22, 2020, the Company loaned Soluna $112 thousand to acquire additional assets from the bankruptcy trustee for Giga Watt assets and Soluna further transferred title of the assets to EcoChain, which satisfied the note. On November 19, 2020 EcoChain and Soluna entered into an additional Operating and Management agreement related to a target located in the Southeast United States. In accordance with the terms of the agreement EcoChain paid to Soluna $150 thousand. On December 1, 2020, EcoChain and Soluna entered into an additional Operating and Management agreement for a target located in the West Region, $38 thousand was paid to Soluna in accordance with this agreement, this target subsequently did not meet the business requirements to continue pursuing the investment. Each Operating and Management agreement requires that Soluna shall provide project sourcing services including acquisition negotiations, establishing an operating model, investments/financing timeline and project development path.

Simultaneously with entering into the Operating and Management Agreement with Soluna, the Company, pursuant to a purchase agreement it entered into with Soluna, made a strategic investment in Soluna by purchasing 158,730 Class A Preferred Shares of Soluna for an aggregate purchase price of $500 thousand on January 13, 2020. After acceptance of the Deliverables, as required by the terms of the purchase agreement, on March 23, 2020, the Company purchased an additional 79,365 Class A Preferred Shares of Soluna for an aggregate purchase price of $250 thousand. The Company also has the right, but not the obligation, to purchase additional equity securities of Soluna and its subsidiaries (including additional Class A Preferred Shares of Soluna) if Soluna secures certain levels or types of project financing with respect to its own wind power generation facilities. The Company has additionally entered into a Side Letter Agreement, dated January 13, 2020, with Soluna Technologies Investment I, LLC, a Delaware limited liability company that owns, on a fully diluted basis, 61.5% of Soluna and is controlled by a Brookstone Partners-affiliated director of the Company. The Side Letter Agreement provides for the transfer to the Company of additional Class A Preferred Shares of Soluna in the event Soluna issues additional equity below agreed-upon valuation thresholds.

Several of Soluna’s equityholders are affiliated with Brookstone Partners, the investment firm that holds an equity interest in the Company through Brookstone Partners Acquisition XXIV, LLC. The Company’s two Brookstone-affiliated directors also serve as directors and, in one case, as an officer, of Soluna and also have ownership interest in Soluna. In light of these relationships, the various transactions by and between the Company and EcoChain, on the one hand, and Soluna, on the other hand, were negotiated on behalf of the Company and EcoChain via an independent investment committee of the Company’s Board of Directors and separate legal representation. The transactions were subsequently unanimously approved by both the independent investment committee and the full Board of Directors of the Company.

Three of our directors have various affiliations with Soluna.

Chief Executive Officer and Director Michael Toporek (i) owns 90% of the equity of Soluna Technologies Investment I, LLC, which owns 61.5% of Soluna and (ii) owns 100% of the equity of MJT Park Investors, Inc., which owns 3.2% of Soluna, in each case on a fully-diluted basis. Mr. Toporek does not own directly, or indirectly, equity interest in Tera Joule, LLC, which owns 8.5% of Soluna; however, as a result of his 100% ownership of Brookstone IAC, Inc., which is the manager of Tera Joule, LLC, he has dispositive power over the equity interests that Tera Joule owns in Soluna.

Director Matthew E. Lipman serves as a director and as acting Secretary and Treasurer of Soluna. Mr. Lipman does not own directly, or indirectly, equity interest in Tera Joule, LLC, which owns 8.5% of Soluna; however, as a result of his position as a director and officer of Brookstone IAC, Inc., which is the manager of Tera Joule, LLC, he has dispositive power over the equity interests that Tera Joule owns in Soluna.

As a result, the approximate dollar value of the amount of Mr. Toporek’s and Mr. Lipman’s interest in the Company’s transactions with Soluna through December 31, 2020, are $631 thousand and $0, respectively.

The Company’s investment in Soluna is carried at the cost of investment and is $750 thousand as of December 31, 2020. The Company owns approximately 1.86% of Soluna’s stock, calculated on a fully-diluted basis, as of December 31, 2020.

William P. Phelan, a director of the Company, serves as a director of Soluna.

14.	Geographic and Segment Information

The Company sells its products on a worldwide basis with its principal markets listed in the table below where information on product revenue is summarized by geographic area for the Company as a whole for each of the years ended December 31:

(Dollars in thousands)	2020	2019

Product revenue:
United States	$6,670	$4,248
Association of South East Asian Nations (ASEAN)	1,510	1,714
Europe, the Middle East and Africa (EMEA)	713	463
North America	111	129
South America	—	17

Total product revenue	$9,004	$6,571

Revenues are attributed to regions based on the location of customers. In 2020 and 2019, approximately 25.9% and 35.3%, respectively, of our product revenues was from customers outside of the United States.

Long-lived assets of $847 thousand and $174 thousand at December 31, 2020 and 2019, respectively, consist of property, plant and equipment all located within the United States.

At MTI Instruments, the largest commercial customer in 2020 was a U.S. supplier that builds and executes custom solutions for industry and government markets, which accounted for 9.1% of total product revenue. At MTI Instruments, the largest commercial customer in 2019 was a U.S. manufacturer of support solutions to the aerospace and energy markets, which accounted for 11.0% of total product revenue. The U.S. Air Force continues to be the largest government customer, accounting for 42.9% and 20.8% of total product revenue in 2020 and 2019, respectively.

The Company operates in two business segments, Test and Measurement Instrumentation and Cryptocurrency. The Test and Measurement Instrumentation segment designs, manufactures, markets and services computer-based balancing systems for aircraft engines, high performance test and measurement instruments and systems, and wafer characterization tools for the semiconductor and solar industries. The Cryptocurrency segment is focused on cryptocurrency and the blockchain ecosystem. The Company’s principal operations in both segments are located in North America.

The accounting policies of the Test and Measurement Instrumentation and Cryptocurrency segments are similar to those described in the summary of significant accounting policies herein and in the Company’s Annual Report. The Company evaluates performance based on profit or loss from operations before income taxes, accounting changes, items management does not deem relevant to segment performance, and interest income and expense. Inter-segment sales and expenses are not significant.

Summarized financial information concerning the Company’s reportable segments is shown in the following table. The “Other” column includes corporate related items and items such as income taxes or unusual items, which are not allocated to reportable segments. In addition, segments’ non-cash items include any depreciation and amortization in reported profit or loss.

(Dollars in thousands)	Test and Measurement Instrumentation	Cryptocurrency	Other	Condensed Consolidated Totals
Year ended December 31, 2020
Product revenue	$9,004	$—	$—	$9,004
Cryptocurrency revenue	—	595	—	595
Research and product development expenses	1,491	—	—	1,491
Selling, general and administrative expenses	1,752	445	1,387	3,584
Segment profit / (loss) from operations before income taxes	2,498	(209)	(735)	1,554
Segment profit / (loss)	2,498	(209)	(343)	1,946
Total assets	2,676	1,373	4,598	8,647
Capital expenditures	30	805	—	835
Depreciation and amortization	79	80	—	159

The following table presents the details of “Other” segment loss:

(Dollars in thousands)	Year Ended December 31,
2020
Corporate and other (expenses) income:
Salaries and benefits	(608)
Income tax (expense) benefit	392
Other income (expense), net	(127)
Total expense	$(343)

15.	Line of Credit

On May 7, 2020, in connection with receipt of the $3.3 million United States Air Force delivery order, MTI Instruments obtained a $300 thousand secured line of credit from Pioneer Bank that will, among other things, assist with MTI Instruments’ timely fulfillment of the delivery order. The line of credit may be drawn in the discretion of MTI Instruments and bears interest at a rate of Prime +1% per annum. Accrued interest is due monthly, and principal is payable over a period of 30 days following lender’s demand. The line of credit is secured by the assets of MTI Instruments and is guaranteed by the Company. As of December 31, 2020, there were no amounts outstanding under the line of credit.

16.	Subsequent Events

In accordance with U.S. GAAP, the Company has evaluated subsequent events for disclosure between the consolidated balance sheet date of December 31, 2020 and March 30, 2021, the date the financial statements were available to be issued.

On January 14, 2021, EcoChain established a subsidiary, EcoChain Wind, LLC, a Nevada limited liability company, for the purpose of acquiring real property in the Southeastern United States for purposes of building cryptocurrency mining operations at a green data center (the “Facility”). EcoChain signed an agreement, dated January 21, 2021, relating to the acquisition of this property, and closed the acquisition on March 4, 2021.

On February 22, 2021, EcoChain executed and entered into an Industrial Power Contract with a power providing cooperative pursuant to which EcoChain will be provided with electric power and energy for use in the Facility. This agreement, and the electric power and energy to be provided to EcoChain, pursuant thereto, will commence upon the completion of the Facility, which is expected to occur on or around the third or fourth quarter of 2021, and will continue for an initial term of five (5) years, with automatic renewals unless EcoChain elects to sooner terminate. EcoChain has agreed to pay the provider for the electric power and energy provided in accordance with the applicable monthly rates, charges and provisions agreed to from time to time between the power provider and the Tennessee Valley Authority (“TVA”), which is subject to modification or adjustment, from time to time, as agreed to between the power provider and the TVA.

On February 22, 2021, we filed a definitive proxy statement on Schedule 14A providing notice of a Special Meeting of Shareholders of the Company that was held on March 25, 2021 (the “Special Meeting”). The Special Meeting was held: (i) to approve the Redomestication; (ii) to approve an amendment (the “Amendment”) to the Company’s restated certificate of incorporation, as amended (“Certificate of Incorporation”) to effect, in the discretion of the Board, a reverse stock split of the Company’s common stock at any time prior to the 2022 annual meeting of shareholders at a reverse split ratio in the range of between 1-for-2 and 1-for-10, which specific ratio will be determined by our Board (the “Reverse Stock Split”). The Amendment will not be implemented and the Reverse Stock Split will not occur unless the Board determines that the Reverse Stock Split is necessary to satisfy the initial or continued listing standards or requirements of Nasdaq or another national securities exchange and it is in the best interests of the Company and its shareholders to implement the Reverse Stock Split; and to approve the adoption of the Company’s 2021 Plan. At the Special Meeting on March 25, 2021, the Company’s shareholders approved each of these matters.

On February 23, 2021, the Board, pursuant to its powers under the Company’s Certificate of Incorporation and amended and restated by-laws (“Bylaws”), appointed William Hazelip as a member of the Board to fill an existing vacancy in the Board, effective February 23, 2021. Mr. Hazelip will serve with directors serving on the class of directors whose terms expire in 2023, and until the 2023 annual meeting of the Company’s shareholders, at which time, if nominated, he will stand for election for a three-year term until the third annual meeting of the Company’s shareholders following his election, or his earlier resignation, retirement, or other termination of service.

On February 24, 2021, the Board, pursuant to its powers under the Company’s Certificate of Incorporation and Bylaws, appointed Alykhan Madhavji as a member of the Board to fill an existing vacancy in the Board, effective February 24, 2021. Mr. Madhavji will serve with directors serving on the class of directors whose terms expire in 2022, and until the 2022 annual meeting of the Company’s shareholders, at which time, if nominated, he will stand for election for a three-year term until the third annual meeting of the Company’s shareholders following his election, or his earlier resignation, retirement, or other termination of service.

MECHANICAL TECHNOLOGY, INCORPORATED

1,250,000 Shares of Common Stock

Common Warrants to Purchase up to 312,500 Shares of Common Stock

Book-Running Manager

, 2021

Through and including              , 2021 (the 25th day after the date of this Offering), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the Company, other than underwriting discounts and non-accountable expense allowance, upon the completion of this Offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq Capital Market initial listing application fee.

Amount
SEC registration fee	$2,611
FINRA filing fee	2,750
Nasdaq Capital Market listing fee	45,000
Legal fees and expenses	325,000
Accounting fees and expenses	60,000
Transfer agent and registrar fees	5,000
Miscellaneous	6,000

Total	$446,361

Item 14. Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws provide indemnification to our officers and directors to the fullest extent permitted by the NRS, and further indemnify any person made, or threatened to be made, a party to an action or proceeding (but excluding an action by or in the right of the Company) by reason of the fact that such person was a director or officer of the Company against judgments, fines, amounts paid in settlement, and expenses, including attorneys’ fees actually incurred, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company and, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. The Articles of Incorporation and Bylaws further indemnify any director or officer made, or threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director or officer, or was serving at the request of the Company, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action provided such person was acting in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company. In addition, to the extent that a director or officer has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any such claim, issue, or matter therein, the Articles of Incorporation and Bylaws provide for indemnification to him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Despite the foregoing, this specific indemnity from the Company is not available to such a director or officer if (1) the presumption that such director or officer acted in good faith, on an informed basis and with a view to the interests of the Company is rebutted, and (2) it is proven that such director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of law.

Furthermore, the NRS provide for broad indemnification by corporations of their officers and directors, and offers a presumption that such officer or director has acted in good faith, on an informed basis and with a view to the interests of the corporation, unless such presumption is successfully rebutted.

The NRS also provide that no director or officer is individually liable for damages as a result of an act or failure to act in his or her capacity as a director or officer except if (1) the presumption that such director or officer acted in good faith, on an informed basis and with a view to the interests of the Company is rebutted, and (2) it is proven that such director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of law. In addition, the NRS provide that any such indemnifiable person who has been successful on the merits or otherwise in the defense of an applicable action or proceeding shall be affirmatively entitled to the foregoing indemnity. The NRS additionally permit a corporation to advance expenses as they are incurred by a director or officer in defending an action or proceeding prior to final disposition upon receipt of an undertaking by the applicable person to repay such advanced amount if the advancement is ultimately found to not be permitted by law or otherwise.

In addition, we maintain directors’ and officers’ liability insurance which insures against liabilities that our directors and officers may incur in such capacities.

See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities.

On January 12, 2021, the Company issued 10,000 shares of common stock, valued at $49,900, to PCG Advisory, Inc. in consideration for its public relations-related consulting services. Such shares were issued to PCG Advisory, Inc. pursuant to an exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) of the Securities Act because the Company believes: (i) the securities were offered and sold only to an accredited investor; and (ii) PCG Advisory, Inc. had knowledge and experience in financial and business matters which allowed it to evaluate the merits and risk of the receipt of these securities, and that it was knowledgeable about our operations and financial condition. Further, there was no general solicitation or general advertising related to this issuance of shares.

On March 25, 2021, the Company granted to its directors under the Company’s 2021 Stock Incentive Plan (i) options to purchase 30,000 shares of common stock, at an exercise price of $11.10 per share; (ii) 45,000 shares of restricted stock; and (iii) 15,000 restricted stock units. These grants were all made pursuant to an exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) See the Exhibit Index on the page immediately preceding the signature page hereto for a list of exhibits filed as part of this Amendment No. 1 to Registration Statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 2, 2021.

MECHANICAL TECHNOLOGY, INCORPORATED

By:	/s/ Michael Toporek
Michael Toporek
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-1 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Dated: April 2, 2021	By:	/s/ Michael Toporek
Michael Toporek
Chief Executive Officer (principal executive officer) and Director

Dated: April 2, 2021		*
Jessica L. Thomas
Chief Financial Officer (principal financial and accounting officer)

Dated: April 2, 2021		*
David C. Michaels
Chairman of the Board of Directors

Dated: April 2, 2021		*
Thomas J. Marusak
Director

Dated: April 2, 2021		*
Matthew E. Lipman
Director

Dated: April 2, 2021		*
Edward R. Hirshfield

Dated: April 2, 2021		*
William Phelan
Director

Dated: April 2, 2021		*
William Hazelip
Director

Dated: April 2, 2021		*
Alykhan Madhavji
Director

*By:	/s/ Michael Toporek
Michael Toporek Attorney-in-fact

EXHIBIT INDEX

The following documents are being filed with the Commission as exhibits to this registration statement on Form S-1.

Exhibit No.	Description of Exhibit

1.1*	Form of Underwriting Agreement.

2.1	Agreement and Plan of Merger, dated as of March 29, 2021, by and between Mechanical Technology, Incorporated, a New York corporation and Mechanical Technology, Incorporated, a Nevada corporation (1).

3.1	Articles of Incorporation (1).

3.2	Bylaws (1).

3.3	Articles of Merger filed with the Secretary of State of Nevada on March 29, 2021 (1).

3.4	Certificate of Merger filed with the Department of State of New York on March 29, 2021 (1).

4.1	Rights Agreement, dated as of October 6, 2016, between Mechanical Technology, Incorporated and American Stock Transfer & Trust Company, LLC, as Rights Agent (3).

4.2	Amendment No. 1 dated as of October 20, 2016, to the Rights Agreement, dated as of October 6, 2016, between Mechanical Technology, Incorporated and American Stock Transfer & Trust Company, LLC, as Rights Agent (2).

4.3*	Form of Common Purchase Warrant.

4.4*	Form of Underwriters’ Warrant.

5.1*	Opinion of Sullivan & Worcester LLP.

10.1	Mechanical Technology, Incorporated Amended and Restated 2006 Equity Incentive Plan (4).+

10.2	Form of Restricted Stock Agreement for Mechanical Technology, Incorporated Amended and Restated 2006 Equity Incentive Plan (5).+

10.3	Mechanical Technology, Incorporated Amended and Restated 2012 Equity Incentive Plan (6).+

10.4	Form of Restricted Stock Agreement Notice for Board of Directors and Employees for Mechanical Technology, Incorporated 2012 Equity Incentive Plan (6).+

10.5	Form of Incentive Stock Option Notice for Employees for Mechanical Technology, Incorporated 2012 Equity Incentive Plan (6).+

10.6	Form of Non-Qualified Stock Option Notice for Employees for Mechanical Technology, Incorporated 2012 Equity Incentive Plan (6).+

10.7	Form of Non-Qualified Stock Option Notice for Board of Directors for Mechanical Technology, Incorporated 2012 Equity Incentive Plan (6).+

10.8	Form of Restricted Stock Award Agreement under the Mechanical Technology, Incorporated Amended and Restated 2012 Equity Incentive Plan (7).+

10.9	Mechanical Technology, Incorporated 2014 Equity Incentive Plan (8). +

10.10	Mechanical Technology, Incorporated 2021 Stock Incentive Plan (9). +

10.11	Form of Restricted Stock Grant Agreement under the Mechanical Technology, Incorporated 2014 Equity Incentive Plan (7).+

10.12	Form of Nonstatutory Stock Option Grant Agreement under the Mechanical Technology, Incorporated 2014 Equity Incentive Plan (10). +

10.13	Form of Incentive Stock Option Grant Agreement under the Mechanical Technology, Incorporated 2014 Equity Incentive Plan (10). +

10.14	Lease dated August 10, 1999 between Carl E. Touhey and Mechanical Technology, Inc. (11).

10.15	Amendment No. 1 to Lease Agreement Between Mechanical Technology Inc. and Carl E. Touhey dated September 29, 2009 (12).

10.16	Amendment No. 2 to Lease Agreement Between MTI Instruments Inc. and Carl E. Touhey dated May 2, 2014 (13).

10.17	Amendment No. 3 to Lease Agreement Between MTI Instruments Inc. and CETF Properties, LLC dated January 1, 2018 (14).

10.18	Amendment No. 4 to Lease Agreement Between MTI Instruments Inc. and CETF Properties, LLC dated December 4, 2019 (14).

10.19#	Contract dated July 1, 2016 between Mechanical Technology, Incorporated and the U.S. Air Force (15).

10.20	Securities Purchase Agreement dated as of October 21, 2016, by and between Mechanical Technology, Incorporated and Brookstone Partners Acquisition XXIV, LLC (2).

10.21	Registration Rights Agreement dated as of October 21, 2016, by and between Mechanical Technology, Incorporated and Brookstone Partners Acquisition XXIV, LLC (2).

10.22	Form of Option Exercise and Stock Transfer Restriction Agreement between the Company and its Chief Executive Officer, Chief Financial Officer and Non-Employee Directors (2).

10.23	Operating and Management Agreement between Soluna Technologies, Ltd. and EcoChain, Inc. dated January 13, 2020 (7).

10.24	Class A Preferred Share Purchase Agreement dated January 13, 2020, among Soluna Technologies, Ltd., Mechanical Technology, Incorporated, and the other investors set forth on Exhibit A thereto (7).

10.25	Contingent Rights Agreement dated January 13, 2020, by and between Soluna Technologies, Ltd. and Mechanical Technology, Incorporated (7).

10.26	Side Letter Agreement dated January 13, 2020, by and between Soluna Technologies, Ltd. and Mechanical Technology, Incorporated (7).

10.27	Executive Employment Agreement, dated May 5, 2017, by and between Mechanical Technology, Incorporated and Frederick Jones (16). +

10.28	Commercial Line of Credit Agreement and Note dated May 7, 2020, by and between MTI Instruments Inc. and Pioneer Bank (14).

10.29	Business Loan Agreement dated May 7, 2020, by and between MTI Instruments Inc. and Pioneer Bank (14).

10.30	Commercial Loan Settlement Statement dated May 7, 2020, by and between MTI Instruments Inc. and Pioneer Bank (14).

10.31	Commercial Security Agreement dated May 7, 2020, by and between MTI Instruments Inc. and Pioneer Bank (14).

10.32	Unlimited Continuing Guaranty dated May 7, 2020, by and between MTI Instruments Inc. and Pioneer Bank (14).

10.33	Sale Order dated May 18, 2020, by and between GigaWatt, Inc. and the United States Bankruptcy Court Eastern District of Washington (14).

10.34	Bill of Sale dated May 20, 2020, by and between Mark D. Waldron, as Chapter 11 Trustee and EcoChain, Inc. (14).

10.35	Assignment and Assumption Agreement (Tangible Property) dated May 20, 2020, by and between Mark D. Waldron, as Chapter 11 Trustee and EcoChain, Inc. (14).

10.36	Intellectual Property Assignment Agreement dated May 20, 2020, by and between Mark D. Waldron, as Chapter 11 Trustee and EcoChain, Inc.(14).

10.37	Agreement for Transfer of Responsibility for Telecommunication Services dated May 19, 2020, by and between Mark D. Waldron, as Chapter 11 Trustee and EcoChain, Inc. (14).

10.38	Assignment of Lease Agreements dated February 4, 2020, by and between, on the one hand, David M. Carlson, Dorrinda M. Carlson, Enterprise Focus, Inc. and, on the other hand, Mark D. Waldron, in his capacity as the Chapter 11 Trustee. (14).

10.39	Commercial Lease dated August 1, 2018, by and between TNT Business Complexes, LLC and Enterprise Focus, Inc. and Dave Carlson. (14).

10.40	Commercial Lease dated November 14, 2014, by and between TNT Business Complexes, LLC and Dave Carlson /Enterprise Focus, Inc. (14).

10.41	October 21, 2019 Certified Letter Regarding Option to Extend Commercial Lease dated November 14, 2014, by and between TNT Business Complexes, LLC and Dave Carlson /Enterprise Focus, Inc. (14).

10.42	Amendment of Commercial Lease Agreement dated January 28, 2020, by and between Mark Waldron, as Chapter 11 Trustee and TNT Business Complexes, LLC. (14).

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of Wojeski & Company CPAs, PC.

23.2*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1).Consent of Sullivan & Worcester LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on the signature page to initial filing of Registration Statement).

* Filed herewith.

** Previously filed.

# Certain portions of this exhibit have been omitted based upon a request for confidential treatment. The omitted portions have been filed with the Securities and Exchange Commission pursuant to our application for confidential treatment. The items are identified in the exhibit with “**”.

+ Represents management contract or compensation plan or arrangement.

(1) Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on March 30, 2021.

(2) Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on October 21, 2016.

(3) Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on October 6, 2016.

(4) Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on March 2, 2017.

(5) Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on July 11, 2011.

(6) Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on August 9, 2012.

(7) Filed as an Exhibit to the Company’s Registration Statement on Form 10 with the SEC on March 4, 2020.

(8) Filed as an Exhibit to the Company’s Proxy Statement on Schedule 14A with the SEC on April 25, 2014.

(9) Filed as an Exhibit to the Company’s Proxy Statement on Schedule 14A with the SEC on February 22, 2021.

(10) Filed as an Exhibit to the Company’s Registration Statement on Form S-8 with the SEC on June 24, 2014.

(11) Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on December 28, 1999.

(12) Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on March 31, 2010.

(13) Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on May 8, 2014.

(14) Filed as an Exhibit to the Company’s Registration Statement on Form 10 with the SEC on September 30, 2020.

(15) Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on August 4, 2016.

(16) Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on May 5, 2017.